Exhibit 2.1

Execution Version

Dated May 31, 2026
Business Combination Agreement
by and among

Hall Chadwick Acquisition Corp,
HCAC Star Merger Sub, Inc.

and
REEcycle Holdings, Inc.

i

Exhibits

Exhibit A	Form of HCAC Charter upon Domestication
Exhibit B	Form of HCAC Bylaws upon Domestication
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Sponsor Lock-Up Agreement
Exhibit F	Amended and Restated Bylaws of the Surviving Corporation
Exhibit G	FIRPTA Certificate

Company Disclosure Letter

Section 4.03 – Capitalization

Section 4.04 – Subsidiaries

Section 4.05 – No Conflict; Governmental Consents and Filings

Section 4.06 – Financial Statements

Section 4.07 – Undisclosed Liabilities

Section 4.08 – Absence of Certain Changes

Section 4.09 – Compliance with Laws

Section 4.10 – Government Contracts

Section 4.11 – Company Permits

Section 4.12 – Litigation

Section 4.13 – Material Contracts

Section 4.14 – Intellectual Property

Section 4.15 – Taxes and Returns

Section 4.16 – Real Property

Section 4.17 – Personal Property

Section 4.18 – Employee Matters

Section 4.19 – Benefit Plans

Section 4.20 – Environmental Matters

Section 4.21 – Transactions with Related Persons

Section 4.22 – Insurance

Section 4.23 – Top Suppliers

Section 4.26 – Finders and Brokers

Section 6.02 – Conduct of Business of the Company

Section 6.18(a) – Appointed Directors

Schedule 10-B – Knowledge Parties

HCAC Disclosure Letter

Section 5.05 – Capitalization

Section 5.15 – Finders and Brokers

Section 5.17 – Insurance

Section 6.03 – Conduct of Business by the HCAC

Section 6.18(a) – Appointed Directors

Schedule 10-A – Knowledge Parties

Schedule 10-B – HCAC Transaction Costs Cap

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of May 31, 2026, by and among (i) Hall Chadwick Acquisition Corp, a Cayman Islands exempted company limited by shares, with registration number 421976 (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing) (the “HCAC”), (ii) HCAC Star Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the HCAC (“Merger Sub”), and (iii) REEcycle Holdings, Inc., a Delaware corporation (the “Company”). The HCAC, Merger Sub, and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, the HCAC is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly incorporated Delaware corporation, wholly and directly owned by the HCAC, and was formed for the purpose of effectuating the Merger (as defined below);

WHEREAS, at least one (1) day prior to the Closing Date (as defined below) and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the HCAC shall continue out of the Cayman Islands and transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Section 206 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act,” and such continuation and domestication, the “Domestication”);

WHEREAS, in order to effectuate the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the HCAC shall (a) file all applicable notices, declarations, affidavits, statements of assets and Liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Cayman Companies Act and in accordance therewith, (b) file a certificate of domestication and a certificate of incorporation in substantially the form attached hereto as Exhibit A (the “HCAC Charter upon Domestication”) with the Secretary of State of Delaware and (c) adopt bylaws in substantially the form attached hereto as Exhibit B (the “HCAC Bylaws upon Domestication”), and in each case with such changes to the forms attached hereto as Exhibits A and B as may be agreed in writing by the HCAC and the Company;

WHEREAS, prior to or concurrent with the Domestication, HCAC shall file a certificate of amendment to the certificate of incorporation of HCAC with the Secretary of State of Delaware changing the HCAC’s corporate name to “REEcycle Inc.” or another name mutually agreed by the HCAC and the Company prior to the Domestication;

WHEREAS, prior to or concurrent with the Domestication, the Company shall file a certificate of amendment to the certificate of incorporation of the Company with the Secretary of State of Delaware changing the Company’s corporate name to a name mutually agreed by the HCAC and the Company prior to the Domestication;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the Cayman Companies Act, as applicable, the Parties intend to enter into a business combination transaction by which the Company and Merger Sub will file with the Delaware Secretary of State a certificate of merger substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”) in accordance with the applicable provisions of the DGCL and pursuant thereto Merger Sub will merge with and into the Company (the “Merger,” and together with the Domestication and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), with the Company being the surviving corporation of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”);

WHEREAS, (a) immediately prior to the Domestication, each then issued and outstanding HCAC Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) HCAC Class A Ordinary Share (the “Sponsor Share Conversion”); (b) in connection with the Domestication, (x) each then issued and outstanding HCAC Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated HCAC Common Stock; (y) each then issued and outstanding HCAC right to receive one-tenth (1/10) of one (1) HCAC Class A Ordinary Share upon the occurrence of HCAC’s initial business combination (a “Cayman HCAC Right”) shall convert automatically, on a one-for-one basis, into a right to acquire one-tenth (1/10) of one (1) share of Domesticated HCAC Common Stock (each a “Domesticated HCAC Right”); and (z) to the extent not separated before Domestication, each then issued and outstanding unit of the HCAC (the “Cayman HCAC Units”) shall convert automatically, on a one-for-one basis, into a Domesticated HCAC Unit; and (c) at the Effective Time, (i) each then issued and outstanding Domesticated HCAC Unit shall be cancelled (the “Unit Split”) and will thereafter entitle the holder thereof to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right; and (ii) each then issued and outstanding Domesticated HCAC Right (including such Domesticated HCAC Rights issued in connection with the Unit Split) shall convert automatically into one-tenth (1/10) of one (1) share of Domesticated HCAC Common Stock, pursuant to the Rights Agreement, and;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, this Agreement and the other documents contemplated hereby (including the applicable Ancillary Documents) and the transactions contemplated hereby and thereby;

WHEREAS, as a condition and inducement to the HCAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain stockholders of the Company have executed and delivered to the HCAC the Stockholder Support Agreement, pursuant to which such stockholders have agreed to, among other things, vote or consent to adopt and approve, upon the effectiveness of the Registration Statement, this Agreement and the other documents contemplated hereby (including the applicable Ancillary Documents) and the transactions contemplated hereby and thereby;

WHEREAS, from time to time following the date hereof and prior to the Closing, the HCAC is expected to enter into subscription, purchase or similar agreements with investors, pursuant to which, and on the terms and subject to the conditions of which, such investors will agree to participate in the PIPE Investment (as defined herein);

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Sponsor, the HCAC and the other parties thereto will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in substantially the form attached hereto as Exhibit D, with such changes thereto as may be agreed in writing by the HCAC and the Company;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Sponsor will enter into a lock-up Agreement (the “Sponsor Lock-Up Agreement”) in substantially the form attached hereto as Exhibit E, with such changes thereto as may be agreed in writing by the HCAC and the Company (the transfer restrictions set forth in the Sponsor Lock-Up Agreement being referred to as the “Lock-Up Terms”);

WHEREAS, the Parties intend that, for U.S. federal, and applicable state and local, income tax purposes, (a) (i) the Domestication qualifies as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder and (ii) the Sponsor Share Conversion is treated as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder (each of clauses (a)(i) and (a)(ii), a “HCAC Intended Tax Treatment,” and collectively, the “HCAC Intended Tax Treatments”), (b) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (clause (b), the “Company Intended Tax Treatment,” and together with the HCAC Intended Tax Treatments, “Intended Tax Treatments”), and (c) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the board of directors of the Company have unanimously (a) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, for the Company to enter into this Agreement and the Ancillary Documents and consummate the Merger and the other Transactions; (b) approved this Agreement, the Ancillary Documents and the Transactions on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the Merger and the other Transactions be adopted by the stockholders of the Company;

WHEREAS, the board of directors of the HCAC has unanimously: (a) determined that the Merger is in the best interests of the HCAC and the HCAC Shareholders, as a whole, and declared it advisable for the HCAC to enter into this Agreement and the Ancillary Documents providing for the Merger and the other Transactions; (b) approved this Agreement, the Ancillary Documents and the Transactions on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the Merger and the other Transactions be adopted by the HCAC Shareholders;

WHEREAS, the HCAC, as the sole stockholder of Merger Sub, has approved and adopted this Agreement, the Ancillary Documents, the Merger and the other Transactions; and

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, the HCAC shall provide an opportunity to the holders of its public shares to have their public shares redeemed on the terms and conditions set forth in this Agreement and the HCAC’s Organizational Documents, which redemption shall occur at least one (1) day prior to the Domestication as set forth in this Agreement (the “Redemption”).

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other consideration, the receipt and sufficiency of which is acknowledged and agreed to by the Parties, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
THE TRANSACTIONS

Section 1.01 The Domestication.

(a) Domestication. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), and in accordance with the DGCL and the Companies Act, at least one (1) day after the Redemption and at least one (1) day prior to the Closing Date, the HCAC shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, Nasdaq and the HCAC’s Organizational Documents, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the HCAC and the Company, together with the HCAC Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the HCAC Bylaws upon Domestication, (c) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (d) filing with the Cayman Registrar all applicable notices, declarations, affidavits, statements of assets and Liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Cayman Companies Act and obtaining a certificate of de-registration from the Cayman Registrar.

(b) Effect on HCAC Securities. (i) Immediately prior to the Domestication, each then issued and outstanding HCAC Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) HCAC Class A Ordinary Share and (ii) in connection with the Domestication, (x) each then issued and outstanding HCAC Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated HCAC Common Stock, and (y) each then issued and outstanding Cayman HCAC Right shall convert automatically into one (1) Domesticated HCAC Right.

Section 1.02 The Merger.

(a) Effective Time. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), on the Closing Date the Company and Merger Sub shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company, Merger Sub and HCAC and specified in the Certificate of Merger, being the “Effective Time”).

(b) Merger. At the Effective Time, upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a direct, wholly-owned subsidiary of the HCAC. References to the Company for periods after the Effective Time shall include the Surviving Corporation.

(c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Corporation set forth in this Agreement to be performed after the Effective Time.

(d) Governing Documents. At the Effective Time, bylaws of the Surviving Corporation shall be amended and restated to be the Amended and Restated Bylaws of the Surviving Corporation in substantially the form attached hereto as Exhibit F.

(e) Directors and Officers of the Surviving Corporation. Immediately after the Effective Time, the initial board of directors and executive officers of the Surviving Corporation shall be as be determined by the Company and the HCAC (solely with respect to its designee) pursuant to Section 6.18 and otherwise in accordance with the terms of this Agreement.

Section 1.03 Further Assurances. From time to time after the Closing Date, upon the reasonable written request of any Party, each Party shall execute, acknowledge and deliver such further instruments and documents, and take such additional reasonable action, to effect, consummate, confirm or evidence the Transactions and carry out the purpose this Agreement.

Article II
CONSIDERATION

Section 2.01 Consideration. The aggregate consideration to be paid at Closing to holders of all equity interests of the Company in, or in connection with, the Merger shall be the Aggregate Merger Consideration. The consideration to be paid in, or in connection with, the Merger to each stockholder of the Company with respect to each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be (a) a number of shares of Domesticated HCAC Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”) plus (b), subject to the occurrence of the Milestone Event in accordance with Section 2.05, a number of shares of Domesticated HCAC Common Stock equal to (i) the Earnout Shares, multiplied by (ii) the Exchange Ratio, divided by (iii) the Aggregate Merger Consideration (the “Per Share Earnout Consideration”).

Section 2.02 Conversion of Securities.

(a) Effect on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the HCAC, Merger Sub, the Company or any holder of securities of any of the foregoing:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and be converted into the right to receive (x) the Per Share Merger Consideration, plus (y) the Per Share Earnout Consideration, and after such conversion shall no longer be outstanding and shall cease to exist, and each holder of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the consideration described in this Article II;

(ii) each share of Company Common Stock held immediately prior to the Effective Time by the HCAC, Merger Sub or Company (in treasury stock or otherwise) shall be cancelled and extinguished, and no consideration shall be paid with respect thereto; and

(iii) each Company Option shall automatically (without any further action required of the holder of such Company Option): (x) cease to represent an option to purchase or acquire shares of Company Common Stock as of the Effective Time; and (y) be assumed and converted, on the same terms and conditions as were applicable under the Company Incentive Plan or its terms (as applicable) and any applicable award agreement thereunder as of the Effective Time, into an option to acquire that number of Domesticated HCAC Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option and (B) the Exchange Ratio, at an exercise price per share of Domesticated HCAC Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price per share of Company Common Stock of such Company Option by (2) the Exchange Ratio (a “HCAC Option”). Holders of HCAC Options as of immediately following the Effective Time shall not be entitled to receive any Earnout Shares upon the occurrence of the Milestone Event in accordance with Section 2.05. Notwithstanding anything in this Section 2.02(a)(iii) to the contrary, the exercise price applicable to the HCAC Options and the number of shares of Domesticated HCAC Common Stock subject to the HCAC Options shall, in each case, be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of any Company Options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(b) Effect on HCAC Rights and Units. At the Effective Time, by virtue of the Merger and without any action on the part of the HCAC, Merger Sub, the Company or any holder of Domesticated HCAC Rights or Domesticated HCAC Units:

(i) each then issued and outstanding Domesticated HCAC Unit shall be cancelled and will thereafter entitle the holder thereof to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right.

(ii) each then issued and outstanding Domesticated HCAC Right (including such Domesticated HCAC Rights issued in connection with the Unit Split) shall convert automatically into one-tenth (1/10) of one (1) share of Domesticated HCAC Common Stock, pursuant to the Rights Agreement; and

Section 2.03 No Fractional Shares. No fractional shares of Domesticated HCAC Common Stock, or certificates or scrip representing fractional shares of Domesticated HCAC Common Stock, will be issued upon the conversion of the Company Securities pursuant to the Merger, and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a stockholder of HCAC. Any fractional shares of Domesticated HCAC Common Stock will be rounded down to the nearest whole number.

Section 2.04 Withholding. Notwithstanding any other provision in this Agreement, the HCAC, Merger Sub, the Company, and the Surviving Corporation (and their respective Representatives) shall be entitled to deduct or withhold from any amount or consideration payable or issuable to any Person pursuant to this Agreement such amounts that are required to be deducted or withheld under the Code, or under any provision of U.S. state or local or non-U.S. Tax Law, with respect to such amounts or considerations payable or issuable. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid or issued to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, except for any payments made pursuant to the last sentence of this Section 2.04, the HCAC shall use commercially reasonable efforts to provide (a) the Company with advance written notice of any intention to deduct and withhold from any amount or consideration payable or issuable to equityholders of the Company and (b) such recipients of consideration with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such deductions or withholdings. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Merger that are treated as compensation, the Parties shall reasonably cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Section 2.05 Milestone Event.

(a) Milestone Event. Following the Closing (and in the case of clause (i) as additional consideration for the Merger and the Transaction), within five (5) Business Days after the occurrence of a Milestone Event, the HCAC shall issue or cause to be issued, the following shares of Domesticated HCAC Common Stock (all of which shall be equitably adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to shares of Domesticated HCAC Common Stock occurring after the Closing), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Documents:

(i) Earnout Shares. An aggregate one-time issuance of 5,000,000 shares, to the Earnout Participants, in accordance with each Earnout Participant’s respective Pro Rata Share (collectively, the “Earnout Shares”); and

(ii) Deferred Shares. An aggregate one-time issuance of 1,250,000 shares to the Additional Share Recipients (collectively, the “Deferred Shares”), allocated as follows:

(A) Up to 875,000 Deferred Shares, representing 70% of the total Deferred Shares (the “Deferred HCAC Shares”), to such Persons, and in such amounts, as HCAC identifies in writing before the Closing and documents in the applicable Additional Share Agreements; provided, that if HCAC does not identify the allocation of all Deferred HCAC Shares before the Closing, the unallocated Deferred HCAC Shares shall be allocated to the holders of Additional HCAC Shares so that (x) the number of Deferred HCAC Shares issuable to each holder of Additional HCAC Shares divided by the aggregate entitlement of Deferred HCAC Shares equals (y) such holder’s pro rata ownership of Additional HCAC Shares.

(B) Up to 375,000 Deferred Shares, representing 30% of the total Deferred Shares (the “Deferred Company Shares”), to such Persons, and in such amounts, as the Post-Closing HCAC Board determines after the Closing and before the occurrence of a Milestone Event; provided, that if the Post-Closing HCAC does not determine the allocation of all Deferred Company Shares before the occurrence of such Milestone Event, the unallocated Deferred Company Shares shall be allocated to the holders of Additional Company Shares so that (x) the number of Deferred Company Shares issuable to each holder of Additional Company Shares divided by the aggregate entitlement of Deferred Company Shares equals (y) such holder’s pro rata ownership of Company Additional Shares.

(b) It is agreed and understood that the Milestone Event shall only occur once, if at all, and in no event shall the recipients of any Earnout Shares and Deferred Shares pursuant to Section 2.05(a) be entitled to receive more than an aggregate of 6,250,000 shares of Domesticated HCAC Common Stock; provided, that any unearned portion of the Earnout Shares and Deferred Shares not earned prior to the seventh (7th) anniversary of the Closing Date shall be forfeited. In lieu of any fractional Earnout Shares and Deferred Shares to which any recipient would otherwise be entitled, HCAC shall round down to the nearest whole Earnout Share or Deferred Share, as applicable.

Article III
CLOSING

Section 3.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Transactions (other than the transactions contemplated by this Agreement that by their nature are to be satisfied prior to the Closing) (the “Closing”) shall take place by electronic exchange of documents and signatures at a time and date to be specified in writing by the Parties, which date shall be no later than the third (3rd) Business Day after all the Closing conditions in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, time or place (including remotely) as the HCAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Section 3.02 Closing Documents.

(a) HCAC Closing Certificate. Five (5) Business Days prior to the Closing, the HCAC shall deliver to the Company a written notice setting forth the HCAC’s good faith calculation of the following: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Redemptions; (ii) the aggregate amount of the HCAC Transaction Costs as of the Closing; and (iii) the number of shares of Domesticated HCAC Common Stock to be outstanding as of the Closing and after giving effect to the Domestication and the Merger, the Redemption and the issuance of securities in connection with the consummation of the PIPE Investment (but excluding any shares of Domesticated HCAC Common Stock to be issued in the Merger).

(b) Company Closing Certificate. Five (5) Business Days prior to the Closing, the Company shall deliver to the HCAC a written notice setting forth the Company’s good faith calculation of the aggregate amount of the Company Transaction Costs as of the Closing, including all invoices and wire instructions for each Person owed (and any other supporting details reasonably requested by the HCAC).

Section 3.03 Payment of Expenses.

(a) Company Transaction Costs. On the Closing Date, the HCAC shall pay or cause to be paid by wire transfer of immediately available funds all Company Transaction Costs.

(b) HCAC Transaction Costs. On the Closing Date, the HCAC shall pay or cause to be paid by wire transfer of immediately available funds all HCAC Transaction Costs.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to the HCAC (the “Company Disclosure Letter”) prior to or in connection with the execution and delivery of this Agreement or as are disclosed in the Company Financials, the Company hereby represents and warrants to the HCAC and Merger Sub, as of the date hereof and as of the Closing, as follows.

Section 4.01 Organization and Standing. The Company is a Delaware corporation duly formed, validly existing and in good standing under the DGCL and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. Each Subsidiary of the Company is a corporation, limited liability company or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. Each Subsidiary of the Company is duly qualified or licensed and in good standing in the jurisdiction in which it is formed or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has provided to the HCAC accurate and complete copies of the Target Companies’ Organizational Documents, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

Section 4.02 Authorization; Binding Agreement. The Target Companies have all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Target Companies’ respective obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Company Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which each Target Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the applicable Target Company’s board of directors (or other similar governing body) in accordance with such Target Companies’ Organizational Documents, or the DGCL, as applicable, any other applicable Law or any Contract to which such Target Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the Company Shareholder Approval, no other proceedings on the part of the Target Companies are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Target Companies are or are required to be a party shall be when delivered, duly and validly executed and delivered by the Target Companies and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Target Companies, enforceable against the Target Companies in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted, has (i) determined that this Agreement, the Ancillary Documents and the Transactions are advisable, and in the best interests of, the Company and (ii) approved this Agreement and the Ancillary Documents and the Transactions in accordance with the DGCL, the Company’s Organizational Documents and any other applicable Law.

Section 4.03 Capitalization.

(a) Set forth on Section 4.03(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of Company Securities and the number and type of Company Securities held by each such holder as of the date hereof, subject to the additional information set forth on Section 4.03(a) of the Company Disclosure Letter.

(b) Prior to giving effect to the Transactions, all of the Company Securities are and will be owned free and clear of any Liens other than those imposed under the Company’s Organizational Documents, applicable securities Laws, or as set forth on Section 4.03(b)(i) of the Company Disclosure Letter, and other than such securities, the Company does not have any other issued or outstanding stock or any other securities. All of the issued and outstanding Company Securities have been duly authorized and validly issued in accordance with all applicable Laws, including applicable securities Laws, and the Company’s Organizational Documents, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, except where such violation or failure would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. Except as set forth on Section 4.03(b)(ii) of the Company Disclosure Letter, there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its security holders is a party or bound relating to any stock or other Company Securities, whether or not outstanding. Except as set forth on Section 4.03(b)(iii) of the Company Disclosure Letter, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company Securities. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Target Companies to repurchase, redeem or otherwise acquire any equity interests or securities of such Target Company, nor has any Target Company granted any registration rights to any Person with respect to such Target Companies’ securities.

(c) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no stock, warrants, options or other securities of the Target Companies are issuable and no rights in connection with any stock, warrants, options or other securities of the Target Companies accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.04 Subsidiaries. Section 4.04 of the Company Disclosure Letter sets forth the names of the Company’s direct and indirect Subsidiaries, and with respect to each Subsidiary (a) their jurisdiction of incorporation or organization, (b) all names other than its legal name under which any Subsidiary does business, as applicable, (c) its authorized shares or other equity interests (if applicable) and (d) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than, if any, those imposed by such Subsidiary’s Organizational Documents, applicable securities Laws, Permitted Liens or Liens).

Section 4.05 No Conflict; Governmental Consents and Filings.

(a) Except as otherwise described in Section 4.05(a) of the Company Disclosure Letter, subject to the receipt of consents, approvals, authorizations and other requirements described in Section 4.02 or set forth in Section 4.02 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement (including the consummation by the Target Companies of the Transactions) and the other Ancillary Documents to which the Target Companies are a party by the Target Companies, do not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which any Target Company is subject or by which any property or asset of any Target Company is bound; (ii) conflict with or violate the Organizational Documents of any Target Company; (iii) violate any provision of or result in a breach, default or acceleration of, require a consent under, or create any right to payment under any Company Material Contract, material Company Real Property Lease (as defined in Section 4.16(b) herein) or Material Current Government Contract, or terminate or result in the termination of any Company Material Contract, material Company Real Property Lease or Material Current Government Contract, or result in the creation of any Lien (other than a Permitted Lien) under any Company Material Contract, Company Real Property Lease or Material Current Government Contract upon any of the properties or assets of any Target Company, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (iv) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or to have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of the HCAC and Merger Sub contained in this Agreement, no consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Target Companies with respect to the Target Companies’ execution, delivery or performance of this Agreement, any of the other Ancillary Documents to which it is a party or the consummation by the Target Companies of the Transactions, except for: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) compliance with any applicable requirements of the securities Laws; and (iii) as otherwise disclosed on Section 4.05(b) of the Company Disclosure Letter.

Section 4.06 Financial Statements.

(a) (i) The Company has provided to the HCAC true, correct and complete copies of the unaudited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto) as of and for the 12-month period ended December 31, 2024, and the 9-month period ended September 30, 2025, consisting of the consolidated balance sheet of the Target Companies as of such date and the related consolidated income statement, and statement of cash flows for the fiscal year then ended (the “Draft Financials” and, together with the Audited Financial Statements, the “Company Financials”). (ii) The Company Financials were derived in all material respects from the books and records of the Target Companies, which books and records have been maintained in all material respects in accordance with commercially reasonable business practices. (iii) The Audited Financial Statements, when delivered, will have been prepared in all material respects, in accordance with GAAP consistently applied throughout the periods covered thereby and present fairly in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Target Companies as of the dates and for the periods indicated in such Audited Financial Statements in conformity with GAAP (except in the case of the Audited Financial Statements that cover a period of less than one year for the absence of footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount) and were derived from and accurately reflect in all material respects, the books and records of each of the Target Companies. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) There are no outstanding loans or other extensions of credit made by any Target Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of any Target Company.

Section 4.07 Undisclosed Liabilities. Except as set forth of Section 4.07 of the Company Disclosure Letter, there is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any Target Company of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Company Financials or disclosed in the notes thereto; (b) incurred in the ordinary course of the operation of business of the Company since the date of the most recent balance sheet included in the Company Financials; (c) incurred in connection with the Transactions; or (d) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.08 Absence of Certain Changes. Except as set forth on Section 4.08 of the Company Disclosure Letter, and for activities conducted in connection with this Agreement and the transactions contemplated hereby, since December 31, 2025 through the date of this Agreement, (a) each Target Company has conducted its business in the ordinary course of business consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) no Target Company has taken any action or committed or agreed to take any action that would be prohibited by Section 6.02(b) (without giving effect to Section 6.02(b) of the Company Disclosure Letter) if such action were taken on or prior to the Closing without the consent of the HCAC.

Section 4.09 Compliance with Laws.

(a) Each Target Company has, during the past three (3) years, complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably be expected to be, material to the Target Companies, taken as a whole. Except as disclosed in Section 4.09 of the Company Disclosure Letter, no written, or to the Knowledge of the Company, oral notice of non-compliance with any applicable Law has been received that, individually or in the aggregate, would reasonably be expected to be material to the Target Companies, taken as a whole.

(b) Each Target Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders, or other Consents from Governmental Authorities and/or third Persons (the “Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted and is in compliance with all terms and conditions of such Approvals, in each case, except where the failure to have such Approvals or be in compliance therewith, individually or in the aggregate, have not been and would not reasonably be expected to be, material to the Target Companies, taken as a whole.

Section 4.10 Government Contracts. Section 4.10 of the Company Disclosure Letter sets forth a list of each Contract with a Governmental Authority in existence as of the date hereof that involves aggregate payments to the Target Companies that are reasonably expected to be in excess of $1,000,000 (each, a “Material Current Government Contract”). Each Material Current Government Contract was legally awarded to the Target Companies, as applicable. Except for any Material Current Government Contract that is terminated or expires following the date hereof in accordance with its terms, all Material Current Government Contracts are: (i) a legal, valid binding obligation of the Target Companies, as applicable; and (ii) in full force and effect and enforceable against the Target Companies, as applicable, in accordance with its terms, in each case subject to the Enforceability Exceptions.

Section 4.11 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all material Permits required to own, lease and operate its assets and properties as presently owned, leased or operated (collectively, the “Company Permits”). The Company has made available to the HCAC true, correct and complete copies of all the Company Permits, all of which are listed on Section 4.11 of the Company Disclosure Letter. To the Knowledge of the Company, each Company Permit is in full force and effect and will upon its termination or expiration will be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Company Permit. Each Target Company has at all times operated in material compliance with all Company Permits applicable to such Target Company.

Section 4.12 Litigation. Except as described on Section 4.12 of the Company Disclosure Letter, there is no (a) Legal Proceeding of any nature currently pending or, to the Knowledge of the Company, threatened, against any Target Company or any of its properties or assets, or, to the Knowledge of the Company, any of the directors or officers of any Target Company with regard to their actions as such, in which the reasonably expected damages are in excess of $2,000,000 or which otherwise is reasonably expected to result in an Order for specific performance, an injunction or other equitable relief; (b) to the Knowledge of the Company, pending or threatened, audits, examinations or investigations by any Governmental Authority against any Target Company; (c) pending or threatened in writing Legal Proceedings by any Target Company against any third party; (d) settlements or similar agreements that impose any material ongoing obligations or restrictions on any Target Company; and (e) Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon any Target Company or any of their respective properties or assets, or, to the Company’s Knowledge, any of the directors or officers of any Target Company with regard to their actions.

Section 4.13 Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xviii) below, to which, as of the date of this Agreement, any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Section 4.13(a) of the Company Disclosure Letter, a “Company Material Contract”). True, correct, complete copies of the Company Material Contracts, including amendments thereto, have been delivered or made available to the HCAC. The Company Material Contracts include:

(i) Each Contract that contains covenants that limit the ability of any Target Company (or purports to bind any Affiliate thereof) (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) Each joint venture Contract, profit-sharing agreement, partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) Each Contract that involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) Each Contract that is reasonably anticipated to involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(v) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of any Target Company (other than in the ordinary course of business), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business) occurring in the last five (5) years and/or relating to pending or future acquisitions or dispositions, in each case, involving aggregate payments in excess of $500,000;

(vi) Each obligation to make payments in excess of $500,000, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or Personal Property, and (B) involves aggregate annual payments in excess of $500,000;

(viii) Each Contract that by its terms, individually or with all related Contracts, that is reasonably anticipated to call for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $1,000,000 in the aggregate;

(ix) Each Contract with any Top Supplier (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice;

(x) Each collective bargaining (or similar) agreement or Contract between the Target Company on one hand, and any labor union or other body representing employees of the Target Company on the other hand

(xi) Each Contract that is reasonably anticipated to obligate the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(xii) Each Contract that is between any Target Company and any directors, officers or employees of a Target Company that (A) provides for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions or (B) cannot be terminated by any Target Company without penalty and with no more than sixty (60) days’ advance notice;

(xiii) Each Contract that obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xiv) Each Contract that relates to a material settlement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations) in excess of $500,000;

(xv) Any Contract that provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney to act on behalf of any Target Company or to act on behalf of any manager, director or officer of any Target Company with respect to any Target Company;

(xvi) Each Contract which (A) contains any assignment or any covenant not to assert or enforce, any Intellectual Property; (B) pursuant to which any Intellectual Property is or was developed by, with or for any Target Company; or (C) pursuant to which any of the Target Companies either (1) grants to a third Person (I) a license, immunity, or other right in or to any Intellectual Property or (II) an exclusive license, immunity, or other right in or to any Owned Intellectual Property, or (2) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property or IT Assets, in the case of both (1) and (2) excluding (unless they otherwise qualify as Company Material Contracts under a different subsection of this Section 4.13): (w) non-exclusive licenses of Owned Intellectual Property granted to suppliers, customers or end users in the ordinary course of business; (x) licenses of Open Source Software; (y) Off-the-Shelf Software; and (z) invention assignment and confidentiality agreements with employees and contractors on standard forms made available to HCAC and without any material deviations or exceptions;

(xvii) Each Contract involving transactions with an Affiliate of any Target Company (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Organizational Documents); and

(xviii) Each Contract that is a material settlement, conciliation, or similar agreement with any Governmental Authority or pursuant to which any Target Company will have outstanding obligations after the date hereof, and excluding any such agreements that are releases entered into with former employees or independent contractors in the ordinary course of business.

(b) Except as disclosed in Section 4.13(b) of the Company Disclosure Letter, with respect to each Company Material Contract or for any Company Material Contract that is terminated or expires following the date hereof in accordance with its terms: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) except as would not reasonably be expected to be material to the Target Companies, taken as a whole, the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach of or default under, in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach of or default under by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and, to the Knowledge of the Company no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

Section 4.14 Intellectual Property.

(a) Section 4.14(a)(i) of the Company Disclosure Letter sets forth a true, accurate, and complete list of (1): all U.S. and foreign registered or issued Intellectual Property and applications owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (2) all unregistered Trademarks. Each item of Company Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable. Each Target Company, as applicable, owns, all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens or any Liens set out on Section 4.14(a)(ii) of the Company Disclosure Letter), has valid and enforceable rights in, and has the valid and enforceable right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company and necessary for the conduct of the business of such Target Company as presently conducted and as proposed to be conducted. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid present assignments of inventions from each inventor. Except as set forth on Section 4.14(a)(iii) of the Company Disclosure Letter, all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP.

(b) Each Target Company has a valid and enforceable written license or other valid right to use all other Company IP, including Intellectual Property that is the subject of the inbound Company IP Licenses applicable to such Target Company. The inbound Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted and as proposed to be conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of any Company IP License in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. No Target Company is party to any Contract that requires a Target Company to assign to any Person any or all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) No Legal Proceeding is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Owned Intellectual Property, nor, to the Knowledge of the Company, is there any reasonable basis for any such Legal Proceeding. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the outbound Company IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Owned Intellectual Property or otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past six (6) years has infringed upon, misappropriated or otherwise violated any Owned Intellectual Property.

(d) No current or former officers, employees, independent contractors, or other third parties employed or engaged by a Target Company has any ownership interest in any Owned Intellectual Property and no Person has claimed or asserted in writing any ownership interest or other rights in or to any Owned Intellectual Property. To the Company’s Knowledge, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s reasonable efforts to promote the interests of the Target Companies, or that would conflict with the business of any Target Company as presently conducted. Each Target Company has taken commercially reasonable efforts and security measures in order to maintain, preserve and protect all material Owned Intellectual Property, including to protect the secrecy, confidentiality and value of the material Company IP. All Persons who have participated in or contributed to the creation or development of any material Owned Intellectual Property have executed written agreements pursuant to which all of such Person’s right, title and interest in and to any such Owned Intellectual Property has been irrevocably assigned (by a present tense assignment) to one or more of the Target Companies (or all such right, title, and interest vested in one or more of the Target Companies by operation of Law).

(e) Each Target Company is in all material respects in compliance with all licenses governing any Open Source Software that is incorporated into, used, intermingled, or bundled with any material Company Software. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Company Software in a manner that requires any Target Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code to such Company Software; (ii) license any such Company Software or other material Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any such Company Software or other material Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents (“Copyleft Terms”).

(f) No government funding, resources or assistance, nor any facilities of a university, college, other educational institution, or similar institution, or research center or private or commercial third parties in their respective research and development activities were used by any Target Company in the development of any Owned Intellectual Property. No Governmental Authority has any (i) ownership interest or exclusive license in or to any Owned Intellectual Property, (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the Company Software, or (iii) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property. No Target Company is a member of or party to, or has participated in any patent pool, industry standards body, trade association or other organization pursuant to the rules of which any Target Company is obligated to license or offer to license any existing or future Owned Intellectual Property to any Person.

(g) To the Knowledge of the Company, no Person has obtained unauthorized access to information, data (including personally identifiable information), IT Assets or Software in the possession of a Target Company or in their custody, control, or otherwise held or processed on their behalf nor has there been any loss, damage, disclosure, use, breach of security, or other compromise of the security, confidentiality or integrity of such IT Assets, Software, information, or data. To the Knowledge of the Company, no Target Company has experienced any material information security incident that has compromised the integrity or availability of the information technology, operational technology, or software applications the Target Companies own, operate, or outsource or the information and data thereon. Except as would not reasonably be expected to have a Company Material Adverse Effect, no material written or oral complaint, or notice of any claims or investigations, relating to an improper use or disclosure of, or a breach in the security of, any such information or data or relating to any information security-related incident has been received by a Target Company nor has a Target Company notified in writing, or been required by applicable Laws or Contract to notify in writing, any person or entity of any personal data or information security-related incident.

(h) The consummation of any of the Transactions will not result in (i) any material violation of any data privacy or cybersecurity laws; or (ii) the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (a) any Contract providing for the license or other use of material Intellectual Property owned by a Target Company, or (b) any Company IP License.

Section 4.15 Taxes and Returns. Except in each case as set forth on Section 4.15 of the Company Disclosure Letter:

(a) Each Target Company (i) has filed, or caused to be filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are true, accurate, correct and complete in all material respects, and (ii) has timely paid, or caused to be paid, all income and other material Taxes required to be paid by it, whether or not such Taxes are shown as due and payable on any Tax Return.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where such Target Company does not file any Tax Returns or a particular type of Tax Return, or does not pay any Tax or a particular type of Tax, that such Target Company is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) There is no claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending or, to the Knowledge of the Company, threatened against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claim, deficiency or assessment against it. No Target Company is currently contesting any Tax liability before any Governmental Authority.

(d) There are no Liens for any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) No Target Company has requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is currently effective, other than as the result of automatic extensions of time to file Tax Returns requested in the ordinary course of business.

(f) Each Target Company has timely collected or withheld all material Taxes required to be collected or withheld by it and timely remitted such Taxes to the appropriate Governmental Authorities.

(g) No Target Company has participated in or been a party to any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(h) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting prior to the Closing; (iii) any prepaid amounts received or deferred revenue accrued prior to the Closing; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to Closing; or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other agreement or arrangement with a Governmental Authority with respect to Taxes entered into prior to Closing.

(i) No Target Company has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (excluding any (a) such group the common parent of which is a Target Company or (b) such group related to the HCAC that a Target Company will join upon or after the Closing (items described in clauses (a) and (b) collectively, “Exempt Tax Group”)). No Target Company has any liability for the Taxes of another Person (other than another Target Company) (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) (other than as related to any Exempt Tax Group), (ii) as a transferee or successor, or (iii) by Contract (excluding any customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity, Tax sharing, or Tax allocation agreement (excluding any (1) customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes, or (2) Contracts solely among any Target Companies).

(j) No Target Company has ever had a permanent establishment, office, branch, or fixed place of business in any country other than the country of its organization or formation.

(k) The Company is, and has at all times since its formation been, classified as a domestic corporation for U.S. federal income tax purposes.

(l) No Target Company has requested and is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(m) No Target Company has been a party to any transaction that was purported or intended to be treated as a distribution of stock qualifying, in whole or in part, for tax-free treatment under Section 355 of the Code (or any corresponding or similar provision of U.S. state or local Tax Law) within the past two (2) years.

(n) No Target Company has taken any action (or permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for the Company Intended Tax Treatment.

Section 4.16 Real Property.

(a) The Target Companies do not own any real property.

(b) Section 4.16(b) of the Company Disclosure Letter contains a true, correct and complete list of all premises currently leased or subleased or otherwise used or occupied (but not owned) by a Target Company for the operation of the business of a Target Company (the “Company Leased Real Properties”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof, waivers thereto or guarantees thereof (collectively, the “Company Real Property Leases”), including the street address thereof (if applicable) and parties to such Company Real Property Leases. The Company has provided to the HCAC a true and complete copy of each of the Company Real Property Leases. Each Company Real Property Lease is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Target Company is in material breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material breach or default. No Target Company has exercised, nor has any Target Company received written notice of any other parties exercise of, any termination rights with respect to any Company Real Property Lease.

Section 4.17 Personal Property. Except as set forth on Section 4.17 of the Company Disclosure Letter, the Target Companies own and have good and marketable title to, or a valid leasehold interest in or right to use, their respective material tangible and intangible assets and Personal Property, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible and intangible assets and Personal Property of the Target Companies: (A) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Target Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted; and (B) have been maintained in accordance with generally accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Target Companies, taken as a whole.

Section 4.18 Employee Matters.

(a) The Target Companies are not and have never been a party to any collective bargaining agreement or other Contract covering any group of employees with any labor organization or other representative of any of the employees of any Target Company, and to the Knowledge of the Company, there are not, and in the past three (3) years, there have not been, any activities or proceedings of any labor union to organize or represent such employees. In the past three (3) years, there has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, walkout, lockout, work-stoppage, any unfair labor practice charges or complaints, or other similar labor activity or disputes with respect to any employees of the Target Companies. No Target Company has received written or, to the Knowledge of the Company, oral notice that there is any pending Legal Proceeding involving unfair labor practices against any Target Company. Except as set forth on Section 4.18(a) of the Company Disclosure Letter, no current officer or other key employee of the Target Company, as of the date of this Agreement, has provided the Target Company with written notice of his or her intention to terminate his or her employment within the one (1) year period following the Closing.

(b) Except as set forth on Section 4.18(b) of the Company Disclosure Letter, the Target Companies are, and, for the past three (3) years have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, classification of employees, employee scheduling, family and medical leave, and employee terminations (including mass layoffs and plant closings). There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against any Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Laws or regulations, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) In the past three (3) years, the Target Companies have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Worker Adjustment and Retraining Notification Act or any similar state or local Law.

(d) In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the Knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of any Target Company, and (ii) the Target Companies have not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee.

(e) Section 4.18(e)(i) of the Company Disclosure Letter lists with respect to each present employee of the Target Companies: (i) name; (ii) employer of record; (iii) title; (iv) date of hire; (v) credited service; (vi) accrued and unused paid time off; (vii) accrued deferred compensation; (viii) employment status (active or nature of leave of absence); (ix) exempt or non-exempt status under the Fair Labor Standards Act of 1938, as amended (the “FLSA”) and applicable state and local wage and hour Laws; (x) work location (city/state, country); (xi) current annual base salary or base wages, current cash bonus target, current commission rate and commissions received or accrued and any other current or planned cash compensation entitlements for the current fiscal year; and (xii) the base salary cash bonus target, cash bonus received or accrued, commission rate and commissions received or accrued for fiscal year ended December 31, 2025. The employment of all such employees is “at-will” and may be terminated by the Target Companies at any time, for any reason or no reason, in accordance with applicable Law. Section 4.18(e)(ii) of the Company Disclosure Letter lists all independent contractors of the Target Companies who currently provide or have provided services for any Target Company (other than with respect to tax, accounting and legal services, or which are exclusively related to the Transactions) during the current fiscal year or any period in the fiscal year ended December 31, 2025 and sets forth for each such independent contractor the engaging Target Company, fee schedule and the total amount of all fees paid or accrued for such services provided during such periods; and the applicable term for which services were or are anticipated to be provided. All current and former employees of the Target Companies classified as exempt and workers classified as independent contractors under applicable Law, including the FLSA and state and local wage and hour Laws, are and have been properly classified.

(f) The Target Companies have paid in full to all of their employees, former employees, independent contractors and former independent contractors, as applicable, any wages, salaries, fees, commissions, bonuses, benefits, compensation, overtime, cash-outs of accrued unused paid time off or leave, and severance or any other amounts due upon termination of their employment or engagement that are due and payable as of the Closing Date.

Section 4.19 Benefit Plans.

(a) Set forth on Section 4.19(a) of the Company Disclosure Letter is a true and complete list of each material Company Benefit Plan. With respect to each Company Benefit Plan, all contributions that are due have been made or, to the extent not yet due, are properly accrued in accordance with GAAP on the Company Financials in all material respects. The Target Companies are not required to provide employee benefits pursuant to a collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees.

(b) Each Company Benefit Plan is and has been operated, administered, maintained, and funded at all times in compliance with its terms and all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter from the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter upon which the Target Companies are entitled to rely) or (ii) the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No event has occurred or, to the Knowledge of the Company, circumstance exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan, the Company has made available to HCAC accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the most recent annual and periodic accounting of plan assets; (iv) the three (3) most recent nondiscrimination testing reports; (v) the most recent determination letter (or opinion letter) received from the IRS; (vi) all non-routine communications with any Governmental Authority within the last three (3) years; (vii) the three (3) most recent annual reports (Form 5500 series) (with applicable attachments); and (viii) any written reports constituting a valuation of the Company Securities for purposes of Sections 409A or 422 of the Code, whether prepared internally by the Company or by an outside third party valuation firm.

(d) With respect to each Company Benefit Plan: (i) no Legal Proceeding is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration and administrative appeals of denied claims); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iii) all contributions and premiums that are due have been made as required under ERISA or have been fully accrued in all material respects on the Company Financials in accordance with GAAP.

(e) None of the Target Companies nor any ERISA Affiliate currently maintains, or within the preceding six (6) years has maintained or contributed to, a Company Benefit Plan which is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Target Companies have not incurred any Liability, could not otherwise have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. The Target Companies do not and have not ever maintained, and are not and have never been required to contribute to or otherwise participate in, (i) a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code or (ii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(f) Except as set forth on Section 4.19(f) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or other service provider of the Target Companies to any severance pay or increase in severance pay or any other compensation payable by the Target Companies, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Target Companies, (iii) directly or indirectly cause the Target Companies to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code with respect to the Target Companies. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment, including with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) Except as set forth on Section 4.19(g) of the Company Disclosure Letter or to the extent required by Section 4980B of the Code or similar state Law, the Target Companies do not provide health or welfare benefits to any former or retired employee and are not obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(h) Except as would not, or would not reasonably be expected to be, material to the Target Companies, taken as a whole, each Company Benefit Plan that is subject to Section 409A of the Code has been administered and maintained in compliance with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder.

(i) Each Company Benefit Plan can be terminated at any time without resulting in any Liability to the Target Companies, the HCAC, Merger Sub or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities, other than Liabilities with respect to participant accrued benefits through the effective date of such termination in accordance with the terms of such plan and ordinary administration costs typically incurred in a termination event.

Section 4.20 Environmental Matters. Except as set forth in Section 4.20 of the Company Disclosure Letter:

(a) Each Target Company has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Permits required for their business and operations under any Environmental Laws (“Environmental Permits”).

(b) No Legal Proceeding is pending or, to the Knowledge of the Company, threatened against any Target Company or their respective assets or properties, alleging a material violation of, or material liability under, any Environmental Law or Environmental Permit, including with respect to the revocation, modification or termination of any Environmental Permits, and, to the Knowledge of the Company, no facts, circumstances, or conditions currently exist that would reasonably be expected to adversely affect compliance with Environmental Laws and Environmental Permits or require material capital expenditures to achieve or maintain continued compliance with Environmental Laws and Environmental Permits.

(c) No Target Company or any of its respective properties, facilities or operations, is the subject of any outstanding material Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Law, (ii) Remedial Legal Proceeding, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any material Environmental Liabilities.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Environmental Liability or obligation under applicable Environmental Laws. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company, or any other property that could reasonably be expected to result in a Target Company incurring any material Environmental Liability.

(e) No Target Company has received written notification of any investigation of the business, operations, or currently or formerly owned, operated, or leased property of a Target Company that could lead to the imposition of any material Liens or Environmental Liabilities and, to the Knowledge of the Company, no such investigations are pending or threatened in writing.

(f) To the Knowledge of the Company, no Person has Released any Hazardous Material at, on, or under any facility currently or formerly owned or operated by any Target Company or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material Environmental Liability of the Target Companies, including for Remedial Legal Proceeding costs, investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages, and attorney fees.

(g) The Company has provided to the HCAC all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Target Companies and concerning the environmental condition of any properties of the Target Company, Environmental Liabilities or compliance with Environmental Laws.

Section 4.21 Transactions with Related Persons. Except as set forth on Section 4.21 of the Company Disclosure Letter, and except for in the case of any employee, officer or director, of any employment Contract or Company Benefit Plans made in the ordinary course of business consistent with past practice or except as set forth in the Company Financials, no Target Company is a party to any transaction or Contract with any (a) present or former executive officer or director of any of the Target Companies, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Target Companies or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing; provided that in each case of the foregoing, excluding any transaction or Contract between or among the Company’s Subsidiaries or between or among the Company and any of its Subsidiaries. Except as set forth in the Company Financials or as set forth on Section 4.21 of the Company Disclosure Letter: (x) to the Knowledge of the Company, no Related Person or any Affiliate of a Related Person has, directly or indirectly, a material economic interest in any Contract with any of the Target Companies (other than such Contracts that relate to any such Person’s ownership of the Company Common Stock or other equity interests of any Target Company as set forth on Section 4.03(a) of the Company Disclosure Letter or such Person’s employment or consulting arrangements with the Target Companies), and (y) the assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the Liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

Section 4.22 Insurance.

(a) Section 4.22(a) of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the business of any Target Company (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy). As of the date hereof, all premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect, subject, in each case to the Enforceability Exceptions and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially similar terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse material change, notice of cancellation, termination or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Section 4.22(b) of the Company Disclosure Letter identifies each individual insurance claim in excess of $1,000,000 made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer has denied coverage.

Section 4.23 Top Suppliers.

(a) Section 4.23(a) of the Company Disclosure Letter lists as of the date of this Agreement, all suppliers or manufacturers of goods or services for the three months ended March 31, 2026 and the 12 months ended December 31, 2025 to which the Company made payments or accrued obligations in excess of $500,000 (the “Top Suppliers”). To the Knowledge of the Company as of the date hereof, no such Top Supplier has provided notice to the Target Companies (i) of its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Target Companies, taken as a whole, or (ii) that any Target Company is in material breach of the terms of any Company Material Contract with any such Top Supplier.

(b) Except as set forth on Section 4.23(b) of the Company Disclosure Letter, none of the Top Suppliers has, as of the date of this Agreement, notified any Target Companies in writing that it is in a material dispute with the Target Companies or their respective businesses.

Section 4.24 Certain Business Practices.

(a) No Target Company, nor any of their respective officers or directors, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has, directly or indirectly, offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under circumstances where such Target Company or Representative thereof knew, or would have reasonably known after due and proper inquiry, that all or a portion of such thing of value would be offered, given, paid, or promised to an official or employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for foreign or domestic political office for the purpose of influencing any act or decision of such official, employee, or candidate to obtain or retain business or direct business to any person (in each case in violation of any Anti-Bribery Laws). No Target Company, nor any of their respective officers and directors, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has, directly or indirectly offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to any customer, supplier, or other Person who is or may be in a position to assist or hinder any Target Company in connection with any actual or proposed transaction for the purpose of influencing any act or decision of such customer, supplier, or other Person to obtain or retain business or direct business to any person. No Target Company, nor any of their respective officers and directors, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has, been subject to or conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. No Target Company, nor any of their respective officers and directors, nor, to the Knowledge of the Company, any Representatives acting on their behalf has, received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws.

(b) The operations of each Target Company are and since April 24, 2019, have been conducted at all times in material compliance with any International Trade Laws and Sanctions Laws of any jurisdiction in which any Target Company operates, and no Legal Proceeding between the Target Company and any Governmental Authority with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c) No Target Company nor any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the Specially Designated Nationals and Blocked Persons List (“SDN List”) maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”)); (ii) located, organized, or resident in any country, region or territory that is the subject of comprehensive territorial sanctions administered by the United States and any other jurisdiction in which any Target Company operates (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (each a “Sanctioned Jurisdiction”); or (iii) owned, directly or indirectly, individually or in the aggregate, 50 percent or more or otherwise controlled by any of the foregoing.

(d) The Target Companies have, since April 24, 2019, maintained in place and implemented risk-based controls and systems designed to promote compliance with economic sanctions administered and maintained by the U.S. government.

(e) No Target Company has, since April 24, 2019, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (i) of any Person currently identified on any applicable sanctions-related list of designated or blocked persons maintained by OFAC, or (ii) in any other manner that would constitute a violation of any applicable U.S. sanctions administered by the U.S. government.

Section 4.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.26 Finders and Brokers. Except as reflected on Section 4.26 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any Target Company would be liable in connection with the Transactions based upon arrangements made by any Target Company or any of their Affiliates.

Section 4.27 Independent Investigation. The Target Companies have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the HCAC and Merger Sub, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the HCAC and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the HCAC and Merger Sub set forth in Agreement (including the related portions of the HCAC Disclosure Letter) and in any certificate delivered to the Company pursuant hereto; and (b) none of the HCAC, Merger Sub or any of their respective Representatives have made any representation or warranty as to the HCAC or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the HCAC Disclosure Letter) or in any certificate delivered to the Company pursuant hereto.

Section 4.28 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, the Target Companies expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or in the Proxy Statement/Registration Statement or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases of prospectus filed under Rule 425 of the Securities Act in connection to the Transactions contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the HCAC Shareholders; or (d) the time of the HCAC Shareholders’ Meeting. Notwithstanding the foregoing, the Target Companies make no representation, warranty or covenant with respect to any information supplied by or on behalf of the HCAC, Merger Sub or their respective Affiliates.

Section 4.29 No Additional Representations or Warranties. Except as provided in this Article IV, none of the Target Companies nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, stockholders or representatives has made, or is making, any representation or warranty whatsoever to HCAC, Merger Sub or their respective Affiliates or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information provided to the HCAC, Merger Sub or their respective Affiliates or any other Person.

Article V
REPRESENTATIONS AND WARRANTIES OF THE HCAC AND MERGER SUB

Except as set forth in (i) in any HCAC SEC Reports filed or submitted on or prior to the date hereof, or (ii) in the disclosure letter delivered by the HCAC to the Company (the “HCAC Disclosure Letter”) on the date of this Agreement, the HCAC and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing, as follows.

Section 5.01 Organization and Standing.

(a) The HCAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The HCAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The HCAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The HCAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. The HCAC is not in violation of any provision of its Organizational Documents in any material respect.

(b) Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of Delaware. Merger Sub has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

Section 5.02 Authorization; Binding Agreement. Each of the HCAC and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the HCAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the boards of directors (or equivalent governing body) of the HCAC and Merger Sub, and (b) other than the HCAC Shareholder Approval, no other corporate proceedings on the part of the HCAC or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the HCAC or Merger Sub are a party shall be when delivered, duly and validly executed and delivered by the HCAC or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the HCAC or Merger Sub, as applicable, enforceable against the HCAC or Merger Sub, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

Section 5.03 Governmental Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Consent of or with any Governmental Authority, on the part of the HCAC or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the HCAC or Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by the HCAC or Merger Sub of the Transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a HCAC Material Adverse Effect.

Section 5.04 Non-Contravention. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, the execution and delivery by each of the HCAC and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by the HCAC and Merger Sub of the transactions contemplated hereby and thereby, and compliance by the HCAC and Merger Sub with any of the provisions hereof and thereof, do not and will not (a) conflict with or violate any provision of their respective Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.02 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the HCAC or Merger Sub or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the HCAC or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the HCAC or Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a HCAC Material Adverse Effect.

Section 5.05 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of HCAC is 555,000,000 divided into (i) 500,000,000 HCAC Class A Ordinary Shares, 21,314,000 of which are issued and outstanding, (ii) 50,000,000 HCAC Class B Ordinary Shares, of which 7,883,293 shares are issued and outstanding, and (iii) 5,000,000 preference shares, par value $0.0001 per share, of which no shares are issued and outstanding. All outstanding HCAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, HCAC’s Organizational Documents or any Contract to which the HCAC is a party. None of the outstanding HCAC Ordinary Shares have been issued in violation of any applicable securities Laws.

(b) Subject to the terms of conditions of the Rights Agreement, (i) in connection with the Domestication, each Cayman HCAC Right shall convert automatically, on a one-for-one basis, into a Domesticated HCAC Right, and (ii) at the Effective Time, each Domesticated HCAC Right will be converted into one-tenth of one share of Domesticated HCAC Common Stock. As of the date of this Agreement, 21,314,000 Cayman HCAC Rights are issued and outstanding. All outstanding Cayman HCAC Rights are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, HCAC’s Organizational Documents or any Contract to which the HCAC is a party. None of the outstanding Cayman HCAC Rights have been issued in violation of any applicable securities Laws.

(c) Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of HCAC to repurchase, redeem or otherwise acquire any shares of HCAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Section 5.05(c) of the HCAC Disclosure Letter, there are no shareholders agreements, voting trusts or other agreements or understandings to which the HCAC is a party with respect to the voting of any shares of HCAC.

(d) All Indebtedness of HCAC as of the date of this Agreement is disclosed on Section 5.05(d) of the HCAC Disclosure Letter. No Indebtedness of the HCAC contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the HCAC or (iii) the ability of the HCAC to grant any Lien on its properties or assets.

(e) Since the date of formation of the HCAC, and except as contemplated by this Agreement, the HCAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the HCAC’s board of directors has not authorized any of the foregoing.

(f) HCAC directly owns all of the capital stock in Merger Sub. No other capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding securities of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any of its capital stock of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 5.06 SEC Filings and HCAC Financials.

(a) The HCAC has, since the IPO, filed all forms, reports, schedules, statements and other documents required to be filed or furnished by the HCAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “HCAC SEC Reports”) and will have filed all such forms, reports, schedules, statements and other documents (except for the Proxy Statement/Registration Statement and any other forms reports, schedules, statements and other documents filed or furnished with respect to the Transactions) required to be filed on or subsequent to the date of this Agreement through the Closing Date (the “Additional HCAC SEC Reports”). All of the HCAC SEC Reports, Additional HCAC SEC Reports, any correspondence from or to the SEC or the Nasdaq Stock Market (“Nasdaq”) (other than such correspondence in connection with the IPO of the HCAC) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction.

(b) The HCAC SEC Reports were, and the Additional HCAC SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The HCAC SEC Reports did not, and the Additional HCAC SEC Reports will not, at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each director and executive officer of HCAC has filed with the SEC on a timely basis all statements required with respect to HCAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. The Public Certifications are, or will be, each true and correct as of their respective dates of filing. As used in this Section 5.06(b), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

(c) The financial statements and notes contained or incorporated by reference in the HCAC SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional HCAC SEC Reports will fairly present, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the HCAC as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(d) The HCAC has no off-balance sheet arrangements that are not disclosed in the HCAC SEC Reports. No financial statements other than those of the HCAC and Merger Sub are required by GAAP to be included in the consolidated financial statements of the HCAC.

(e) The issued and outstanding Cayman HCAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HCACU.” The issued and outstanding HCAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HCAC.” The issued and outstanding Cayman HCAC Public Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HCACR.” The HCAC is a listed company in good standing with Nasdaq. There is no action or proceeding pending or, to the Knowledge of the HCAC, threatened in writing against the HCAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the Cayman HCAC Units, the HCAC Class A Ordinary Shares or the Cayman HCAC Public Rights or terminate the listing of the HCAC on Nasdaq. Except in connection with the Transactions, none of the HCAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the Cayman HCAC Units, the HCAC Class A Ordinary Shares or Cayman HCAC Public Rights under the Exchange Act.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of the HCAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the HCAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the HCAC is made known to the HCAC’s principal executive officer and its principal financial officer by others within the entity, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the HCAC’s principal executive officer and principal financial officer to material information required to be included in the HCAC’s periodic reports required under the Exchange Act. Since the consummation of the IPO, the HCAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the HCAC’s financial reporting and the preparation of the financial statements included in the HCAC SEC Reports for external purposes in accordance with GAAP.

Section 5.07 Absence of Certain Changes. As of the date of this Agreement, the HCAC has, since the date of its formation (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) not been subject to a HCAC Material Adverse Effect. Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

Section 5.08 Undisclosed Liabilities. Except for any fees and expenses payable by HCAC as a result of or in connection with the consummation of the Transactions, there is no liability, debt or obligation of or claim or judgment against HCAC (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for Liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the HCAC SEC Reports, (b) that have arisen since the date of the most recent balance sheet included in the HCAC SEC Reports in the ordinary course of business of HCAC, (c) incurred in connection with the Transactions or (d) which would not be, or would not reasonably be expected to be, material to HCAC. Merger Sub has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the ancillary agreements to this Agreement, will have no, assets, Liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.09 Compliance with Laws.

(a) (i) HCAC is, and since inception has been, in compliance in all material respects with all applicable Laws; (ii) HCAC is not and has not been subject to any pending or threatened in writing Action with respect to a violation of any applicable Laws; and (iii) HCAC is not and has not been subject to any material investigation by or for any Governmental Authority with respect to any violation of any applicable Laws, in each case of (i), (ii) and (iii) other than as would not be material to HCAC, its business or its operations.

(b) HCAC has not (i) received from any Governmental Authority or any Person any notice, inquiry or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority, or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing or is engaged in any Actions related to Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions Law, Ex-Im Laws or U.S. antiboycott Laws, and no such Action has been threatened in writing.

(c) HCAC, any of its directors, officers or employees, or its agents or any other Persons acting for or on behalf of HCAC, directly or indirectly, has not at any time since inception: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anti-corruption (governmental or commercial) Laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, Governmental Authority or any other individual or commercial entity to obtain a business advantage, such as a) Anti-Corruption Laws, as may be applicable; (ii) been in violation of any Anti-Corruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting HCAC, or any agent or any other Person acting for or on behalf of HCAC, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Corruption Law.

(d) HCAC, any of its directors, officers or employees or its agents acting for or on behalf of HCAC, has not at any time since inception violated any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Law, Ex-Im Laws or U.S. antiboycott Laws or is subject to any indictment or any government investigation with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Law, Ex-Im Laws or U.S. antiboycott Laws. Without limiting the foregoing, HCAC, any of its directors officers, employees or its agents acting for or on behalf of HCAC, any has, since inception, (i) been a Sanctioned Person (or (ii) engaged in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Jurisdiction.

Section 5.10 Legal Proceedings; Orders; Permits. There is no pending or, to the Knowledge of the HCAC, threatened Legal Proceeding to which the HCAC or Merger Sub is subject which would reasonably be expected to have a HCAC Material Adverse Effect or that would have a material adverse effect on the ability of the HCAC to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no material Legal Proceeding that the HCAC or Merger Sub has pending against any other Person. Neither the HCAC, nor Merger Sub, is subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Each of the HCAC and Merger Sub holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a HCAC Material Adverse Effect.

Section 5.11 Taxes and Returns.

(a) Each of the HCAC and Merger Sub (i) has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are true, accurate, correct and complete in all material respects, and (ii) has timely paid, or caused to be paid, all income and other material Taxes required to be paid by it, whether or not such Taxes are shown as due and payable on any Tax Return.

(b) HCAC holds a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the July 24, 2025, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to HCAC or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of HCAC’s shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividends or other distribution of income or capital by HCAC to its shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of HCAC.

(c) There is no Legal Proceeding currently pending or, to the Knowledge of the HCAC, threatened against the HCAC or Merger Sub by a Governmental Authority in a jurisdiction where the HCAC or Merger Sub, as applicable, does not file any Tax Returns or a particular type of Tax Return, or does not pay any Tax or a particular type of Tax, that the HCAC or the Merger Sub, as applicable, is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(d) There is no claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending or, to the Knowledge of the HCAC, threatened against the HCAC or Merger Sub in respect of any Tax, and neither the HCAC nor Merger Sub has been notified in writing of any proposed Tax claim, deficiency or assessment against the HCAC or Merger Sub. Neither HCAC nor Merger Sub is currently contesting any Tax liability before any Governmental Authority.

(e) There are no Liens for any Taxes upon any of the HCAC’s or Merger Sub’s assets, other than Permitted Liens.

(f) Neither the HCAC nor Merger Sub has requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is currently effective, other than as the result of automatic extensions of time to file Tax Returns requested in the ordinary course of business.

(g) Each of the HCAC and Merger Sub has timely collected or withheld all material Taxes required to be collected or withheld by it and timely remitted such Taxes to the appropriate Governmental Authorities.

(h) Neither the HCAC nor Merger Sub has participated in or been a party to any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither the HCAC nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting prior to the Closing; (iii) any prepaid amounts received or deferred revenue accrued prior to the Closing; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to Closing; or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other agreement or arrangement with a Governmental Authority with respect to Taxes entered into prior to Closing.

(j) Neither the HCAC nor Merger Sub has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (excluding any such group the common parent of which is the HCAC). Neither the HCAC nor Merger Sub has any liability for the Taxes of another Person (other than the HCAC or Merger Sub) (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law), (ii) as a transferee or successor, or (iii) by Contract (excluding any customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). Neither the HCAC nor Merger Sub is a party to or bound by any Tax indemnity, Tax sharing, or Tax allocation agreement (excluding any customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes).

(k) Neither the HCAC nor Merger Sub has ever had a permanent establishment, office, branch, or fixed place of business in any country other than the country of its organization or formation.

(l) Until the Domestication, the HCAC is, and has at all times since its formation been, classified as an association treated as a corporation for U.S. federal income tax purposes under Treasury Regulations Section 301.7701-3(b)(2)(i)(B), and from immediately after the Domestication until the Effective Time, the HCAC will be classified as a domestic corporation for U.S. federal income tax purposes. Merger Sub is, and has at all times since its formation been, classified as a domestic corporation for U.S. federal income tax purposes.

(m) Neither the HCAC nor Merger Sub has requested and is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(n) Neither the HCAC nor Merger Sub has been a party to any transaction that was purported or intended to be treated as a distribution of stock qualifying, in whole or in part, for tax-free treatment under Section 355 of the Code (or any corresponding or similar provision of U.S. state or local Tax Law) within the past two (2) years.

(o) Neither the HCAC nor Merger Sub has taken any action (or permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent (i) the Domestication and the Sponsor Share Conversion from qualifying for the HCAC Intended Tax Treatments or (ii) the Merger from qualifying for the Company Intended Tax Treatment.

Section 5.12 Properties. Neither the HCAC, nor Merger Sub, owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. Neither the HCAC, nor Merger Sub own or lease any material real property or material Personal Property (except for the HCAC’s ownership of the Merger Sub stock).

Section 5.13 Investment Company Act. To the Knowledge of HCAC, the HCAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 5.14 Trust Account. As of the date of this Agreement, HCAC has at least $207,000,000 in the Trust Account, such monies held in cash or invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement (the “Trust Agreement”), dated as of November 20, 2025, between HCAC and Continental, as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the HCAC SEC Reports to be inaccurate or that would entitle any Person (other than HCAC Shareholders who shall have properly elected to redeem their HCAC Class A Ordinary Shares pursuant to HCAC’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to the Redemption of HCAC Class A Ordinary Shares properly submitted in connection with a shareholder vote to amend the HCAC’s Organizational Documents to (A) modify the substance or timing of its obligation to allow redemption in connection with its initial business combination or to redeem 100% of its HCAC Class A Ordinary Shares if it has not consummated an initial business combination within the prescribed window or (B) with respect to any other material provisions related to shareholders’ rights or pre-initial business combination activity. The Trust Agreement has not been amended or modified and is a valid and binding obligation of HCAC and is in full force and effect and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. There are no claims or proceedings pending or, to the Knowledge of HCAC, threatened with respect to the Trust Account. HCAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of HCAC to dissolve or liquidate pursuant to HCAC’s Organizational Documents shall terminate, and as of the Closing, HCAC shall have no obligation whatsoever pursuant to HCAC’s Organizational Documents to dissolve and liquidate the assets of HCAC by reason of the consummation of the Transactions. To the Knowledge of HCAC, as of the date hereof, following the Closing, no HCAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such HCAC Shareholder is exercising their option to redeem Domesticated HCAC Common Stock in connection with the Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, HCAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to HCAC on the Closing Date.

Section 5.15 Finders and Brokers. Except as reflected on Section 5.15 of the HCAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, including any deferred underwriting commissions, for which the HCAC or Merger Sub would be liable in connection with the Transactions based upon arrangements made by the HCAC or any of their Affiliates.

Section 5.16 Certain Business Practices.

(a) To the Knowledge of the HCAC, none of the HCAC, Merger Sub or any of their Representatives acting on behalf of the HCAC or Merger Sub, has offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under circumstances the HCAC, Merger Sub or the Representative thereof knew, or reasonably would have known after due and proper inquiry, that all or a portion of such thing of value would be offered, given, paid, or promised to an official of employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for foreign or domestic political office, in each case in violation of any Anti-Bribery Laws. To the Knowledge of the HCAC, none of the HCAC, Merger Sub or any Representative thereof has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. To the Knowledge of the HCAC, none of the HCAC, Merger Sub or any Representative thereof has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws. The HCAC has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(b) The operations of the HCAC and Merger Sub are and have been conducted at all times in material compliance with Sanctions Laws, International Trade Laws, and money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Legal Proceeding involving the HCAC or Merger Sub with respect to any of the foregoing is pending or, to the Knowledge of the HCAC, threatened.

(c) None of the HCAC, Merger Sub, or any of their respective directors or officers nor, to the Knowledge of the HCAC, any other Representative acting on behalf of the HCAC or Merger Sub is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the SDN List maintained by OFAC), (ii) otherwise the subject or target of any U.S. sanctions administered by OFAC, (iii) located, organized or resident in any Sanctioned Jurisdiction, or (iv) owned, directly or indirectly, individually or in the aggregate, 50% or more or otherwise controlled by any of the foregoing.

(d) The HCAC and Merger Sub have maintained in place and implemented controls and systems designed to ensure compliance with economic sanctions administered and maintained by the U.S. government.

(e) Neither the HCAC nor Merger Sub has directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (x) of any Person currently the subject or target of U.S. sanctions administered by the U.S. government, or (y) in any other manner that would constitute a violation of, any U.S. sanctions administered by U.S. government.

Section 5.17 Insurance. Section 5.17 of the HCAC Disclosure Letter lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the HCAC or Merger Sub or relating to the HCAC or Merger Sub or their business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the HCAC and Merger Sub are otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the HCAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the HCAC or Merger Sub. Each of the HCAC and Merger Sub has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a HCAC Material Adverse Effect.

Section 5.18 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, HCAC or Merger Sub expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or in the Proxy Statement/Registration Statement or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectuses filed under Rule 425 of the Securities Act in connection to the Transactions shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the HCAC Shareholders; or (d) the time of the HCAC Shareholders’ Meeting. Notwithstanding the foregoing, the HCAC and Merger Sub make no representations, warranties or covenants with respect to any information supplied by or on behalf of the Target Companies or their respective Affiliates.

Section 5.19 Independent Investigation. The HCAC and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The HCAC and Merger Sub acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the Transactions, they have relied solely upon their own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter) and in any certificate delivered to HCAC or Merger Sub pursuant hereto, and the information provided by or on behalf of the Target Companies for the Proxy Statement/Registration Statement; and (b) neither the Company, nor its Representatives have made any representation or warranty as to Target Companies, or this Agreement, except as expressly set forth in Article IV (including the related portions of the Company Disclosure Letter) or in any certificate delivered to HCAC or Merger Sub pursuant hereto. Without limiting the foregoing, the HCAC and Merger Sub acknowledge that the HCAC and Merger Sub or their advisors, have made their own investigation of the Target Companies and, except as provided in Article IV, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Target Companies, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Target Companies as conducted after the Closing, or as contained in any materials provided by the Target Companies or any of their respective Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Section 5.20 No Additional Representation or Warranties. Except as provided in this Article V, none of the HCAC, Merger Sub, any their respective Affiliates, or any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Target Companies or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Target Companies or their Affiliates. Without limiting the foregoing, the Company acknowledges that the Target Companies or their advisors, have made their own investigation of the HCAC and Merger Sub and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the HCAC and Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the HCAC and Merger Sub as conducted after the Closing, or as contained in any materials provided by the HCAC or Merger Sub or any of their respective Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VI
COVENANTS

Section 6.01 Access and Information; Cooperation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.01 or the Closing (the “Interim Period”), subject to Section 6.16, the Company shall give, and shall cause the Target Companies and its and their respective Representatives to give, the HCAC and its Representatives, once per month, at reasonable times during normal business hours and upon reasonable notice, reasonable access to all offices and other facilities and to all officers, managers, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the Target Companies, and, upon request of the HCAC or its Representatives, a monthly report regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects, and cause each of the Target Companies’ Representatives to reasonably cooperate with the HCAC and its Representatives in their investigation; provided, however, that the HCAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to HCAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (C), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), or (ii) if the Company, on the one hand, and HCAC or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto. The Company shall not be obligated under this Section 6.01(a) to permit the HCAC or any of its Representatives to conduct any invasive, intrusive or subsurface sampling or testing of any media at the properties of any of the Target Companies.

(b) During the Interim Period, subject to Section 6.16, the HCAC shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, directors, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the HCAC or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the HCAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the HCAC’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the HCAC or any of its Subsidiaries. Notwithstanding the foregoing, the HCAC shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the HCAC is subject, (B) violate any legally-binding obligation of the HCAC with respect to confidentiality, non-disclosure or privacy or (C) jeopardize protections afforded to the HCAC under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (B), the HCAC shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), or (ii) if the HCAC, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.

(c) During the Interim Period, each of the Company and the HCAC shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the transactions contemplated by this Agreement (including, in connection with the PIPE Investment), including, (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, the HCAC, or their respective Representatives.

Section 6.02 Conduct of Business of the Company.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law, as set forth on Section 6.02(b) of the Company Disclosure Letter or as consented to in writing by the HCAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Subsidiaries to, (i) conduct its and their respective businesses, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all Laws applicable to the Target Companies and their respective businesses and assets, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective businesses.

(b) Without limiting the generality of Section 6.02(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law or as set forth on Section 6.02(b) of the Company Disclosure Letter, during the Interim Period, without the prior written consent of the HCAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its stock or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except in compliance with existing Company Benefits Plans or any Contract (including any warrant, option, or profits interest award) outstanding as of the date hereof which has been disclosed in writing to the HCAC;

(iii) split, combine, recapitalize or reclassify any of its stock or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except as may be required pursuant to the Organizational Documents of any Target Company in connection with the Transactions;

(iv) allow the aggregate Indebtedness of the Target Companies to exceed $500,000, plus the aggregate amount of Indebtedness of the Target Companies as reflected on the most recent Audited Financial Statements, in each case excluding amounts that may be owed pursuant to those items set forth on Section 6.02(b) of the Company Disclosure Letter;

(v) except as otherwise required by Company Benefit Plans or award agreements thereunder, (A) grant any severance, retention, change in control or termination or similar pay, (B) grant any new awards under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan as of the date hereof, except in each case for Company Common Stock and Company Options, (C) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except for such increases to any such individuals who are not directors or officers of the Target Companies made in the ordinary course of business consistent with past practice, (D) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, other than Company Stock and Company Options, (E) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base cash compensation in excess of $200,000, other than in the ordinary course of business consistent with past practice, (F) terminate the employment or engagement, other than for cause, death or disability, of any employee or individual independent contractor with an annual base cash compensation in excess of $200,000 or (G) enter into any written waiver of any restrictive covenants applying to any current or former employee or individual independent contractor;

(vi) enter into or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of any Target Company as the bargaining representative for any employees of any Target Company;

(vii) (A) make, change or rescind any material election with respect to Taxes, (B) voluntarily commence, settle or compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding with respect to material amounts of Taxes, (C) file any material amended income Tax or other material Tax Return, (D) change (or request to change) any material method of accounting for Tax purposes, (E) waive or extend any statute of limitations period for the assessment or collection of any income Taxes or other material Taxes (except, for the avoidance of doubt, for automatic extensions of time to file Tax Returns), (F) enter into any “closing agreement” as described in Section 7121 of the Code or any other similar agreement or arrangement with any Governmental Authority with respect to any material amounts of Taxes, (G) enter into any Tax indemnity, Tax sharing, or Tax allocation agreement or similar agreement or arrangement (excluding any (1) customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes, or (2) Contracts solely among any Target Companies) or (H) fail to pay any material Taxes when due and payable (taking into account extensions of time to pay);

(viii) knowingly take any action (or cause or permit any action to be taken), or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Company Intended Tax Treatment;

(ix) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), transfer or otherwise dispose of, any right, title or interest of any Target Company in or to any Owned Intellectual Property material to any of the businesses of the Target Companies (other than non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business or disposing of Owned Intellectual Property registrations or applications that the Target Companies, in the exercise of their good faith business judgment, has determined to dispose of), or otherwise materially amend or modify any material Company Registered IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose, divulge, furnish to or make accessible to any Person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality thereof any material Trade Secrets constituting Owned Intellectual Property, or include, incorporate or embed in, link to, combine, make available or distribute with, or use in the development, operation, delivery or provision of any Company Software any Open Source Software in a manner that would subject such Company Software to Copyleft Terms;

(x) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xi) terminate or assign any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice (or as a result of the expiration of a Company Material Contract in accordance with its terms or novations of Government Contracts);

(xii) enter into any new line of business or establish any Subsidiary in connection therewith;

(xiii) terminate without replacement or amend in a manner materially detrimental to the Target Companies, taken as a whole, any material insurance policy insuring the Target Companies;

(xiv) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

(xv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the applicable Ancillary Documents or the transactions contemplated hereby and thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $500,000 (individually or in the aggregate);

(xvi) effect any mass layoff or plant closing at any of its facilities that triggers the notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, except as would not be material to the Target Companies or any terminations for cause;

(xvii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case, outside the ordinary course of business consistent with past practice, except pursuant to any Contract in existence as of the date hereof which has been disclosed in writing to the HCAC;

(xviii) make capital expenditures outside of the ordinary course of business consistent with past practice in excess of $250,000 (individually for any project) or $1,000,000 in the aggregate in each case excluding the incurrence of any ordinary course administrative costs and expenses and other expenses incurred in connection with the consummation of Transactions (including legal or accounting);

(xix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(xx) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xxi) enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of the Company, other than the Stockholder Support Agreements;

(xxii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority that must be obtained to consummate the Transactions;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, in the ordinary course of business consistent with past practice or pursuant to any existing Contract (provided such Contract is not amended after the date of this Agreement) or the Target Companies’ Organizational Documents);

(xxiv) (A) limit the right of any Target Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Target Companies; or

(xxv) authorize or agree to do any of the foregoing actions.

Section 6.03 Conduct of Business of the HCAC.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law, as set forth on Section 6.03(b) of the HCAC Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), the HCAC shall, and shall cause Merger Sub to, (i) conduct its business, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all Laws applicable to it and its businesses, assets and employees, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations. Notwithstanding anything to the contrary in this Section 6.03, nothing in this Agreement shall prohibit or restrict the HCAC from extending, in accordance with the HCAC’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”) by way of an amendment to the HCAC’s Organizational Documents, or making any payments to the Trust Account in connection therewith, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.03(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Domestication or pursuant to Section 6.26 but excluding the PIPE Investment), as required by applicable Law or as set forth on Section 6.03(b) of the HCAC Disclosure Letter, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the HCAC shall not, and shall cause Merger Sub not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including (i) any securities convertible into or exchangeable for any of its equity securities or other security interests of any class (ii) any other equity-based awards, and (iii) in connection with the PIPE Investment, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.03(b)(iv) shall not prevent the HCAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Transactions (up to aggregate additional Indebtedness during the Interim Period of $1,000,000));

(v) (A) make, change or rescind any material election with respect to Taxes, (B) voluntarily commence, settle or compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding with respect to material amounts of Taxes, (C) file any material amended income Tax or other material Tax Return, (D) change (or request to change) any material method of accounting for Tax purposes, (E) waive or extend any statute of limitations period for the assessment or collection of any income Taxes or other material Taxes (except, for the avoidance of doubt, for automatic extensions of time to file Tax Returns), (F) enter into any “closing agreement” as described in Section 7121 of the Code or any other similar agreement or arrangement with any Governmental Authority with respect to any material amounts of Taxes, (G) enter into any Tax indemnity, Tax sharing, or Tax allocation agreement or similar agreement or arrangement (excluding any customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) or (H) failed to pay any material Taxes when due and payable (taking into account extensions of time to pay);

(vi) knowingly take any action (or cause or permit any action to be taken), or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent (i) the Domestication and the Sponsor Share Conversion from qualifying for the HCAC Intended Tax Treatments or (ii) the Merger from qualifying for the Company Intended Tax Treatment;

(vii) amend, waive or otherwise change the Trust Agreement in any manner adverse to the HCAC;

(viii) terminate, waive or assign any material right under any material Contract of HCAC;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the applicable Ancillary Documents or the transactions contemplated hereby and thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the HCAC or Merger Sub) not in excess of $500,000 (individually or in the aggregate);

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xv) make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of Transactions);

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Transactions);

(xvii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of Transactions) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.03 during the Interim Period;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority that must be obtained in connection with this Agreement or to consummate the Transactions;

(xx) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of HCAC; or

(xxi) authorize or agree to do any of the foregoing actions.

Section 6.04 Annual and Interim Financial Statements.

(a) The Company shall use its reasonable best efforts to provide a written status update on the progress of Audited Financial Statements to the HCAC no later than June 30, 2026 and to deliver to the HCAC, no later than July 31, 2026, audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies as of and for the years ended December 31, 2024 and December 31, 2025, together with the auditor’s reports thereon (collectively, the “Audited Financial Statements”); provided, that upon delivery of such Audited Financial Statements, such financial statements shall be deemed “Company Financials” for the purposes of this Agreement and the representation and warranties set forth in Section 4.06(a) shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement; it being understood that the Audited Financial Statements shall be the only Company Financials to which clause (ii) of Section 4.06(a) shall apply.

(b) The Company shall use its reasonable best efforts to deliver to the HCAC, no later than September 30, 2026, unaudited reviewed consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies as of and for the six-month period ending June 30, 2026 (the “Updated Financial Statements”) and as soon as reasonably practicable after such time, the Company shall deliver to the HCAC any other audited or unaudited financial statements of the Target Companies that are required by applicable Law to be included in the Proxy Statement/Registration Statement; provided, that upon delivery of such Updated Financial Statements and any other audited or unaudited financial statements of the Target Companies, the representation and warranties set forth in Section 4.06(a) regarding “Company Financials” shall be deemed to apply to the Updated Financial Statements and any other audited or unaudited financial statements of the Target Companies, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

Section 6.05 HCAC Public Filings. During the Interim Period, the HCAC will keep current all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the HCAC Class A Ordinary Shares and the Cayman HCAC Public Rights on Nasdaq; provided, that the Parties acknowledge and agree that (a) if HCAC fails to timely file any public filing with the SEC, such failure shall not be a breach of this Section 6.05 provided such public filing is made before the effectiveness of the Registration Statement or the earlier termination of this Agreement pursuant to Section 8.01(e) (even though such filing is late) and such late filing does not have a material adverse impact on the consummation of the Transactions and (b) from and after the Closing, the Parties intend to list on Nasdaq the Domesticated HCAC Common Stock.

Section 6.06 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal (whether written or oral), from any Person or group at any time relating to an Alternative Transaction (other than the HCAC and the Sponsor or their respective Representatives), and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Subsidiaries, a transaction or a series of transactions (other than the Transactions) concerning the sale (whether directly or indirectly) of (x) all or any part of the business or assets of the Target Companies, (y) any of the stock or other equity interests or profits of any of the Target Companies, in any case, whether such transaction takes the form of a sale of stock or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise or (z) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of any of the Target Companies and (B) with respect to the HCAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a business combination involving HCAC or any of its Affiliates.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the HCAC, directly or indirectly, (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party, (vii) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Transaction or (viii) agree or otherwise commit to enter into or engage in any of the foregoing.

(c) Each Party shall notify the other Parties as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or any of its Representatives of (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 6.07 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the HCAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not, it shall cause its Subsidiaries not to, and it shall instruct its other Affiliates and Representatives not to, purchase or sell any securities of the HCAC (unless otherwise explicitly contemplated in this Agreement), communicate such information to any third party (other than (x) to Persons for the purpose of seeking consents related to the Transactions or (y) Persons subject to confidentiality restrictions in favor of the Company), take any other action with respect to the HCAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.08 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging: (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the Transactions; or (c) becomes aware of the commencement or threat, in writing, of any Legal Proceeding against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates, in each case, with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached, and the failure to give timely notice pursuant to the immediately preceding sentence shall not, in and of itself, be deemed a breach of this Section 6.08 for purposes of determining whether the conditions to Closing set forth in Section 7.02(b) and Section 7.03(b) shall have been satisfied. In the event that any litigation related to this Agreement, any Ancillary Documents or the Transactions is brought, or, to the Knowledge of the Parties, respectively, threatened, against such Party, or the board of directors (or similar governing body) of such Party or its Subsidiaries, respectively, by a third party prior to the Closing, such Party shall promptly notify the other Party of any such litigation and keep the other Party reasonably informed with respect to the status thereof. Each Party shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.09 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b) In furtherance and not in limitation of Section 6.09(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (except that any fees or other amounts charged by any Governmental Authorities relating to such filings or applications will be split equally between the HCAC, on the one hand, and the Company, on the other hand), with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities any requests for approval, to the extent required, of the Transactions and shall use their reasonable best efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Legal Proceedings so as to timely permit consummation of the Transactions, including in order to resolve such objections or Legal Proceedings which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Legal Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

Section 6.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice HCAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, HCAC (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the HCAC Shareholders pursuant to the Redemption, and (2) pay all remaining amounts then available in the Trust Account as directed by the HCAC for immediate use, in accordance with this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.11 Tax Matters.

(a) The Parties hereby agree and acknowledge that, for U.S. federal, and applicable state and local, income tax purposes, (i) it is intended that the Domestication and the Sponsor Share Conversion qualify for the HCAC Intended Tax Treatments and the Merger qualifies for the Company Intended Tax Treatment, and (ii) this Agreement constitutes, and hereby is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder. No Target Company shall knowingly take any action (or cause or permit any action to be taken), or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Company Intended Tax Treatment. Neither the HCAC nor Merger Sub shall knowingly take any action (or cause or permit any action to be taken), or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent (i) the Domestication and the Sponsor Share Conversion from qualifying for the HCAC Intended Tax Treatments or (ii) the Merger from qualifying for the Company Intended Tax Treatment. The Parties hereby agree to file all Tax Returns on a basis consistent with the Intended Tax Treatments unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law. Each Party agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the qualification of any relevant portion of the Transactions for its Intended Tax Treatment by any Governmental Authority.

(b) Notwithstanding anything to the contrary herein, if the SEC requires that a Tax opinion be prepared and submitted in connection with the Proxy Statement/Registration Statement and any other filings to be made with the SEC in connection with the Transactions, whether as an exhibit to the Proxy Statement/Registration Statement or otherwise, and if such a Tax opinion is being provided by a Tax counsel, the Parties hereto shall, and shall cause their Affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such counsel, to the extent requested by such counsel, a duly executed certificate reasonably satisfactory to such Party and such counsel dated as of the date requested by such counsel, containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion; provided, that, notwithstanding anything herein to the contrary, nothing in this Agreement shall require (x) any counsel to the Company or its advisors to provide an opinion with respect to any Tax matters relating to or affecting HCAC or the HCAC Shareholders, including that the Domestication and the Sponsor Share Conversion qualify for the HCAC Intended Tax Treatments and (y) any counsel to HCAC or its advisors to provide an opinion with respect to any Tax matters relating to or affecting the Company or the holders or beneficial owners of Company Securities, including that the Merger qualifies for the Company Intended Tax Treatment; provided, further, that neither this provision nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

(c) All transfer, documentary, sales, use, stamp, registration, recording, value added and other similar Taxes and fees (including any penalties and interest, but excluding, for the avoidance of doubt, any income, employment, payroll or similar Taxes) that become payable by any Party in connection with or by reason of the execution of this Agreement and the Transactions (“Transfer Taxes”) shall be borne and paid by the relevant Target Companies. The Target Companies shall, at their own expense, timely file all necessary Tax Returns or other documentation with respect to such Transfer Taxes and, if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns or other documentation.

(d) Each of the Parties shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to cooperate, as and to the extent reasonably requested by another Party, in connection with filing of the relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include, in each case, solely to the extent commercially reasonable, the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the pre-Closing HCAC Shareholders, solely upon the written request by any such HCAC Shareholder, information reasonably necessary to compute any income of any such HCAC Shareholder (or its direct or indirect owners) arising (i) if applicable, as a result of HCAC’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

(e) The Company shall provide to the HCAC a certificate signed by an officer of the Company, in substantially the form attached hereto as Exhibit G and dated as of the Closing Date, certifying that no interest in the Company is a “United States real property interest” within the meaning of Section 897(c) of the Code and otherwise satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3) and 1.897-2(h); provided, that the Company shall promptly notify HCAC, and in all cases no later than 7 Business Days prior to the Closing, if it determines that it will not be able to deliver such certificate as contemplated herein, and following such notice, the HCAC and the Company shall reasonably cooperate to establish any other available exemption from withholding under Section 1445 of the Code.

Section 6.12 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to otherwise effect, consummate, confirm or evidence the Transactions and carry out the purposes of this Agreement.

Section 6.13 The Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt by the HCAC of the Audited Financial Statements, the Updated Financial Statements, and any other audited or unaudited financial statements of the Target Companies that are required by applicable Law to be included in the Proxy Statement/Registration Statement, (x) the HCAC and the Company shall jointly prepare and the HCAC shall file with the SEC, mutually acceptable materials (such agreement not to be unreasonably withheld, conditioned or delayed by the HCAC or the Company) that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the HCAC Shareholders relating to the HCAC Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the HCAC shall prepare (with the Target Companies’ and their respective Representatives reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) (x) the Domesticated HCAC Units to be issued in exchange for the Cayman HCAC Units, (y) the Domesticated HCAC Rights to be issued in exchange for the Cayman HCAC Rights and (z) the shares of Domesticated HCAC Common Stock to be issued in exchange for (I) the issued and outstanding HCAC Class A Ordinary Shares in the Domestication and (II) the Domesticated HCAC Rights at the Effective Time, and (B) the shares of Domesticated HCAC Common Stock that constitute the Aggregate Merger Consideration (collectively, the “Registration Statement Securities”). The filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement will be paid by the HCAC as a HCAC Transaction Cost. Each of the HCAC and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. The HCAC also agrees to use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Target Companies and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of the HCAC and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the HCAC or the Target Companies to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Offer Documents”).

(ii) To the extent not prohibited by Law, the HCAC will advise the Company, reasonably promptly after the HCAC receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Domesticated HCAC Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the HCAC shall incorporate any comments made by the Company and its counsel. To the extent not prohibited by Law, the HCAC shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that the HCAC or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the HCAC to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of the HCAC and the Company shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Proxy Statement/Registration Statement will, at the time the Proxy Statement/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the HCAC Shareholders and at the time of the HCAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Closing any information relating to the Company, the HCAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or the HCAC, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Proxy Statement/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the HCAC Shareholders.

(b) HCAC Shareholder Approval. The HCAC shall (a) as promptly as practicable after the Proxy Statement/Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to HCAC Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of HCAC Shareholders (the “HCAC Shareholders’ Meeting”) in accordance with the HCAC’s Organizational Documents and applicable Law, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of HCAC Ordinary Shares to vote in favor of each of the Transaction Proposals, and (b) provide its public shareholders with the opportunity to elect to effect a Redemption. The HCAC shall, through its board of directors, recommend to the HCAC Shareholders the (A) adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (B) approval of the Domestication, (C) adoption of the HCAC Charter upon Domestication and the HCAC Bylaws upon Domestication, including any separate or unbundled advisory proposals as are required to implement the foregoing, (D) approval of the issuance of shares of Domesticated HCAC Common Stock as required by Nasdaq Listing Rule 5635, (E) approval of the Equity Incentive Plan, (F) appointment of the director nominees in accordance with Section 6.18 of this Agreement, (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by the HCAC and the Company to be necessary or appropriate in connection with the Transactions, and (I) adjournment of the HCAC Shareholders’ Meeting to a later date or dates, if necessary or convenient, (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if the HCAC determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Domestication, the Merger or any other Transaction (such proposals in (A) through (H), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The board of directors of HCAC shall not, except as required by applicable Law, withdraw, amend, qualify or modify its recommendation to the HCAC Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the HCAC Shareholders described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) the HCAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the HCAC Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) the HCAC agrees to establish a record date for, duly call, give notice of, convene and hold the HCAC Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) the HCAC agrees that if the HCAC Shareholder Approval shall not have been obtained at any such HCAC Shareholders’ Meeting, then the HCAC shall promptly continue to take all such necessary actions, including the actions required by this Section 6.13(b), and hold additional HCAC Shareholders’ Meetings in order to obtain the HCAC Shareholder Approval provided, that, without the consent of the Company, the HCAC Shareholders’ Meeting may not be adjourned to a date that is more than fifteen (15) days after the date for which the HCAC Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law).

(c) Company Shareholder Approval. Upon the terms set forth in this Agreement, the Company shall use its reasonable best efforts to solicit and obtain the Company Shareholder Approval in the form of an irrevocable written consent (the “Written Consent”) of the requisite Company stockholders pursuant to the terms of the Stockholder Support Agreement promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to the Company’s stockholders. The Company shall provide the HCAC with copies of the Written Consent promptly after the Company Shareholder Approval shall have been obtained.

Section 6.14 Employee Matters.

(a) The HCAC and the Company shall use their commercially reasonable efforts to agree to a form of equity incentive plan that provides for grants of equity-based incentive of awards to eligible service providers of the Company and the Company’s Subsidiaries following the Closing (the “Equity Incentive Plan”), such agreement by either Party not to be unreasonably withheld, conditioned or delayed. If such Equity Incentive Plan is in agreed form prior to the effective date of the Registration Statement, the HCAC shall, prior to the Closing Date, adopt such Equity Incentive Plan and submit it for approval of the HCAC Shareholders at the HCAC Shareholders’ Meeting. The Equity Incentive Plan shall have an initial share reserve which shall be mutually agreed between the HCAC and the Company based upon benchmarking against peer public companies and in consultation with an independent outside compensation advisor, such consent not to be unreasonably withheld, conditioned or delayed. As soon as practicable following the date that is sixty (60) days after the Closing Date and subject to applicable securities Laws, HCAC shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Domesticated HCAC Common Stock issuable under the Equity Incentive Plan (solely to the extent any awards available for issuance or outstanding under the Equity Incentive Plan are eligible for registration on a Form S-8 or other applicable form), and HCAC shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Equity Incentive Plan remain outstanding. The HCAC and the Company shall determine the initial award grants that shall be granted to eligible service providers identified by the Company and agreed to by the HCAC as soon as reasonably practicable following the Effective Time and in a form of award agreement, in each case, as mutually agreed between the HCAC and the Company based upon benchmarking against peer public companies (taking into account employee hiring needs and the development stage nature of the Company) and in consultation with an independent outside compensation advisor, such agreement by either Party not to be unreasonably withheld, conditioned or delayed (the “Initial Grants”). The Parties acknowledge and agree that the HCAC’s rights under this Section 6.14(a) with respect to the Initial Grants shall not apply to any awards that are granted under the Equity Incentive Plan after the Effective Time, other than the Initial Grants, and that any other awards that are granted under the Equity Incentive Plan after the Effective Time shall be determined and approved by the Post-Closing HCAC Board or the compensation committee of the Post-Closing HCAC Board if designated for such purpose by the Post-Closing HCAC Board.

(b) Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.14 are included for the sole benefit of HCAC and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of HCAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.15 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the HCAC and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), the HCAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), the HCAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the HCAC shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party or any Governmental Authority in connection with the transactions contemplated hereby.

Section 6.16 Confidential Information.

(a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Affiliates and its and their respective Representatives to, except to the extent otherwise consented to by HCAC: (i) treat and hold in strict confidence any HCAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the HCAC), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the HCAC Confidential Information without the HCAC’s prior written consent; and (ii) in the event that the Company or any of its Affiliates or its or their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any HCAC Confidential Information, (A) provide the HCAC, to the extent legally permitted, with prompt written notice of such requirement so that the HCAC or an Affiliate thereof may seek, at the HCAC’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or the HCAC waives compliance with this Section 6.16(a) furnish only that portion of such HCAC Confidential Information; provided, that with respect to HCAC Confidential Information constituting trade secrets under applicable Law and has been identified as such to the Company in writing prior to or promptly after its disclosure to the Company or its Representatives, such covenants shall apply for as long as such HCAC Confidential Information constitutes a trade secret under applicable Law and continues to constitute HCAC Confidential Information under this Agreement. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the HCAC or destroy (at the HCAC’s election) any and all copies (in whatever form or medium) of HCAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, its Affiliates and its and their respective Representatives shall be entitled to keep any records required by (i) applicable Law or (ii) legal, fiduciary or professional obligation, (iii) in accordance with written document retention policies and procedures and/or (iv) contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any HCAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) The HCAC and Merger Sub hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Affiliates and their Representatives to, except to the extent otherwise consented to by the Company: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the HCAC, Merger Sub or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any Company Confidential Information, (A) provide the Company, to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information; provided, that with respect to Company Confidential Information constituting trade secrets under applicable Law and that has been identified as such to the HCAC in writing prior to or promptly after its disclosure to the HCAC or its Representatives, such covenants shall apply for as long as such Company Confidential Information constitutes a trade secret under applicable Law and continues to constitute Company Confidential Information under this Agreement. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the HCAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the HCAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the HCAC, Merger Sub and their respective Affiliates and Representatives shall be entitled to keep any records required by applicable Law or legal, fiduciary or professional obligation, in accordance with written document retention policies and procedures and/or contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, after providing prompt written notice to the Company, the HCAC, Merger Sub and their respective Representatives shall be permitted to disclose (i) any and all Company Confidential Information to the extent required by the Federal Securities Laws and (ii) the Company Confidential Information (or provision of access thereto) to regulatory authorities or self-regulatory organizations having authority over the HCAC, Merger Sub or their respective Representatives in connection with routine regulatory examinations or pursuant to statutory requirements that are not targeted at the Target Companies, the Transactions or the Company Confidential Information.

Section 6.17 Documents and Information. After the Closing Date, the HCAC and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make the same available for inspection and copying by the HCAC during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the HCAC or its Subsidiaries (including any Target Company) without first advising a representative of the Sponsor (or its successors or assigns) in writing and giving such representative a reasonable opportunity to obtain possession thereof.

Section 6.18 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary or appropriate action, so that effective as of the Closing, the HCAC’s board of directors (the “Post-Closing HCAC Board”) will initially consist of the Persons listed on Section 6.18(a) of the Company Disclosure Letter and Section 6.18(a) of the HCAC Disclosure Letter (appointed in accordance with and such that, as of the Closing, the Post-Closing HCAC Board shall comply with Nasdaq rules). To the extent any director named on Section 6.18(a) of the Company Disclosure Letter or Section 6.18(a) of the HCAC Disclosure Letter, as applicable, declines to serve, is unable to serve, or is anticipated to fail to meet the applicable independence and other requirements of Nasdaq and SEC rules (as mutually determined by the Company and the HCAC with the advice of counsel), the Company or the HCAC, as applicable, shall identify a replacement Person to serve as a director on the Post-Closing HCAC Board. The HCAC shall use its reasonable best efforts to obtain resignations effective immediately after Closing from the directors of the HCAC that are not to remain directors on the Post-Closing HCAC Board. At or prior to the Closing, the Company, if requested, and the HCAC shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, the Company and the HCAC.

(b) The Parties shall take all action necessary, including the HCAC causing the executive officers of HCAC to resign, so that the individuals serving as the executive officers of the HCAC immediately after the Closing will be individuals the Company desires to appoint to such roles.

Section 6.19 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that for a period of six (6) years from the Closing Date, the Parties shall, and shall cause the HCAC, Merger Sub and the Target Companies to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of the HCAC, Merger Sub and the Target Companies, as the case may be, or who, at the request of the Parties, as the case may be, served as a director, officer, member, manager, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”)), of the HCAC’s, Merger Sub’s and the Target Companies’ respective Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the HCAC, Merger Sub or any of the Target Companies, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and the Parties shall, and shall cause the HCAC, Merger Sub and the Target Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, the HCAC shall cause the Target Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.19 without limit as to time.

(b) For a period of six (6) years from the Closing Date, the HCAC shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to HCAC or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall HCAC be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2025.

(c) At or prior to the Closing, the HCAC shall purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is a director or officer of the HCAC or a Target Company currently covered by a directors’ and officers’ liability insurance policy of the HCAC or one or more Target Companies, respectively, on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date of this Agreement for the six (6) year period following the Closing; provided that in no event shall the HCAC be required to expend on the premium thereof in excess of 300% of the aggregate annual premiums currently payable by the HCAC or the Target Companies, respectively, with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such D&O Tail is or becomes not available at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at the Premium Cap. The HCAC shall maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Target Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.19(b). No claims made under or in respect of the D&O Tail related to any fiduciary or employee of any Target Company shall be settled without the prior written consent of the HCAC, such consent not to be unreasonably withheld, delayed or conditioned.

(d) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of the HCAC or any Target Company, any other indemnification arrangement, any Law or otherwise. The obligations of the HCAC and the Target Companies under this Section 6.19(d) shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.19 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.19.

(e) If the HCAC or, after the Closing, any Target Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the HCAC or such Target Company, as applicable, assume the obligations set forth in this Section 6.19.

Section 6.20 PIPE Investment. The HCAC shall use its reasonable best efforts to satisfy the conditions of the closing obligations contained in the subscription agreements relating to the PIPE Investment and consummate the transactions contemplated thereby.

Section 6.21 Redemption. In connection with the HCAC Shareholders’ Meeting, the HCAC agrees that it shall provide the holders of shares of HCAC Class A Ordinary Shares the opportunity to elect redemption of such shares of HCAC Class A Ordinary Shares, as required by the HCAC’s Organizational Documents. Subject to receipt of the HCAC Shareholder Approval, and at least one (1) day prior to the Domestication, the HCAC shall carry out the Redemption and use the proceeds held in the Trust Account to redeem the HCAC Class A Ordinary Shares of holders who properly exercise their right to redemption in accordance with the HCAC’s Organizational Documents.

Section 6.22 Domestication. Subject to receipt of the HCAC Shareholder Approval, at least one (1) day prior to the Closing Date, the HCAC shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, the Nasdaq and the HCAC’s Organizational Documents, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the HCAC and the Company, together with the HCAC Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, and (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication.

Section 6.23 Adoption of Proxy Statement/Registration Statement. Within one (1) Business Day of the Closing Date, the post-Domestication HCAC, as the successor to the pre-Domestication HCAC, shall file a post-effective amendment to the Proxy Statement/Registration Statement pursuant to Rule 414(d) of the Securities Act.

Section 6.24 A&R Bylaws. Prior to Closing, the Company shall adopt the Amended & Restated Bylaws of the Company, in a form to be mutually agreed by the HCAC and the Company, such agreement by either Party not to be unreasonably withheld, conditioned or delayed.

Section 6.25 Name Change. Prior to or concurrent with the Domestication, the Company shall file a certificate of amendment to the certificate of incorporation of the Company with the Secretary of State of Delaware changing the Company’s corporate name to a name mutually agreed on by the HCAC and the Company prior to the Domestication.

Section 6.26 Advisor Shares. Notwithstanding anything to the contrary in Section 6.03, before the Closing: (a) the HCAC shall have the right, but not the obligation, to issue or obligate itself to issue up to 6,125,000 HCAC Class A Ordinary Shares or, after the Domestication, shares of Domesticated HCAC Common Stock, to such recipients and in such amounts as the HCAC determines in its sole discretion, subject to all applicable Laws (“Additional HCAC Shares”); and (b) HCAC shall reserve for issuance up to 2,625,000 HCAC Class A Ordinary Shares or, after the Domestication, shares Domesticated HCAC Common Stock, that the HCAC shall issue during the time period commencing on the Closing Date and ending on the date that is thirty (30) days after the expiration of the Lock-Up Period, to such recipients and in such amounts as the Post-Closing HCAC Board determines in its sole discretion, subject to all applicable Laws (“Additional Company Shares”; and together with the Additional HCAC Shares, the “Additional Shares”; and the recipients of the Additional Shares, the “Additional Share Recipients”). Unless mutually agreed in writing by the HCAC and the Company, the agreements providing for the sale, issuance or grant of the Additional Shares, or the obligation of the HCAC to sell, issue or grant the Additional Shares (the “Additional Share Agreements”), shall: (i) impose restrictions on the direct or indirect, sale, exchange, transfer (by gift or otherwise), assignment, distribution, pledge, creation of a security interest, lien or trust with respect to, or other disposal of or encumbrance of the Additional Shares that are no less restrictive than the Lock-Up Terms (it being understood that the time period for the applicability of such restrictions to the Additional Company Shares shall be measured from the Closing and not from any later date on which Additional Company Shares are issued); (ii) specify any portion of the Deferred Shares to which the applicable Additional Share Recipient is entitled, if any; and (iii) may impose such other conditions, restrictions or limitations, including vesting, as the HCAC determines in connection with the Additional HCAC Shares or the Company directs in writing in connection with the Additional Company Shares. It is agreed and understood that (A) in no event shall HCAC issue or obligate itself to issue, in aggregate more than 8,750,000 Additional Shares pursuant to this Section 6.26, and (B) any portion of the Additional Company Shares that are not issued before the expiration of the time period specified in clause (b) of the first sentence of this Section 6.26 shall be added to the shares reserved for issuance pursuant to the Equity Plan.

Article VII
CLOSING CONDITIONS

Section 7.01 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and the HCAC of the following conditions:

(a) Required HCAC Shareholder Approval. The HCAC Shareholder Approval shall have been obtained.

(b) Required Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(c) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and be in effect with respect to the Registration Statement and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) Nasdaq Listing. The shares of Domesticated HCAC Common Stock to be issued in connection with the Transactions shall be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the Domesticated HCAC Common Stock.

Section 7.02 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.01, the obligations of the Company to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the HCAC and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the HCAC pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or HCAC Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a HCAC Material Adverse Effect.

(b) Agreements and Covenants. The HCAC and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No HCAC Material Adverse Effect. No HCAC Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d) Domestication. The Domestication shall have been completed as provided in Section 6.22 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

(e) Trust Account. HCAC shall have made appropriate arrangements to have the net proceeds remaining in the Trust Account (after giving effect to all Redemptions) available to HCAC at the Closing.

(f) Minimum Cash. The Closing Aggregate Cash Amount shall be equal to or greater than $40,000,000.

(g) Closing Deliveries.

(i) Officer Certificate. The HCAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the HCAC in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

(ii) Secretary Certificate. The HCAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the HCAC’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Domestication) and (B) the resolutions of the HCAC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions.

(iii) Ancillary Documents. The HCAC shall have delivered to the Company:

(A) A copy of the Registration Rights Agreement, duly executed by the HCAC and the Sponsor;

(B) A copy of the Sponsor Lock-up Agreement, duly executed by the HCAC and the Sponsor; and

(C) A certificate from its Chief Executive Officer certifying as to the satisfaction of the condition specified in Section 7.02(f) and to HCAC’s calculation of the actual Closing Aggregate Cash Amount, and attaching such other reasonable supporting evidence requested by Company.

Section 7.03 Conditions to Obligations of the HCAC and Merger Sub. In addition to the conditions specified in Section 7.01, the obligations of the HCAC and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where available) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants (except for the requirement to provide the Audited Financial Statements and the Updated Financial Statements by the deadlines specified in Section 6.04) under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole, since the date of this Agreement that is continuing.

(d) Liens and Encumbrances. The Company shall have no outstanding Liens which would materially impair the ability of the Company or HCAC to consummate the Transactions.

(e) Closing Deliveries.

(i) Officer Certificate. The HCAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.03(a), Section 7.03(b), Section 7.03(c) and Section 7.03(d).

(ii) Secretary Certificate. The Company shall have delivered to the HCAC a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing) and (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Transactions.

(iii) The Company shall have delivered to the HCAC:

(A) A copy of the Registration Rights Agreement, duly executed by the applicable Company stockholders.

Section 7.04 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII
TERMINATION AND EXPENSES

Section 8.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the HCAC and the Company;

(b) by the Company if there has been a Modification in Recommendation;

(c) by the Company if the HCAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the applicable HCAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by written notice by the HCAC or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by December 31, 2026 (the “Outside Date”); provided, that, the right to terminate this Agreement under this Section 8.01(d) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(e) by written notice by either the HCAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(f) by written notice by the Company to HCAC, if (i) there has been a breach by the HCAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the HCAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the HCAC or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if at such time the Company is in material uncured breach of this Agreement;

(g) by written notice by the HCAC to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the HCAC shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if at such time the HCAC is in material uncured breach of this Agreement;

(h) by the HCAC if the Company does not deliver the Audited Financial Statements by September 30, 2026, provided, that the HCAC shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if at such time the HCAC is in material uncured breach of this Agreement; or

(i) by written notice by the HCAC to the Company, if (i) all the conditions set forth in Section 7.01 and Section 7.02 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Company fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the HCAC shall have irrevocably confirmed in writing to the Company that it is ready, willing and able to consummate the Closing and (iv) the Company fails to effect the Closing within five (5) Business Days following delivery of such confirmation;

(j) by written notice by the Company to the HCAC, if (i) all the conditions set forth in Section 7.01 and Section 7.03 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the HCAC fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the Company shall have irrevocably confirmed in writing to the HCAC that it is ready, willing and able to consummate the Closing and (iv) the HCAC fails to effect the Closing within five (5) Business Days following delivery of such confirmation.

Section 8.02 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.01 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.01 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 6.15, Section 6.16, Article IX, and this Section 8.02 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.15).

Article IX
MISCELLANEOUS

Section 9.01 No Survival. Except (x) as otherwise contemplated by Section 8.02 or (y) in the case of a Fraud Claim against a Person, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing.

Section 9.02 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or other electronic means (including email), with evidence of transmission, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice). Actual notice is effective notice for all purposes hereunder.

If to the HCAC:	with a copy (which will not constitute notice) to:
Hall Chadwick Acquisition Corp	Duane Morris LLP
1 North Bridge Road	901 New York Avenue N.W., Suite 700 East
#18-06 High Street Centre	Washington, DC 20001-4795
Singapore	Attn: Andy Tucker
Attn: Alex Bono	Email: ATucker@duanemorris.com
Email: Abono@hallchadwick.com

If to the Company, to:	with a copy (which will not constitute notice) to:
REEcycle Holdings, Inc.	Perkins Coie LLP
8310 Castleford St. Ste. 320	1155 Avenue of the Americas, 22nd Floor
Attn: Mick McMullen	New York, NY 10036
Email:	Attn: Elliott Smith; Eitan Hoenig
Email: elliottsmith@perkinscoie.com; ehoenig@perkinscoie.com

Section 9.03 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

Section 9.04 Third Parties. Except for the Persons granted the rights set forth in Section 6.19, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party. Notwithstanding the foregoing, if the Closing occurs, the Earnout Participants are intended express third-party beneficiaries of, and may enforce Section 2.05 by action of such number of Earnout Participants entitled to receive at least 30% of the aggregate Earnout Shares issuable pursuant to Section 2.05 (assuming the occurrence of the Milestone Event).

Section 9.05 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, provided that, for the avoidance of doubt, the laws of the Cayman Islands shall also apply to and, as applicable, govern the Domestication.

Section 9.06 Jurisdiction. Any proceeding or Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the Southern District of New York and to the extent such court does not have subject matter jurisdiction, the courts of the State of New York located in Manhattan, New York), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.06.

Section 9.07 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.08 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 9.09 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 9.10 Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the HCAC and the Company. Any Party may, at any time prior to the Closing, by action taken by its board of directors or managers or other equivalent body or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another Party) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

Section 9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the HCAC, its shareholders under the Cayman Companies Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the HCAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the HCAC and its Representatives and the HCAC and its Representatives have been given access to the electronic folders containing such information.

Section 9.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.14 Legal Representation.

(a) Conflicts and Privilege.

(i) The HCAC and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders, shareholders or holders of other equity interests of the HCAC or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Hall Chadwick Group”), on the one hand, and (y) the HCAC following the Closing, the Company and/or any member of the REEcycle Group, on the other hand, any legal counsel, including Duane Morris LLP (“Duane Morris”), that represented the HCAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Hall Chadwick Group, in such dispute even though the interests of such Persons may be directly adverse to the HCAC and its Affiliates (following the Closing), and even though such counsel may have represented the HCAC in a matter substantially related to such dispute, or may be handling ongoing matters for the HCAC and/or the Sponsor. The HCAC and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby) between or among the HCAC, the Sponsor and/or any other member of the Hall Chadwick Group, on the one hand, and Duane Morris, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Hall Chadwick Group after the Closing, and shall not pass to or be claimed or controlled by the HCAC and its Affiliates (following the Closing). Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the HCAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the HCAC.

(ii) The HCAC and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders, shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “REEcycle Group”), on the one hand, and (y) the Company (following the Closing) and/or any member of the Hall Chadwick Group, on the other hand, any legal counsel, including Perkins Coie LLP (“Perkins”) that represented the Company prior to the Closing may represent any member of the REEcycle Group in such dispute even though the interests of such Persons may be directly adverse to the Company (following the Closing), and even though such counsel may have represented the HCAC and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company (following the Closing). The HCAC and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the Transactions) between or among the Company and/or any member of the REEcycle Group, on the one hand, and Perkins on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions. Notwithstanding the foregoing, any privileged communications or information shared by the HCAC prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company (following the Closing).

(iii) Perkins has represented the REEcycle Group and the Target Companies with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until the Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the Hall Chadwick Group and, following the Closing, the Company, agree that they shall not, and shall cause their Affiliates not to, seek to have Perkins be disqualified from representing (a) any member of the REEcycle Group in connection with any dispute that may arise between such parties and the Hall Chadwick Group or the Target Companies or (b) the HCAC or any of the Target Companies in connection with any dispute that may arise between such parties and the members of the REEcycle Group.

Section 9.15 Waiver of Claims Against Trust. The Company acknowledges that the HCAC is a special purpose company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the IPO Prospectus available at www.sec.gov, substantially all of the HCAC assets consist of the cash proceeds of the HCAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of the HCAC, its public shareholders and the underwriters of the HCAC’s initial public offering. The Company acknowledges that it has been advised by the HCAC that, except with respect to interest earned on the funds held in the Trust Account that may be released to the HCAC to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if the HCAC completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the IPO Prospectus; (ii) if the HCAC fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the HCAC in limited amounts to permit the HCAC to pay the costs and expenses of its liquidation and dissolution, and then to the HCAC Shareholders; and (iii) if the HCAC holds a shareholder vote to amend the HCAC’s Organizational Documents to modify the substance or timing of the obligation to redeem 100% of the HCAC Class A Ordinary Shares if the HCAC fails to complete a Business Combination within the allotted time period or to otherwise modify any other material provision of the HCAC’s Organizational Documents relating to its shareholders’ rights or its pre-initial Business Combination activity, then for the redemption of any HCAC Ordinary Shares properly tendered in connection with such vote. For and in consideration of the HCAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself, its Affiliates and its and their respective Representatives, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom to the HCAC’s public shareholders for any reason whatsoever; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against the HCAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for the HCAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect the HCAC’s ability to fulfill its obligation to effectuate the Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against the HCAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account other than to the HCAC’s public shareholders and any assets that have been purchased or acquired with any such funds).

Section 9.16 Company and HCAC Disclosure Letters. The Company Disclosure Letter and the HCAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the HCAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Article X
DEFINITIONS

Section 10.01 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Proposal” has the meaning specified in Section 6.06(a).

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Additional Company Shares” has the meaning specified in Section 6.26.

“Additional HCAC SEC Reports” has the meaning specified in Section 5.06(a).

“Additional HCAC Shares” has the meaning specified in Section 6.26.

“Additional Share Agreements” has the meaning specified in Section 6.26.

“Additional Share Recipients” has the meaning specified in Section 6.26.

“Additional Shares” has the meaning specified in Section 6.26.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Merger Consideration” means (a) the number of shares of Domesticated HCAC Common Stock equal to the quotient of: (i) the Purchase Price, divided by (ii) $10.00, minus (b) the Earnout Shares (assuming for these purposes that the Milestone Event has occurred).

“Agreement” has the meaning specified in the Preamble.

“Alternative Transaction” has the meaning specified in Section 6.06(a).

“Ancillary Documents” means each of the agreements and instruments contemplated by this Agreement or otherwise related to the transactions contemplated in this Agreement, in each case to be executed and delivered on the date hereof or on or prior to the Closing Date, including this Agreement (together with the Company Disclosure Letter and the HCAC Disclosure Letter).

“Anti-Bribery Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended; the UK Bribery Act 2010, and any rules or regulations promulgated thereunder; the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and any other applicable Laws relating to bribery or corruption in any governing jurisdiction.

“Antitrust Laws” has the meaning specified in Section 6.09(b).

“Approvals” has the meaning specified in Section 4.09.

“Audited Financial Statements” has the meaning specified in Section 6.04(a).

“Business Combination” has the meaning specified in Article 1.1 of the HCAC’s Organizational Documents as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or, for so long as the HCAC remains domiciled in Cayman Islands, Governmental Authorities in the Cayman Islands that are authorized or required by Law to close.

“Cayman Companies Act” has the meaning specified in the Recitals.

“Cayman HCAC Public Rights” means the Cayman HCAC Rights included in the Cayman HCAC Units sold in the IPO.

“Cayman HCAC Rights” has the meaning specified in the Recitals.

“Cayman HCAC Units” has the meaning specified in the Recitals.

“Cayman Registrar” means the Cayman Islands Registrar of Companies.

“Certificate of Merger” has the meaning specified in the Recitals.

“Closing” has the meaning specified in Section 3.01.

“Closing Aggregate Cash Amount” means an amount equal to the sum of (a) the cash proceeds to be received by HCAC or any of its Affiliates from the Trust Account in connection with the transactions contemplated hereby (after giving effect to the Redemption) plus (b) the aggregate cash proceeds actually received by HCAC or any of its Affiliates in respect of the PIPE Investment minus (c) the HCAC Transaction Costs.

“Closing Date” has the meaning specified in Section 3.01.

“Closing Filing” has the meaning specified in Section 6.15(b).

“Closing Press Release” has the meaning specified in Section 6.15(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company” has the meaning specified in the Preamble.

“Company Benefit Plan” means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by any Target Company for the benefit of any employee or terminated employee of any Target Company.

“Company Common Stock” means the common stock of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the HCAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the HCAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Disclosure Letter” has the meaning specified in the Preamble to Article IV.

“Company Financials” has the meaning specified in Section 4.06(a).

“Company Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (i) shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, and (ii) all shares of Company Common Stock issuable upon full exercise, exchange or conversion of all issued and outstanding Company Options.

“Company Incentive Plan” means REEcycle Holdings, Inc. 2024 Long Term Incentive Plan.

“Company IP” means any and all Intellectual Property that is owned or purported to be owned (in whole or in part), licensed, used or held for use by the Target Companies.

“Company IP Licenses” means any Intellectual Property licenses, sublicenses and other agreements or permissions that a Target Company is party to or is otherwise authorized to use or practice any Intellectual Property under, excluding Off-the-Shelf Software and non-exclusive licenses of Intellectual Property granted in agreements with suppliers, customers or end users in the ordinary course of business where the license is not the primary purpose of the agreement.

“Company Leased Real Properties” has the meaning specified in Section 4.16(b).

“Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”), that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, prospects of the Target Companies, taken as a whole, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Target Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement or any Ancillary Document, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including any COVID-19 Measures) or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Target Companies to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Target Companies, (i) any matter set forth on the Company Disclosure Letter, or (j) any action taken by, or at the request of, the HCAC; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, prospects of the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations.

“Company Material Contract” has the meaning specified in Section 4.13(a).

“Company Option” means each option to purchase equity securities of the Company, in each case, granted pursuant to the Company Incentive Plan.

“Company Permits” has the meaning specified in Section 4.11.

“Company Real Property Leases” has the meaning specified in Section 4.16(b).

“Company Registered IP” has the meaning specified in Section 4.14(a).

“Company Securities” means, collectively, the Company Common Stock, the Company Options, and all other units, warrants and other securities of the Company.

“Company Shareholder Approval” means the approval of this Agreement and the Transactions, including the Merger, by the affirmative vote or written consent of the stockholders of the Company, pursuant to the terms and in accordance with and satisfaction of the conditions of the Company’s Organizational Documents and applicable Law.

“Company Software” means any and all Software which any of the Target Companies owns or purports to own, in whole or in part.

“Company Transaction Costs” means all fees, costs and expenses of the Target Companies, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, including: (a) all change of control bonus payments, retention or similar payments payable solely as a result of the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger” payments), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date and which are payable in connection with the consummation of the Transactions, whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger payments”), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; and (c) all professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of the Transactions; but excluding (i) any and all costs, fees and expenses incurred in connection with the preparation and filing of the Registration Statement (and any registration statement filed with the SEC in connection therewith) and the review and/or approval thereof by the SEC, (ii) any and all costs, fees and expenses incurred in connection with the listing on Nasdaq of the shares of Domesticated HCAC Common Stock issued in connection with the Transactions, and (iii) any other amounts payable by the HCAC hereunder.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Continental” means the Continental Stock Transfer & Trust Company.

“Contracts” means all legally binding contracts, contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all Company IP Licenses and other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Copyleft Terms” has the meaning specified in Section 4.14(e).

“Copyrights” has the meaning set for in the definition of “Intellectual Property”.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or any other epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID- 19.

“D&O Indemnified Party” has the meaning specified in Section 6.19(a).

“D&O Tail” has the meaning specified in Section 6.19(b).

“Deferred Company Shares” has the meaning specified in Section 2.05(a)(ii)(B).

“Deferred HCAC Shares” has the meaning specified in Section 2.05(a)(ii)(A).

“Deferred Shares” has the meaning specified in Section 2.05(a)(ii).

“DGCL” has the meaning specified in the Recitals.

“Disclosure Letters” means, collectively, the Company Disclosure Letter and the HCAC Disclosure Letter.

“Domesticated HCAC Common Stock” means, following the Domestication, common stock of the HCAC, par value $0.0001 per share.

“Domesticated HCAC Right” has the meaning specified in the Recitals.

“Domesticated HCAC Unit” means, following the Domestication, a unit of the HCAC (consisting of one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right).

“Domestication” has the meaning specified in the Recitals.

“Draft Financials” has the meaning specified in Section 4.06(a).

“Duane Morris” has the meaning specified in Section 9.14(a)(i).

“Earnout Participant” shall mean each holder of Company Common Stock or vested Company Options, in each case, as of immediately prior to the Effective Time with a Pro Rata Share in excess of zero (0).

“Earnout Shares” has the meaning specified in Section 2.05(a)(i).

“Effective Time” has the meaning set forth in Section 1.02(a).

“Enforceability Exceptions” has the meaning as specified in Section 5.02.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the environment, (c) natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (d) pollution (or the cleanup thereof), or (e) concerned with the presence of, exposure to, or the management, handling, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, distribution, labeling, testing, warning, Release, threatened Release, control, cleanup or remediation of any Hazardous Materials. The term “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq., the Resource Conservation and Recovery Act, 42 USC §6901 et seq., the Toxic Substances Control Act, 15 USC §2601 et seq., the Federal Water Pollution Control Act, 33 USC §1251 et seq., the Clean Air Act, 42 USC §7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC §136 et seq., the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC §2641 et seq., the Safe Drinking Water Act, 42 USC §300f et seq., the Oil Pollution Act of 1990, 33 USC §2701 et seq., the Atomic Energy Act of 1954, 42 USC §2701 et seq., the Energy Reorganization Act of 1974, 2 USC §5801 et seq., and their implementing regulations and any analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Legal Proceedings, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 4.20(a).

“Equity Incentive Plan” has the meaning specified in Section 6.14(a).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) which together with a Target Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the Aggregate Merger Consideration divided by the Company Fully Diluted Capital.

“Extension” has the meaning specified in Section 6.03(a).

“Federal Securities Law” has the meaning specified in Section 6.07.

“Financial Statement Due Date” has the meaning specified in Section 6.04(a).

“FLSA” has the meaning set forth in Section 6.18(e).

“Fraud Claim” means any claim based upon intentional fraud as defined under the common law of the State of Delaware.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, municipal, local or other foreign or domestic governmental, quasi-governmental, or administrative body, instrumentality, department. or agency, any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, or any government-owned entity.

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), any candidate for political office, or any employee of a government owned or controlled entity.

“Hall Chadwick Group” has the meaning specified in Section 9.14(a)(i).

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed, classified or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, “toxic chemical”, or “waste” (or words of similar import or regulatory effect) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including oil, petroleum, petroleum products and by-products, petroleum breakdown products, asbestos, radioactive materials, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation and per- and polyfluoroalkyl substances and other emerging contaminants, flammable or explosive substances, or pesticides.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (other than real estate leases and any other leases that would be required to be capitalized only upon adoption of ASC 842), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien securing debt for borrowed money on any property of such Person (other than Permitted Liens), (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means any and all intellectual or proprietary property and all rights, title, and interest therein or thereto arising anywhere in the world, including all United States, international and foreign: (i) patents and patent applications, patent improvements, disclosures and inventions, (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisions, continuations in part, renewals, divisionals, extensions, substitutions, reexaminations, reissues or foreign counterparts of any of the foregoing (“Patents”); (ii) all trade names, trade dress, trademarks, service marks, slogans, logos or internet domain name registrations, social media usernames, handles, and any other similar identifiers of source of origin, whether registered or unregistered, including all goodwill associated therewith, together with all registrations and applications relating thereto (“Trademarks”); (iii) copyrights (whether registered or unregistered), original works of authorship, copyrightable works and subject matter, together with all registrations and applications relating thereto (“Copyrights”); (iv) all proprietary databases and data; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) Trade Secrets, (vii) Software and data, databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise; (viii) rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world; (ix) any and all other intellectual or industrial property rights protectable by applicable law in any jurisdiction; and (x) all issuances, renewals, registrations and applications of or for any of the foregoing.

“Intended Tax Treatment(s)” has the meaning specified in the Recitals.

“Interim Period” has the meaning specified in Section 6.01(a).

“International Trade Laws” means (a) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security)) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (b) all comparable applicable Laws outside the United States.

“IPO” means the initial public offering of Cayman HCAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the HCAC, dated as of November 20, 2025 (File No. 333-289333).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“IT Assets” technology, devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, automated networks and control systems, cloud computing arrangements, and all other information or operational technology, telecommunications, or data processing assets, facilities, systems services, or equipment, and all data stored therein or processed thereby, and all associated documentation, in each case, owned or leased by, licensed to, or used by the Target Companies in the conduct of their respective businesses.

“JOBS Act” has the meaning specified in Section 5.06(f).

“Knowledge” means, with respect to (i) the Company, the actual knowledge, after reasonable inquiry, of the individuals set forth on Schedule 10-B of the Company Disclosure Letter and (ii) the HCAC, the actual knowledge, after reasonable inquiry, of the individuals set forth on Schedule 10-A of the HCAC Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or examination, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards).

“Lien” means any mortgage, deed of trust, pledge, security interest, attachment, right of first refusal, right of first offer, option, proxy, voting trust, license, encumbrance, easement, covenant, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lock-Up Terms” has the meaning specified in the Recitals.

“Material Current Government Contract” has the meaning specified in Section 4.10.

“Merger” has the meaning specified in the Recitals.

“Merger Sub” has the meaning specified in the Preamble.

“Milestone Event” means a single commercial facility operated by the Company or a Subsidiary thereof achieving an annualized run rate of 50 metric tonnes per annum of mixed rare earth oxide, measured over the average of 22 consecutive working days.

“Modification in Recommendation” has the meaning specified in Section 6.13(b).

“Nasdaq” has the meaning specified in Section 5.06(a).

“OFAC” has the meaning specified in Section 4.24(c).

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public on standard terms and conditions with an annual cost of less than $100,000 per year.

“Offer Documents” has the meaning specified in Section 6.13(a)(i).

“Open Source Software” means any code or software governed by any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outside Date” has the meaning specified in Section 8.01(d).

“Owned Intellectual Property” means any and all Intellectual Property which any of the Target Companies owns (or purports to own), in whole or in part, and includes the Company Software and all Company Registered IP.

“Party(ies)” has the meaning specified in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Perkins” has the meaning specified in Section 9.14(a)(ii).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the applicable Target Company or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) zoning, entitlement, environmental or conservation restrictions and other land use and environmental regulations imposed by Governmental Authorities which, to the Knowledge of the Company, are not violated; (d) non-monetary Liens of record, so long as such matters do not materially interfere with or detract from the Target Companies’ ability to conduct its business at such property; (e) all matters that would be disclosed on an accurate survey of the Target Companies’ real property; (f) Liens incurred or deposits made in the ordinary course of business in connection with social security; (g) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business; (h) Liens arising under this Agreement or any Ancillary Document; or (i) non-exclusive licenses of Owned Intellectual Property granted to customers, vendors or service providers in the ordinary course of business.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Per Share Earnout Consideration” has the meaning specified in Section 2.01.

“Per Share Merger Consideration” has the meaning specified in Section 2.01.

“PIPE Investment” means the purchase from the HCAC in the form of shares of Domesticated HCAC Common Stock (unless otherwise agreed to by the Company) with such purchases to be consummated prior to or substantially concurrently with the Closing and solely considered “PIPE Investment” for purposes of this Agreement to the extent that the terms of any such purchase have been approved in writing by the Company.

“Post-Closing HCAC Board” has the meaning specified in Section 6.18.

“Premium Cap” has the meaning specified in Section 6.19(b).

“Pro Rata Share” means, for each stockholder of the Company, a percentage equal to (a) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by such stockholder immediately prior to the Effective Time, divided by (b) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective.

“Proxy Statement” has the meaning specified in Section 6.13(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 6.13(a)(i).

“Public Certifications” has the meaning specified in Section 5.06(a).

“Purchase Price” means $400,000,000.

“HCAC” has the meaning specified in the Preamble.

“HCAC Bylaws upon Domestication” has the meaning specified in the Recitals.

“HCAC Charter upon Domestication” has the meaning specified in the Recitals.

“HCAC Class A Ordinary Shares” means prior to the Domestication, Class A ordinary shares in the capital of the HCAC, each with a par value of $0.0001 per share.

“HCAC Class B Ordinary Shares” means prior to the Domestication, Class B ordinary shares in the capital of the HCAC, each with a par value of $0.0001 per share.

“HCAC Confidential Information” means all confidential or proprietary documents and information concerning the HCAC or any of its Representatives; provided, however, that HCAC Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the HCAC or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such HCAC Confidential Information. For the avoidance of doubt, from and after the Closing, HCAC Confidential Information will include the confidential or proprietary information of the Target Companies.

“HCAC Disclosure Letter” has the meaning specified in the Preamble to Article V.

“HCAC Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of the HCAC; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a HCAC Material Adverse Effect has occurred: (i) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the HCAC or Merger Sub; (ii) the taking of any action required by this Agreement or any Ancillary Document; (iii) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (iv) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (v) the Redemption; (vi) any breach of any covenants, agreements or obligations of any investor in any PIPE Investment, in each case who is not Sponsor or an Affiliate of Sponsor, under any agreement related to financing the Company or HCAC (including any breach of such Person’s obligations to fund any amounts thereunder when required); (vii) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (viii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (ix) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

“HCAC Option” has the meaning specified in Section 2.2(a)(iii).

“HCAC Ordinary Shares” means the HCAC Class A Ordinary Shares and the HCAC Class B Ordinary Shares.

“HCAC SEC Reports” has the meaning specified in Section 5.06(a).

“HCAC Shareholder Approval” means the approval of (i) those Transaction Proposals identified in clauses (B) and (C) and of Section 6.13(b), in each case, by special resolution under Cayman Islands Law, being an affirmative vote of the holders of a majority of at least two-thirds of the outstanding HCAC Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the HCAC’s Organizational Documents) at the HCAC Shareholders’ Meeting, (ii) those Transaction Proposals identified in clauses (A), (D), (E), (F),(G) and (H) of Section 6.13(b), in each case, by an ordinary resolution under Cayman Islands Law, being an affirmative vote of the holders of at least a majority of the outstanding HCAC Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the HCAC’s Organizational Documents), and (iii) with respect to any other proposal proposed to the HCAC Shareholders, the requisite approval required under the HCAC’s Organizational Documents, the Cayman Companies Act or any other applicable Law, in each case, at a HCAC Shareholders’ Meeting.

“HCAC Shareholders” means the holders of the HCAC Ordinary Shares.

“HCAC Shareholders’ Meeting” has the meaning specified in Section 6.13(b).

“HCAC Transaction Costs” means: (a) all fees, costs and expenses of the HCAC incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions and the PIPE Investment, whether paid or unpaid prior to the Closing, including any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers, including any deferred underwriting commissions being held in the Trust Account, and costs and expenses related to the D&O Tail; and (b) any Indebtedness of the HCAC owed to its Affiliates or shareholders; provided that, without the written consent of the Company, the HCAC Transaction Costs shall not exceed the amount set forth on Schedule 10.01-B of the HCAC Disclosure Letter, and shall be within the additional limits set forth on Schedule 10.01-B of the HCAC Disclosure Letter.

“Redemption” has the meaning specified in the Recitals.

“REEcycle Group” has the meaning specified in Section 9.14(a)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by HCAC under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 6.13(a)(i).

“Related Person” means any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates and any immediate family member of any of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge, emptying, dispersal, migrating or leaching into the indoor or outdoor environment (which includes the air (including ambient air and all layers of the atmosphere), land (including soil, surface or subsurface strata or medium, sediments, fill, lands submerged under water, buildings, improvements and structures), water (including oceans, lakes, rivers, streams, drinking water supply, groundwater and surface water), and all other external conditions and influences under which humans, animals and plants live or are developed), or into or out of any property.

“Remedial Legal Proceeding” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies, assessments, and investigations or post-remedial monitoring and care, or (iv) correct or otherwise respond to a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Rights Agreement” means that certain Rights Agreement, dated as of November 20, 2025, by and between the HCAC and Continental, as rights agent.

“Sanctioned Jurisdiction” has the meaning specified in Section 4.24(c).

“Sanctions Laws” means applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury, or (v) any country in which the HCAC or any Target Company or any agent acting on behalf of the forgoing is performing activities.

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) included on any list of Persons subject to Sanctions (including, but not limited to, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List; or any similar list maintained or administered by the United Nations Security Council, HM Treasury of the United Kingdom, the European Union, any European Union member state, or any other Governmental Authority where the Company or any of its Subsidiaries or the HCAC and any of its Subsidiaries operate), or (c) owned fifty percent (50%) or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) or (b).

“SDN List” has the meaning specified in Section 4.24(c).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Signing Filing” has the meaning specified in Section 6.15(b).

“Signing Press Release” has the meaning specified in Section 6.15(b).

“Software” means any and all software, firmware and computer programs and applications, including any and all source code, descriptions, schematics, specifications, flow charts, object code, middleware, utilities, computer programs, application programming interfaces, algorithms, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models, methodologies and other work product used in design, plan, organize and develop any of the foregoing, in each case of the foregoing whether in source code, executable or object code form, documentation related thereto including user manuals, user documentation, and training materials, filed, records and other work product related to any of the foregoing and all software modules, tools and databases and collections of data.

“Sponsor” means Hall Chadwick Capital LLC, a Cayman Islands limited liability company.

“Sponsor Lock-Up Agreement” has the meaning specified in the Recitals.

“Sponsor Share Conversion” has the meaning specified in the Recitals.

“Sponsor Support Agreement” has the meaning specified in the Recitals.

“Stockholder Support Agreement” means that certain Stockholder Support Agreement, dated as of the date hereof (as it may be amended or supplemented from time to time), by and between the HCAC, the Company and the stockholders of the Company party thereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surviving Corporation” has the meaning specified in the Recitals.

“Target Companies” means, collectively, the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, form, declaration, election, report, information return or other documents (including any related or supporting schedules or statements) filed or required to be filed with a Governmental Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements with respect to any Taxes.

“Taxes” means all federal, state, local, and non-U.S. net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security, excise, escheat or unclaimed property, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges, in each case, in the nature of a tax and imposed, administered or collected by a Governmental Authority (whether or not disputed), together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by a Governmental Authority.

“Top Suppliers” has the meaning specified in Section 4.23(a).

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).

“Trademarks” has the meaning set for in the definition of “Intellectual Property”.

“Transaction Proposals” has the meaning specified in Section 6.13(b).

“Transactions” has the meaning specified in the Recitals.

“Transfer Taxes” has the meaning specified in Section 6.11(c).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Trust Account” means that certain trust account established pursuant to the Trust Agreement.

“Trust Agreement” has the meaning specified in Section 5.14.

“Trustee” has the meaning specified in Section 5.14.

“Updated Financial Statements” has the meaning specified in Section 6.04(b).

“Unit Split” has the meaning specified in the Recitals.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The HCAC:

HALL CHADWICK ACQUISITION CORP

By:
Name:	Alex Bono
Title:	Chief Executive Officer and Director

The Company:

REECYCLE HOLDINGS, INC.

By:
Name:	Mick McMullen
Title:	Chairman

Merger Sub:

HCAC STAR MERGER SUB, INC.

By:	Hall Chadwick Acquisition Corp, its sole stockholder

By:
Name:	Aaron Dominish
Title:	Chief Executive Officer

{Signature Page to Business Combination Agreement}

Exhibit A

CERTIFICATE OF INCORPORATION
OF
HALL CHADWICK ACQUISITION CORP

[●], 2026

ARTICLE I
NAME

The name of the corporation is Hall Chadwick Acquisition Corp (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 560,500,000 shares, consisting of (a) 550,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), (b) 5,000,000 units consisting of one share of Common Stock and one right to receive one tenth (1/10) of one share of Common Stock (the “Units”), and (c) 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board,” and each member of the Board, a “Director”) is expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed under the DGCL, and the Board is expressly vested with the authority to the full extent provided by law, now or later, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Certificate of Incorporation (this “Certificate”) (including any Preferred Stock Designation), the holders of the shares of Common Stock shall possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the right to vote on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote under this Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared by the Board from time to time out of any assets or funds of the Corporation legally available and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise may not be less than the par value.

Section 4.5 Redemption, Purchase and Surrender of Shares and Treasury Shares.

(a) Redemption, Purchase and Surrender. Subject to the provisions of the DGCL, the rules of any national securities exchange, including the Nasdaq Stock Market LLC, the NYSE American LLC or The New York Stock Exchange LLC or any over-the-counter market on which shares of Common Stock are listed for trading (the “Designated Stock Exchange”) and/or any competent regulatory authority, and to the rights attaching to the Common Stock, the Corporation may, upon approval by the Board:

(i) issue shares of Common Stock on terms that they are to be redeemed or are liable to be redeemed at the option of the Corporation or the stockholder on such terms and in such manner as the Board may, before the issue of such shares of Common Stock, determine;

(ii) purchase its own shares of Common Stock (including any redeemable shares) on such terms and in such manner as the Board determine;

(iii) make a payment in respect of the redemption or purchase of its own shares of Common Stock in any manner permitted by the DGCL; and

(iv) permit the surrender of fully paid shares of Common Stock for no consideration.

The Corporation may make a payment in respect of the redemption or purchase of its own shares of Common Stock in any manner authorized by the DGCL.

(b) Effect of Redemption, Purchase and Surrender. Shares of Common Stock that the Corporation redeems, purchases, accepts by way of surrender or otherwise acquires under Section 4.5(a) may:

(i) be cancelled; or

(ii) be held as shares of Common Stock that have been repurchased, redeemed, surrendered to or otherwise acquired by the Corporation and not cancelled (“Treasury Shares”) on such terms and in such manner as the Board determine before such acquisition.

(c) Effects of Redemptions. With respect to redeeming or repurchasing the shares of Common Stock: stockholders who hold shares of Common Stock (“Public Shares”) that were originally issued in the Corporation’s initial public offering of securities (the “IPO”) are entitled to request the redemption of such shares of Common Stock (but only to the extent that such request must have been made to the Corporation in accordance with its prior Amended and Restated Memorandum and Articles of Incorporation), or for such Public Shares to otherwise be redeemed, in the circumstances described in Section 4.7(c); and

(d) Power to pay for redemption or purchase in cash or in specie. When making a payment in respect of the redemption or purchase of shares of Common Stock, the Board may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares, or by the terms applying to those shares in accordance with Section 4.7), or otherwise by agreement with the stockholder holding those shares of Common Stock.

(e) Effect of redemption or purchase of a share of Common Stock. Upon the date of redemption or purchase of a share:

(i) the stockholder holding that share of Common Stock shall cease to be entitled to any rights in respect of such share other than the right to receive:

(1)	the price for the share of Common Stock; and

(2)	any dividend declared in respect of the share of Common Stock before the date of redemption or purchase;

(ii) the Corporation’s stock ledger shall be updated to reflect the redemption or purchase of the share of Common Stock from the stockholder; and

(iii) the share of Common Stock shall be cancelled or held as a Treasury Share, as the Board may determine.

For the purpose of this Certificate, the date of redemption or purchase is the date when the redemption or purchase falls due.

(f) Treasury Shares. All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Corporation while it holds the share of Common Stock as a Treasury Share, other than as set out in this Certificate. The Corporation may:

(i) cancel the Treasury Shares on such terms and in such a manner as the Board may determine; and

(ii) transfer the Treasury Shares, upon such terms and conditions determined and approved by the Board in its sole discretion.

(g) Rights attaching to Treasury Shares and Related Matters.

(i) No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Corporation’s assets (including any distribution of assets to stockholders on a winding up) may be made to the Corporation in respect of a Treasury Share.

(ii) The Corporation’s stock ledger shall reflect that the Corporation is the holder of the Treasury Shares. However:

(1)	the Corporation shall not be treated as a stockholder for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(2)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Corporation’s stockholders and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of this Certificate or the DGCL.

(iii) Treasury Shares may be disposed of by the Corporation in accordance with the DGCL and otherwise on such terms and conditions as the Directors determine.

(h) No Participation. Any share of Common Stock in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Corporation in respect of the period after the date specified as the date of redemption in the notice of redemption.

(i) No other Redemption. The redemption, purchase or surrender of any share of Common Stock shall not be deemed to give rise to the redemption, purchase or surrender of any other share of Common Stock.

(j) Redemption in Kind. The Board may, when making payments in respect of redemption or purchase of shares of Common Stock, if authorized by the terms of issue of the shares of Common Stock being redeemed or purchased or with the agreement of the holder of such shares of Common Stock, make such payments either in cash or in kind.

Section 4.6 Intentionally Omitted.

Section 4.7 Business Combination.

(a) Notwithstanding any other provision of this Certificate, this Section 4.7 shall apply during the period commencing upon the adoption of the Certificate and terminating upon the first to occur of the consummation of any business combination of the Corporation (“Business Combination”) and the distribution of the trust account of the Corporation (“Trust Account”) under Section 4.7(e). In the event of a conflict between this Section 4.7 and any other sections, the provisions of this Section 4.7 shall prevail and this section may not be amended before the consummation of a Business Combination without the affirmative vote of the holders of at least two-thirds of the Common Stock, who, being entitled to do so, vote in person or by proxy at a meeting of the Corporation’s stockholders.

(b) The Corporation shall be authorized to consummate the Business Combination if such Business Combination is approved by the affirmative vote of the holders of a majority of the capital stock of the Corporation, who, being entitled to do so, vote in person or by proxy at the meeting of the Corporation’s stockholders.

(c) Any stockholder holding Public Shares who is not Hall Chadwick Capital LLC (the “Sponsor”), or an officer, or Director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such stockholder together with any “Affiliate” (meaning, in respect of a person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity) of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the United States Securities Exchange Act of 1934 (the “Exchange Act”)) may exercise this redemption right with respect to more than 15% of the Public Shares sold in the IPO without the Corporation’s prior consent, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Corporation in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Corporation’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days before the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Corporation shall pay any such redeeming stockholder (who submitted Class A Public Shares to the transfer agent of the Corporation at least two business days before the meeting of the Corporation’s stockholders to approve a Business Combination, regardless of whether such stockholder votes for or against such proposed Business Combination or abstains from voting, a per-share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days before the consummation of a Business Combination, including interest earned on the Trust Account not previously released to the Corporation for the payment of tax amounts paid by the Corporation (such withdrawals, the “Permitted Withdrawals”)), divided by the number of then-outstanding Public Shares in issue (such redemption price being referred to as the “Redemption Price”).

(d) The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant stockholders as appropriate.

(e) In the event that the Corporation does not consummate a Business Combination by twenty-one months after the closing of the IPO, such earlier time as the Directors may approve or such later time as the stockholders of the Corporation may approve in accordance with the Certificate, the Corporation shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days after, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation for Permitted Withdrawals (less up to US$ 100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares in issue, which redemption will completely extinguish the rights of the holders of such Public Shares as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Corporation’s remaining stockholders and the Directors, liquidate and dissolve, subject in the case of sub-sections (ii) and (iii), to its obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. If the Corporation shall wind up for any other reason before the consummation of a Business Combination, the Corporation shall, as promptly as reasonably possible but not more than ten business days after, follow the foregoing procedures set out in this Section 4.7(e) with respect to the liquidation of the Trust Account, subject to its obligations under Delaware law to provide for claims of creditors and subject to the other requirements of applicable law.

(f) Except for Permitted Withdrawals, none of the funds held in the Trust Account shall be released from the Trust Account:

(i) to the Corporation, until completion of any Business Combination; or

(ii) to the stockholders holding Public Shares, until the earliest of:

(1)	an IPO Redemption under Section 4.7(c); or

(2)	a distribution of the Trust Account under Section 4.7(e).

In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account. The Corporation shall have no obligation to deposit any funds held outside of the Trust Account into the Trust Account for the benefit of holders of Public Shares following the deposit in connection with the IPO of the net proceeds of the IPO and certain of the proceeds of the sale of the private placement shares into the Trust Account. Holders of Public Shares shall have no rights to any funds held by the Corporation outside of the Trust Account upon or following their redemption under Section 4.7(c) or 4.7(e).

(g) After the issue of Public Shares, and before the consummation of a Business Combination, the Directors shall not, issue additional shares or any other securities that would entitle the holders to:

(i) receive funds from the Trust Account; or

(ii) vote as a class with the Public Shares:

(1)	on a Business Combination or on any other proposal presented to stockholders before or in connection with the completion of a Business Combination; or

(2)	to approve an amendment to this Certificate to: (A) extend the time the Corporation has to consummate a Business Combination beyond twenty-one (21) months from the closing of IPO; or (B) amend the foregoing provisions of this Certificate.

(h) The Corporation must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in the Trust Account and taxes payable on the interest earned on the Trust Account) at the time of the Corporation signing the agreement to enter into a Business Combination. An initial Business Combination must not be effectuated solely with another blank check company or a similar company with nominal operations.

(i) The uninterested independent Directors shall approve any transaction or transactions between the Corporation and any of the following parties:

(i) any stockholder owning an interest in the voting power of the Corporation that gives such stockholder a significant influence over the Corporation; and

(ii) any Director or officer of the Corporation and any Affiliate or relative of such Director or officer.

(j) Any payment made to members of the audit committee of the Board (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

(k) A Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

(l) The audit committee of the Board (if one exists) shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the audit committee of the Board shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

(m) The Corporation may enter into a Business Combination with a target business that is affiliated with a member of the investor group consisting of the Sponsor and its respective Affiliates, successors and assigns, the Directors or officers of the Corporation. In the event the Corporation seeks to complete the Business Combination with a target business that is affiliated with the Sponsor, officers or Directors, the Corporation, or a committee of independent Directors, will obtain an opinion from an independent investment banking firm or another independent valuation or accounting firm that such a Business Combination or transaction is fair to the Corporation from a financial point of view.

(n) Any Business Combination must be approved by a majority of the independent Directors.

(o) In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, any Director or officer of the Corporation or any of their respective Affiliates, the Corporation, or a committee of the independent Directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that such Business Combination is fair to the Corporation from a financial point of view.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws of the Corporation (as they may be amended from time to time, “Bylaws”), the Board is empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws later adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of Directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board under a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II, or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate, and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate, each of the successors elected to replace the class of Directors whose term expires at that annual meeting shall be elected for a three year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5, if the number of Directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of Directors in each class as nearly equal as possible, but in no case shall a decrease in the number of Directors constituting the Board shorten the term of any incumbent Director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect Directors under the terms of one or more series of Preferred Stock, the election of Directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote. The Board is expressly authorized, by resolution or resolutions, to assign members of the Board already in office to the aforesaid classes at the time this Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5, a Director shall hold office until the next annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such Director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of Directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5, newly created directorships resulting from an increase in the number of Directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining Directors then in office, even if less than a quorum, or by a sole remaining Director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of Directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such Director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5, any or all of the Directors may be removed from office, but only for cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting called for that purpose.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more Directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation) and such Directors shall not be included in any of the classes created under this Article V unless expressly provided by such terms.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of Directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws later adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board under a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed under this Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation is not permitted under the DGCL as the same exists or may later be amended unless a Director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a Director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a Director of the Corporation in respect of any act or omission occurring before the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may after be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent, or in any other capacity while serving as a Director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part) initiated by such indemnitee only if such proceeding (or part) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or later acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested Directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring before such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
CORPORATE OPPORTUNITY

Section 9.1 Corporate Opportunities and Non-Employee Directors.

(a) In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its Directors, officers and stockholders. For purposes of this Article IX, (i) “Affiliate” shall mean, (a) in respect of each Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(b) No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her Director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(c) of this Article IX. Subject to said Section 9.1(c) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, Director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a Director or officer of the Corporation, and the provisions of Section 9.1(b) of this Article IX shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is unable, financially or legally, or is not contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(e) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

(f) Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Certificate (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any corporate opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, before such alteration, amendment, addition, repeal or adoption.

ARTICLE X
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or later prescribed by this Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature conferred upon stockholders, Directors or any other persons by and under this Certificate in its present form or as later amended are granted subject to the right reserved in this Article X.

ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising under any provision of the DGCL, this Certificate (including any Preferred Stock Designation) or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants. Furthermore, unless the Corporation consents in writing to the selection of an alternative forum, with respect to claims that are not internal corporate claims, stockholders, when acting in their capacity as stockholders or in the right of the Corporation, shall bring any or all such claims only in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, if such claims relate to the business of the Corporation, the conduct of its affairs, or the rights or powers of the Corporation or its stockholders, Directors or officers, subject to such Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, as applicable having personal jurisdiction over the indispensable parties named as defendants. In addition, unless the Corporation consents in writing to the selection of an alternative forum, the U.S. federal district courts shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding anything to the contrary, this Section 11.1 shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, or the rules and regulations under the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XII
SEVERABILITY

If any provision or provisions (or any part) of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired, and (ii) the provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XIII

INCORPORATOR

The name and mailing address of the Corporation’s incorporator is as follows:

[●]

[Signature page follows.]

The Company has executed this Certificate as of the date written above.

COMPANY

By:
Name:	Alex Bono
Title:	Chief Executive Officer

[Signature Page to Certificate of Incorporation]

Exhibit B

BYLAWS

OF

Hall Chadwick Acquisition Corp.

Dated as of [●], 2026

i

ii

ARTICLE I
CORPORATE OFFICERS

Section 1.01 Registered Office. The address of the registered office of Hall Chadwick Acquisition Corp., a Delaware corporation (the “Corporation”), in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended, restated or otherwise modified from time to time (the “Certificate of Incorporation”).

Section 1.02 Other Offices. The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board of Directors”) may from time to time establish or as the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 2.01 Place of Meetings. Meetings of stockholders of the Corporation (the “Stockholders”), may be held at any place, within or without the State of Delaware, as may be designated by or in the manner determined by the Board of Directors. In the absence of such designation, meetings of Stockholders shall be held at the principal executive office of the Corporation. The Board of Directors may, in its sole discretion, determine that a meeting of Stockholders shall not be held at any place, but may instead be held solely by means of remote communication authorized by and in accordance with Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”).

Section 2.02 Annual Meetings. The annual meeting of Stockholders shall be held for the election of members of the Board of Directors (the “Directors”) at such date and time as may be designated by or in the manner determined by resolution of the Board of Directors from time to time. Any other business as may be properly brought before the annual meeting of Stockholders may be transacted at the annual meeting of Stockholders. The Board of Directors may postpone, reschedule or cancel any annual meeting of Stockholders previously scheduled by the Board of Directors.

Section 2.03 Special Meetings. Special meetings of the Stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation. Special meetings of Stockholders validly called in accordance with this Section 2.03 of these bylaws (as the same may be amended, restated or otherwise modified from time to time, these “Bylaws”) may be held at such date and time as specified in the applicable notice of such meeting. No business may be transacted at any special meeting of Stockholders other than the business specified in the notice of such meeting. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of the Stockholders.

Section 2.04 Notice of Meetings. Whenever Stockholders are required or permitted to take any action at a meeting of Stockholders, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the Stockholders entitled to vote at the meeting (if such date is different from the record date for Stockholders entitled to notice of the meeting) and, in the case of a special meeting of the Stockholders, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, the notice of any meeting of Stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each Stockholder entitled to vote at the meeting as of the record date for determining the Stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.

Section 2.05 Adjournments. Any meeting of Stockholders, annual or special, may be adjourned from time to time by the chairperson of the meeting (or by the Stockholders in accordance with Section 2.06) to reconvene at the same or some other place, if any, and the same or some other time, and notice need not be given to the Stockholders of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting of Stockholders, the Corporation may transact any business which might have been transacted at the original meeting of Stockholders. If the adjournment is for more than 30 days, a notice of the adjourned meeting of Stockholders shall be given to each Stockholder of record entitled to vote at the adjourned meeting of Stockholders. If after the adjournment a new record date for determination of Stockholders entitled to vote is fixed for the adjourned meeting of Stockholders, the Board of Directors shall fix a new record date for determining Stockholders entitled to notice of such adjourned meeting of Stockholders in accordance with Section 2.09(a) of these Bylaws, and shall give notice of the adjourned meeting of Stockholders to each Stockholder of record entitled to vote at such adjourned meeting of Stockholders as of the record date fixed for notice of such adjourned meeting of Stockholders. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.

Section 2.06 Quorum. At any meeting of the Stockholders, the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation (“Stock”) entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by applicable law, the rules of any stock exchange upon which the Corporation’s securities are listed, the Certificate of Incorporation or these Bylaws. In the absence of a quorum, then either (i) the chairperson of the meeting or (ii) the Stockholders by the affirmative vote of a majority of the voting power of the outstanding shares of Stock entitled to vote thereon, present in person, or by remote communication, if applicable, or represented by proxy, shall have the power to recess or adjourn the meeting of Stockholders from time to time in the manner provided in Section 2.05 of these Bylaws until a quorum is present or represented. At any such recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Where a separate vote by a class or classes or series of Stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of voting power of the shares of such class or classes or series of Stock issued and outstanding and entitled to vote on such matter, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Section 2.07 Organization. Meetings of Stockholders shall be presided over by the Chairperson or by such other officer of the Corporation or Director as designated by the Board of Directors or the Chairperson, or in the absence of such person or designation, by a chairperson chosen at the meeting by the affirmative vote of a majority of the voting power of the outstanding shares of Stock present or represented at the meeting and entitled to vote at the meeting (provided there is a quorum). The Secretary of the Corporation (“Secretary”) shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.08 Voting; Proxies.

(a) Each Stockholder entitled to vote at any meeting of Stockholders shall be entitled to the number of votes, if any, for each share of Stock held of record by such Stockholder which has voting power upon the matter in question as set forth in the Certificate of Incorporation or, if such voting power is not set forth in the Certificate of Incorporation, one vote per share. Voting at meetings of Stockholders need not be by written ballot. Unless otherwise provided in the Certificate of Incorporation, at all meetings of Stockholders for the election of Directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect Directors. No holder of shares of Stock shall have the right to cumulate votes. All other elections and questions presented to the Stockholders at a meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of votes cast (excluding abstentions and broker non-votes) on such matter, unless a different or minimum vote is required by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.

(b) Each Stockholder entitled to vote at a meeting of Stockholders or express consent to corporate action in writing without a meeting (if permitted by the Certificate of Incorporation) may authorize another person or persons to act for such Stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended, filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A Stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person (or by means of remote communication, if applicable) or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the Stockholder.

Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

Section 2.09 Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the Stockholders entitled to notice of or vote at any meeting of Stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining Stockholders entitled to notice of and to vote at a meeting of Stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of Stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for Stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote in accordance with the foregoing provisions of this Section 2.09(a) at the adjourned meeting.

(b) In order that the Corporation may determine the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of Stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining Stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 2.10 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least 10 days before every meeting of Stockholders, a complete list of the Stockholders entitled to vote at the meeting (provided, however, if the record date for determining the Stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the Stockholders entitled to vote as of the 10th day before the meeting date), arranged in alphabetical order, and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder as of the record date (or such other date). The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting date (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to Stockholders. Such list shall presumptively determine the identity of the Stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the “stock ledger” shall be the only evidence as to who are the Stockholders entitled to examine the list of Stockholders required by this Section 2.10 or to vote in person or by proxy at any meeting of Stockholders. For purposes of these Bylaws, the term “stock ledger” means one or more records administered by or on behalf of the Corporation in which the names of all of the Corporation’s Stockholders of record, the address and number of shares registered in the name of each such Stockholder, and all issuances and transfers of Stock are recorded.

Section 2.11 Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of Stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of Stockholders, the person presiding at the meeting may, and to the extent required by law, shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspector or inspectors of election may appoint such persons to assist them in performing their duties as they determine. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of Stock outstanding and the voting power of each such share, (ii) determine the number of shares of Stock represented at the applicable meeting of the Stockholders and the validity of proxies and ballots, (iii) count and tabulate all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of Stock represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 2.12 Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting of the Stockholders shall be announced at the meeting by the person presiding over the meeting designated in accordance with Section 2.07. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of Stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of Stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to Stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to such meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the applicable meeting of Stockholders, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.13 Advance Notice Procedures for Business Brought before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board of Directors or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.13 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.13 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.04, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.13, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting, either in person or by means of remote communication. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.14 and this Section 2.13 shall not be applicable to nominations except as expressly provided in Section 2.14.

(b) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.13. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not more than the hundred twentieth (120th) day prior to such annual meeting and not later than (i) the ninetieth (90th) day prior to such annual meeting or, (ii) if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 2.13, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records), (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, (C) the date or dates such shares were acquired, (D) the investment intent of such acquisition and (E) any pledge by such Proposing Person with respect to any of such shares (the disclosures to be made pursuant to the foregoing clauses (A) through (E) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person,

(A) the material terms and conditions of any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) or a “put equivalent position” (as such term is defined in Rule 16a-1(h) under the Exchange Act) or other derivative or synthetic arrangement in respect of any class or series of shares of the Corporation (“Synthetic Equity Position”) that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person, including, without limitation,

(1) any option, warrant, convertible security, stock appreciation right, future or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation,

(2) any derivative or synthetic arrangement having the characteristics of a long position or a short position in any class or series of shares of the Corporation, including, without limitation, a stock loan transaction, a stock borrow transaction, or a share repurchase transaction or

(3) any contract, derivative, swap or other transaction or series of transactions designed to

(a) produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation,

(b) mitigate any loss relating to, reduce the economic risk (of ownership or otherwise) of, or manage the risk of share price decrease in, any class or series of shares of the Corporation, or

(c) increase or decrease the voting power in respect of any class or series of shares of the Corporation held or maintained by, held for the benefit of, or involving such Proposing Person,

including, without limitation, due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the holder thereof may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the price or value of any class or series of shares of the Corporation;

provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be required to disclose any Synthetic Equity Position that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer,

(B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation,

(C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation,

(D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand,

(E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement),

(F) any proportionate interest in shares of the Corporation or a Synthetic Equity Position held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such Proposing Person (1) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (2) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(G) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and

(H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act

(the disclosures to be made pursuant to the foregoing clauses (A) through (I) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder, and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

(iv) An acknowledgement that if the Proposing Person giving the notice (or such Proposing Person’s qualified representative) does not appear at such meeting (including virtually in the case of a meeting held solely by means of remote communication) to present the proposed business the Corporation need not present such proposed business for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;

(v) A representation as to whether or not the Proposing Person intends (or is part of a group that intends) to (1) deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under the DGCL, the Certificate of Incorporation and these bylaws to carry the proposal (an affirmative statement of such intent being a “Solicitation Notice”) or (2) otherwise engage in a solicitation (within the meaning of Rule 14a-1(l) under the Exchange Act) with respect to the proposal, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation; and

(vi) such written consent of the Proposing Person to the public disclosure of information provided to the Corporation pursuant to this Section 2.13.

(d) For purposes of this Section 2.13, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(e) The Board of Directors may request that any Proposing Person furnish such additional information as may be reasonably required by the Board of Directors. Such Proposing Person shall provide such additional information within ten (10) days after it has been requested by the Board of Directors.

(i) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.13 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders. If the Proposing Person has provided the Corporation with a Solicitation Notice, such Proposing Person must have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under the DGCL, the Certificate of Incorporation and these bylaws to carry any such proposal and must have included in such materials the Solicitation Notice. If no Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.13, the Proposing Person must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 2.13. Notwithstanding the foregoing provisions of this Section 2.13, unless otherwise required by law, if the stockholder giving the notice required by this Section 2.13 (or such stockholder’s qualified representative) does not appear at the annual or special meeting of stockholders of the Corporation to present the proposed item of business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(f) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.13. The presiding officer of the meeting (or, in advance of any meeting of stockholders, the Board of Directors or an authorized committee thereof) shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.13, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g) This Section 2.13 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.13 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.13 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(h) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 2.14 Advance Notice Procedures for Nominations of Directors.

(a) Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (ii) by a stockholder present in person who (A) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.14 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.14 as to such notice and nomination. For purposes of this Section 2.14, “present in person” shall mean that the stockholder nominating any person for election to the Board of Directors at the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting, either in person or by means of remote communication. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(b)

(i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.13) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.14 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14.

(ii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.14 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.13) of the date of such special meeting was first made.

(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.14(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.13) of such increase.

(c) To be in proper form for purposes of this Section 2.14, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.13(c)(i), except that for purposes of this Section 2.14 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.13(c)(ii), except that for purposes of this Section 2.14 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.13(c)(ii) shall be made with respect to the election of directors at the meeting); and provided that, in lieu of including the information set forth in Section 2.13(c)(ii)(F), the Nominating Person’s notice for purposes of this Section 2.14 shall include a representation as to whether the Nominating Person intends or is part of a group which intends to deliver a proxy statement and solicit the holders of shares representing at least sixty seven percent (67%) of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act; and

(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director,

(A) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in a proxy statement and accompanying proxy card relating to the Corporation’s next meeting of stockholders at which directors are to be elected and to serving as a director for a full term if elected), and

(B) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant.

(C) a completed written questionnaire (in the form provided by the Corporation within ten (10) days upon written request of any stockholder of record therefor) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and

(D) a written representation and agreement (in the form provided by the Corporation within ten (10) days upon written request of any stockholder of record therefor) that such candidate for nomination

(1) is not and, if elected as a director during his or her term of office, will not become a party to

(a) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or

(b) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law,

(2) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation,

(3) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), and

(4) if elected as a director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(d) For purposes of this Section 2.14, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(e) The Board of Directors may request that any Nominating Person furnish such additional information as may be reasonably required by the Board of Directors. Such Nominating Person shall provide such additional information within ten (10) days after it has been requested by the Board of Directors.

(f) The Board of Directors may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon. Without limiting the generality of the foregoing, the Board of Directors may request such other information in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation or to comply with the director qualification standards and additional selection criteria in accordance with the Corporation’s Corporate Governance Guidelines. Such other information shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the request by the Board of Directors has been delivered to, or mailed and received by, the Nominating Person.

(g) A stockholder providing notice of any nomination proposed to be made at a meeting and any candidate for nomination as a director shall further update and supplement such notice or the materials delivered pursuant to this Section 2.14, as applicable, if necessary, so that the information provided or required to be provided in such notice or by such candidate, as applicable, pursuant to this Section 2.14 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination, including by changing or adding nominees, or to submit any new nomination, or submit any new proposal, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(h) In addition to the requirements of this Section 2.14 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 2.14, unless otherwise required by law, (i) no Nominating Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Nominating Person has, or is part of a group that has, complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder, in accordance with the time frames required in this Section 2.14 or by Rule 14a-19 promulgated under the Exchange Act, as applicable and (ii) if (1) any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act and (2) (x) such notice in accordance with Rule 14a-19(b) is not provided within the time period for Timely Notice, (y) such Nominating Person subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act or (z) such Nominating Person fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence, then the nomination of such Nominating Person’s proposed nominees shall be disregarded, notwithstanding that each such nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any meeting of stockholders (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than seven (7) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(i) No candidate nominated pursuant to Section 2.14(a)(ii) shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.14, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.14, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(j) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated in accordance with this Section 2.14 and elected as a director.

Section 2.15 Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of Stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

ARTICLE III
BOARD OF DIRECTORS

Section 3.01 Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02 Number; Tenure; Qualifications. Subject to the Certificate of Incorporation and the rights of holders of any series of preferred Stock to elect Directors, the total number of Directors constituting the entire Board of Directors shall be fixed from time to time exclusively by resolution of the Board of Directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. Each Director shall hold office until such time as provided in the Certificate of Incorporation. Directors need not be Stockholders to be qualified for election or service as a Director.

Section 3.03 Election, Qualification and Term of Office of Directors. Except as provided in these Bylaws, and subject to the Certificate of Incorporation, each Director, including a Director elected to fill a vacancy or newly created directorship, shall hold office until such Director’s successor is duly elected and qualified, or until such Director’s earlier death, resignation, disqualification or removal. Directors need not be Stockholders. The Certificate of Incorporation or these Bylaws may prescribe qualifications for Directors.

Section 3.04 Resignation and Vacancies.

(a) Any Director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more Directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office as provided in Section 3.03.

(b) Unless otherwise provided in the Certificate of Incorporation or these Bylaws, vacancies resulting from the death, resignation, disqualification or removal of any Director, and newly created directorships resulting from any increase in the authorized number of Directors shall be filled only by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director.

Section 3.05 Removal. Directors of the Corporation may be removed only as expressly provided in the Certificate of Incorporation or applicable law.

Section 3.06 Regular Meetings. Regular meetings of the Board of Directors may be held at such places, if any, within or without the State of Delaware, and at such times as has been designated by the Board of Directors and publicized among all Directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board of Directors.

Section 3.07 Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson, the Chief Executive Officer, the President, the Secretary or a majority of the Directors then in office and shall be held at such time, date and place, if any, within or without the State of Delaware as he or she or they shall fix. Notice to Directors of the date, place and time of any special meeting of the Board of Directors shall be given to each Director by the Secretary or by the officer or one of the Directors calling the meeting. Such notice may be given in person, by United States first-class mail, or by e-mail, telephone, telecopier, facsimile or other means of electronic transmission. If the notice is delivered in person, by e-mail, telephone, telecopier, facsimile or other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of holding of the meeting. If the notice is sent by mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting if the meeting is to be held at the Corporation’s principal executive office nor the purpose of the meeting.

Section 3.08 Place of Meetings; Telephonic Meetings. The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, Directors may participate in any meetings of the Board of Directors or a committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting of the Board of Directors pursuant to this Section 3.08 shall constitute presence in person at such meeting.

Section 3.09 Quorum; Vote Required for Action. At all meetings of the Board of Directors, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of Directors shall constitute a quorum for the transaction of business; provided that, solely for the purposes of filling vacancies pursuant to Section 3.04, a meeting of the Board of Directors may be held if a majority of the Directors then in office participate in such meeting. The affirmative vote of a majority of the Directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically required by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum is not present at any meeting of the Board of Directors, then the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 3.10 Organization. Meetings of the Board of Directors shall be presided over by the Chairperson, or in his or her absence by the person whom the Chairperson shall designate, or in the absence of the foregoing persons by a chairperson chosen at the meeting by the affirmative vote of a majority of the Directors present at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 3.11 Action by Unanimous Consent of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting of the Board of Directors if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission. Thereafter, the writing or writings or electronic transmissions shall be filed with the minutes of proceedings of the Board of Directors or such committee in accordance with applicable law. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board of Directors.

Section 3.12 Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation, including fees and reimbursements of expenses, of Directors for services to the Corporation in any capacity. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Any Director may decline any or all such compensation payable to such Director in his or her discretion.

Section 3.13 Chairperson. The Board of Directors may appoint from its members a chairperson (the “Chairperson”). The Board of Directors may, in its sole discretion, from time to time appoint one or more vice chairpersons (each, a “Vice Chairperson”), each of whom in such capacity shall report directly to the Chairperson.

Section 3.14 Emergency Bylaws. This Section 3.14 shall be operative only during an Emergency (as defined below) and shall cease to be operative upon termination of such Emergency. In the event of any emergency, disaster, catastrophe or other similar emergency condition of a type described in Section 110(a) of the DGCL that results in a quorum of the Board of Directors or a committee thereof not being able to readily be convened for action (an “Emergency”), notwithstanding any different or conflicting provisions in the DGCL, the Certificate of Incorporation or these Bylaws, during such Emergency: (a) a meeting of the Board of Directors or a committee thereof may be called by any Director, the Chairperson, the Chief Executive Officer, the President or the Secretary by such means as, in the judgment of the person calling the meeting, may be feasible at the time, and notice of any such meeting of the Board of Directors or any committee may be given, in the judgment of the person calling the meeting, only to such Directors as it may be feasible to reach at the time and by such means as may be feasible at the time, and such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit; (b) the Director or Directors in attendance at a meeting called in accordance with this Section 3.14(a) shall constitute a quorum; and (c) no officer, Director or employee acting in accordance with this Section 3.14 shall be liable except for willful misconduct. No amendment, repeal or change to this Section 3.14 shall modify the preceding sentence with regard to actions taken prior to the time of such amendment, repeal or change.

ARTICLE IV
COMMITTEES

Section 4.01 Committees. The Board of Directors may designate one (1) or more committees, each committee to consist of one (1) or more of the Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of any committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in a resolution of the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation (if one is adopted) to be affixed to all papers which may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the Stockholders, any action or matter expressly required by the DGCL to be submitted to Stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee (or resolution of the committee designating the subcommittee, if applicable), a majority of the Directors then serving on a committee or subcommittee, as applicable, shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee or subcommittee, as applicable, present at a meeting at which a quorum is present shall be the act of the committee or subcommittee, as applicable. Meetings of any committee of the Board of Directors may be held at any time or place, if any, within or without the State of Delaware whenever called by the Chairperson or a majority of the members of such committee.

Section 4.02 Committee Minutes. Each committee of the Board of Directors shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 4.03 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each such committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III.

ARTICLE V
OFFICERS

Section 5.01 Officers. The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board of Directors, a Chairperson, a Vice Chairperson, a Chief Financial Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Each officer of the Corporation shall hold office for such term as may be prescribed by the Board of Directors and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No officer need be a Stockholder or Director.

Section 5.02 Appointment of Officers. The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.03.

Section 5.03 Subordinate Officers. The Board of Directors may appoint, or empower the Chief Executive Officer of the Corporation or, in the absence of a Chief Executive Officer of the Corporation, the President of the Corporation, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

Section 5.04 Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor shall not take office until the effective date. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.05 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 5.02.

Section 5.06 Representation of Shares of Other Entities. Unless otherwise directed by the Board of Directors, the Chairperson, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board of Directors, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Section 5.07 Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

Section 5.08 Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a Director.

ARTICLE VI
RECORDS

Section 6.01 Records. A stock ledger consisting of one or more records in which the names of all of the Stockholders of record, the address and number of shares registered in the name of each such Stockholder, and all issuances and transfers of Stock are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of Stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of Stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

ARTICLE VII
GENERAL MATTERS

Section 7.01 Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

Section 7.02 Stock Certificates.

(a) The shares of Stock shall be represented by certificates, provided that the Board of Directors by resolution may provide that some or all of the shares of any class or series of Stock shall be uncertificated. Certificates for the shares of Stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of Stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson, Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

(b) The Corporation may issue the whole or any part of its shares of Stock as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

Section 7.03 Special Designation of Certificates. If the Corporation is authorized to issue more than one class of Stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of Stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of Stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of Stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each Stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of Stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 7.04 Lost Certificates. Except as provided in this Section 7.04, no new certificates for shares of Stock shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of Stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 7.05 Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of Stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

Section 7.06 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

Section 7.07 Dividends. The Board of Directors, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its Stock. Dividends may be paid in cash, in property or in shares of Stock. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

Section 7.08 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

Section 7.09 Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.10 Transfer of Stock. Subject to the restrictions set forth in Section 7.12, shares of Stock shall be transferable in the manner prescribed by law and in these Bylaws. Shares of Stock shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of Stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

Section 7.11 Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of Stockholders of any one or more classes or series of Stock to restrict the transfer of shares of Stock of any one or more classes owned by such Stockholders in any manner not prohibited by the DGCL.

Section 7.12 Lock-Up.

(a) Subject to Section 7.12(b), the Lock-Up Holders (as defined below), for the duration of the Lock-Up Period, may not offer, sell, contract to sell, pledge, grant any option to purchase, or otherwise dispose of, directly or indirectly, any of the Lock-Up Shares (as defined below), establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to any of the Lock-Up Shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any of these transactions are to be settled by delivery of any such Lock-Up Shares, in cash or otherwise, publicly disclose the intention to make any such transaction, or engage in any Short Sales with respect to the Lock-Up Shares (the “Lock-Up”).

(b) Permitted Transfers. Notwithstanding Section 7.12(a), the Lock-Up Holders or their respective Permitted Transferees may Transfer Lock-Up Shares during the Lock-Up Period: (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the Lock-Up Holder or a member of the Lock-Up Holder’s immediate family; (iii) by will or intestate succession upon the death of the Lock-Up Holder; (iv) pursuant to a qualified domestic relations order, court order or in connection with a divorce settlement; (v) if the Lock-Up Holder is not a natural person, to any corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by, or is under common control or management with, the Lock-Up Holder, or to the direct or indirect partners, members or stockholders of the Lock-Up Holder, including, where the Lock-Up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) in the event of the Corporation’s completion of a liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; (vii) the exercise of any options or warrants to purchase shares of Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis) or the vesting or settlement of stock-based awards; provided, that the Lock-Up Holder shall comply with the Transfer restrictions set forth in this Section 7.12 applicable to any underlying shares of Common Stock issued upon such exercise, vesting or settlement; and (viii) sales of Lock-Up Shares on the open market or Transfers to the Corporation, in each case solely to the extent necessary to satisfy tax obligations (including any income, capital gains or other tax obligations) arising from (A) the receipt or issuance of Lock-Up Shares in connection with the Closing, or (B) the vesting, settlement or exercise of stock-based awards, options or warrants during the Lock-Up Period, including sell-to-cover transactions; provided, that the number of Lock-Up Shares so sold or transferred shall not exceed the number of shares necessary to satisfy such tax obligations; provided, however, that in the case of clauses (i) through (v), each Permitted Transferee must enter into a written agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to be bound by the Transfer restrictions set forth in this Section 7.12.

(c) Board Authority. Notwithstanding the other provisions set forth in this Section 7.12, the Board of Directors (including, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) may, in its sole discretion, determine to waive, amend or repeal the Lock-Up obligations set forth herein, in whole or in part; provided, that any such waiver, amendment or repeal shall require the affirmative vote of a majority of the disinterested directors; provided, further, that to the extent the applicable Lock-Up Holder is party to a contractual lock-up, standoff or similar agreement (a “Lock-Up Agreement”), no waiver, amendment or repeal of the Lock-Up obligations set forth herein shall affect any provisions, rights, obligations or restrictions applicable to such Lock-Up Holder in such Lock-Up Agreement, which shall continue to apply in accordance with its terms. In the event of any conflict between these Bylaws and a Lock-Up Agreement, the terms of the Lock-Up Agreement shall prevail.

(d) Enforcement. Any attempt to Transfer any Lock-Up Shares that is not in compliance with this Section 7.12 shall be null and void ab initio, and the Corporation shall not, and shall cause any transfer agent not to, give any effect in the Corporation’s stock records to such attempted Transfer, and the purported transferee in any such purported Transfer shall not be treated as the owner of such Lock-Up Shares for purposes of these Bylaws (provided that this Section 7.12 shall continue to apply to such Lock-Up Shares). In order to enforce this Section 7.12, the Corporation may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

(e) Definitions. For purposes of this Section 7.12: (i) “Additional Shares” means those shares granted pursuant to Section 6.26 of the Business Combination Agreement; (ii) “Closing” means the consummation of the transactions contemplated by the business combination agreement, dated as of [●], 2026, by and among Hall Chadwick Acquisition Corp (“HCAC”), REEcycle Holdings, Inc. (“REEcycle”) and the other parties thereto (such agreement, the “Business Combination Agreement,” and such transactions, the “Business Combination”), and “Closing Date” means the date of the Closing; (ii) “Common Stock” means the common stock, par value $0.0001 per share, of the Corporation; (iv) “Former REEcycle Stockholders” means the stockholders of the Corporation following the Closing that were formerly stockholders of REEcycle immediately prior to the Closing (and for the avoidance of doubt, shall include those stockholders that were issued shares of Common Stock as consideration pursuant to, and in accordance with, the Business Combination Agreement) and any stockholders of the Corporation with respect to shares of Common Stock received pursuant to Permitted Transfers under Section 7.12(b); (v) “HCAC Sponsor” means Hall Chadwick Capital LLC and its affiliates and permitted transferees; (vi) “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Lock-Up Holder; (vii) “Lock-Up Holders” means the holders of Lock-Up Shares, including the Permitted Transferees of any such holders; (viii) “Lock-Up Period” means the period beginning on the date the Corporation domesticated to Delaware and ending on the earlier of (A) six (6) months following the Closing Date, and (B) following the Closing of the Business Combination, the date on which the Corporation consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; (ix) “Lock-Up Shares” means any shares of Common Stock (and any other equity securities convertible into or exercisable or exchangeable for or representing the rights to receive Common Stock) issued to the stockholders of the Corporation in connection with its domestication to Delaware, the Former REEcycle Stockholders, the HCAC Sponsor or in connection with the transactions contemplated by the Business Combination Agreement, including the Additional Shares and shares of Common Stock issued upon the settlement or exercise of stock options, restricted stock units, warrants or other equity awards assumed, continued or substituted by the Corporation in connection with the Business Combination Agreement; provided, that Lock-Up Shares shall not include shares of Common Stock acquired in the public market following Closing; (x) “Permitted Transferee” means, prior to the expiration of the Lock-Up Period, any person or entity to whom a Lock-Up Holder is permitted to Transfer Lock-Up Shares pursuant to Section 7.12(b); (xi) “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers; and (xii) “Transfer” means to (A) exchange, transfer, assign, lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or any right or interest therein, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (C) take any action in furtherance of any of the matters described in clause (A) or (B), or (D) publicly announce any intention to effect any transaction specified in clause (A), (B) or (C).

Section 7.13 Registered Stockholders. The Corporation shall (i) be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of Stock to receive dividends and to vote as such owner; and (ii) not be bound to recognize any equitable or other claim to or interest in such share or shares of Stock on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 7.14 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

ARTICLE VIII
NOTICE

Section 8.01 Delivery of Notice; Notice by Electronic Transmission.

(a) Without limiting the manner by which notice otherwise may be given effectively to Stockholders, any notice to Stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these Bylaws may be given in writing directed to the Stockholder’s mailing address (or by electronic transmission directed to the Stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such Stockholder’s address or (3) if given by electronic mail, when directed to such Stockholder’s electronic mail address unless the Stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

(b) Without limiting the manner by which notice otherwise may be given effectively to Stockholders, any notice to Stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the Stockholder to whom the notice is given. Any such consent shall be revocable by the Stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with Section 8.01(a) without obtaining the consent required by this Section 8.01(b).

(c) Any notice given pursuant to Section 8.01(b) shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the Stockholder has consented to receive notice; (ii) if by a posting on an electronic network together with separate notice to the Stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the Stockholder. Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

ARTICLE IX
INDEMNIFICATION

Section 9.01 Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any Director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while serving as a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.04, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board of Directors.

Section 9.02 Indemnification of Others. The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Section 9.03 Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

Section 9.04 Determination; Claim. If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within 60 days, or a claim for advancement of expenses under this Article IX is not paid in full within 30 days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Section 9.05 Non-Exclusivity of Rights. The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of Stockholders or disinterested Directors or otherwise.

Section 9.06 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 9.07 Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 9.08 Continuation of Indemnification. The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a Director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

Section 9.09 Amendment or Repeal; Interpretation.

(a) The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a Director or officer of the Corporation (whether before or after the adoption of these Bylaws), in consideration of such person’s performance of such services, and, pursuant to this Article IX, the Corporation intends to be legally bound to each such current or former Director or officer of the Corporation. With respect to current and former Directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses Bylaws. With respect to any Directors or officers of the Corporation who commence service following adoption of these Bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such Director or officer commencing service as a Director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or Director of the Corporation in effect prior to the time of such repeal or modification.

(b) Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, President, and Secretary, or other officer of the Corporation appointed by (x) the Board of Directors pursuant to Article V or (y) an officer to whom the Board of Directors has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

ARTICLE X
AMENDMENTS

The Board of Directors is expressly empowered to adopt, amend or repeal these Bylaws. The Stockholders also shall have power to adopt, amend or repeal these Bylaws; provided, however, that such action by Stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then outstanding shares of voting Stock of the Corporation with the power to vote generally in an election of Directors, voting together as a single class.

ARTICLE XI
DEFINITIONS

As used in these Bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

*  *  *

Exhibit C

CERTIFICATE OF MERGER

OF

HCAC Star Merger Sub, Inc.

WITH AND INTO

[REEcycle Holdings, Inc.]

May [_____], 2026

In accordance with the provisions of Section 251 of the Delaware General Corporation Law (the “DGCL”), the undersigned hereby certifies the following facts relating to the merger (the “Merger”) of HCAC Star Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into [REEcycle Holdings, Inc.], a Delaware corporation (the “Company”).

FIRST: The name and state of incorporation of each of the constituent corporations to the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
[REEcycle Holdings, Inc.]	Delaware
HCAC Star Merger Sub, Inc.	Delaware

SECOND: A Business Combination Agreement (the “Agreement”), dated as of May 31, 2026, by and among the Company, Merger Sub, and Hall Chadwick Acquisition Corp, a Cayman Islands exempted company limited by shares, with registration number 421976, setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 251 of the DGCL.

THIRD: The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be “[REEcycle Holdings, Inc.]”

FOURTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

FIFTH: Upon the effectiveness of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be the same as the Certificate of Incorporation of the Company, as in effect immediately prior to the effectiveness of the Merger.

SIXTH: An executed copy of the Agreement is on file at the offices of the Surviving Corporation at the following address:

[Address]

SEVENTH: A copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

[Signature Page Follows]

C-1

IN WITNESS WHEREOF, the undersigned surviving corporation has caused this Certificate of Merger to be executed by an authorized officer as of the date first set forth above.

REECYCLE HOLDINGS, INC.

By:
Name:	Mick McMullen
Title:	Chairman

C-2

Exhibit D

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), amends and restates in its entirety that certain Registration Rights Agreement dated November 20, 2025, by and between [REEcycle, Inc.], a Delaware corporation (formerly known as Hall Chadwick Acquisition Corp, a Cayman Islands exempted company, prior to the Domestication (as defined herein)) (the “Company”), Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (the “Cohen”), Clear Street LLC (“Clear Street”) and Hall Chadwick Capital LLC, a Cayman Islands limited liability company (the “Sponsor”) (the “Original RRA”), and is made and entered into as of _________, 2026, by and among the Company, the Sponsor, Cohen, and Clear Street, each of the undersigned parties that were former stockholders of REEcycle Holdings, Inc., a Delaware corporation (“Legacy REEcycle”) listed under “Holder” on the signature page (the “Legacy REEcycle Holders”) (each such party to this Agreement and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company, Sponsor, Cohen and Clear Street are party to the Original RRA entered into the Original RRA on November 20, 2025;

WHEREAS, the Original RRA may be amended upon written consent of the Company and the holders of at least a majority in interest of the Registrable Securities as such term is defined in the Original RRA;

WHEREAS, the Sponsor is the holder of the majority in interest of the Registrable Securities as such term is defined in the Original RRA, and it and the Company desires to amend and restate in its entirety the Original RRA and to do so in a manner that does not amend or modify in any way the rights of Cohen or Clear Street under the Original RRA or otherwise adversely affect any one holder in a manner that is materially different from the other holders;

WHEREAS, on May 31, 2026, the Company, HCAC Star Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub”), and Legacy REEcycle, entered into that certain Business Combination Agreement (the “Business Combination Agreement”, and the contemplated transactions, the “Business Combination”), pursuant to which, among other things, the Company transferred by way of continuation from the Cayman Islands to Delaware and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and Part XII of the Companies Act (as revised) of the Cayman Islands (the “Domestication”) and, thereafter, Merger Sub will merge with and into Legacy REEcycle, with Legacy REEcycle surviving the Merger as a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, before the date of this Agreement and subject to the conditions of the Business Combination Agreement, the Company completed the Domestication, (x) immediately prior to the Domestication, each then issued and outstanding HCAC Class B Ordinary Shares (as defined in the Business Combination Agreement) shall convert automatically, on a one-for-one basis, into one (1) HCAC Class A Ordinary Share (the “Sponsor Share Conversion”); (y) and as part of the Domestication, (i) each then issued and outstanding Class A Share (other than any Class A Share included in the Cayman HCAC Units) converted automatically, on a one-for-one basis, into common stock of the Company (“Common Stock”), and (ii) each then issued and outstanding share right of the Company (other than any share rights included in the Cayman HCAC Units) (each a “Cayman HCAC Right”) converted automatically into a right to acquire one-tenth a share of Common Stock (each a “Domesticated HCAC Right”), pursuant to the Registration Rights Agreement, (iii) to the extent not separated before Domestication, each then issued and outstanding unit of the HCAC (the “Cayman HCAC Units”) shall convert automatically, on a one-for-one basis, into a Domesticated HCAC Unit (as such term is defined in the Business Combination Agreement; and (z) at the Effective Time (as defined in the Business Combination Agreement), (i) each then issued and outstanding Domesticated HCAC Unit shall be cancelled (the “Unit Split”) and will thereafter entitle the holder thereof to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right; and (ii) each then issued and outstanding Domesticated HCAC Right (including such Domesticated HCAC Rights issued in connection with the Unit Split) shall convert automatically into one-tenth (1/10) of one (1) share of Domesticated HCAC Common Stock, pursuant to the Rights Agreement;

WHEREAS, pursuant to the Business Combination Agreement, the Company issued shares of the Common Stock to the Holders hereto; and

WHEREAS, the Company desires to set forth certain matters regarding the ownership of the Registrable Securities by the Holders.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The terms defined in this ARTICLE 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.11.

“Additional Holder Common Stock” shall have the meaning given in Section 5.11.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company or the Board, in each case, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Board” shall mean the board of directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Clear Street” shall have the meaning given in the Preamble hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Cohen” shall have the meaning given in the Preamble hereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.8.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Earnout Shares” shall have the meaning given in the Business Combination Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Joinder” shall have the meaning given in Section 5.10.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, order or consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legacy REEcycle” shall have the meaning given in the Preamble hereto.

“Legacy REEcycle Holders” shall have the meaning given in the Preamble hereto.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Lock-Up Agreements” means the Company’s bylaws as may be in effect from time to time and the Sponsor Lock-Up Agreement, collectively.

“Lock-Up Period” shall mean (a) with respect to the Sponsor and its Permitted Transferees, the lock-up period specified with respect to a party in the Sponsor Lock-Up Agreement and (b) with respect to the Legacy REEcycle Holders and their respective Permitted Transferees, the lock-up period specified with respect to a Person in the Company’s bylaws as may be in effect from time to time.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” means persons to whom a holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-Up Period pursuant to the applicable Lock-Up Agreement.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean: (i) any outstanding shares of Common Stock held by a Holder following the Closing that are issued in connection with the transactions contemplated by the Business Combination Agreement, including, for the avoidance of doubt, any shares of Common Stock issued in connection with the Additional Shares (as defined in the Business Combination Agreement) and the Domestication (other than the Earnout Shares); (ii) any shares of Common Stock that may be acquired by Holders upon the exercise, conversion or redemption of any other security of the Company or other right to acquire Common Stock held by a Holder following the Closing that are issued in connection with the transactions contemplated by the Business Combination Agreement, including, for the avoidance of doubt, the Earnout Shares; and (iii) any other equity security of the Company issued or issuable with respect to any securities referenced in clause (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of the following events: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder to a Person that is not an “affiliate” (as defined in Rule 144) of the Company and new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (ii) such securities shall have been otherwise transferred (or moved to a brokerage account), new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements); (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; and (vi) after such time as the Holder of such securities holds less than 10% of the Registrable Securities issued to such Holder in connection with Closing, unless the Company consents otherwise.

“Registration” shall mean a registration, including related Shelf Takedowns, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)	all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any national securities exchange on which the Common Stock are then listed);

(B)	fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)	printing, messenger, telephone and delivery expenses;

(D)	reasonable fees and disbursements of counsel for the Company;

(E)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)	reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including any Shelf, and in each case, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf, or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Lock-Up Agreement” means the lock-up agreement, dated [●], 2026, entered into by the Company, Legacy REEcycle, the Sponsor and the other parties thereto.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Total Limit” shall have the meaning given in Section 2.1.6.

“Transactions” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Lock-Up Period” shall have the meaning given in Section 2.3.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

“Yearly Limit” shall have the meaning given in Section 2.1.4.

ARTICLE 2

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Filing. Following the Closing, the Company shall, subject to Section 3.4, submit or file a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective no later than the expiration of the Lock-Up Period. If the Shelf is not effective as of the expiration of the Lock-up Period, the Company shall use reasonable best efforts to cause such Shelf to become effective as soon as practicable thereafter. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Sections 2.1.3 and 3.4, the Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form S-3.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3 New Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company shall, upon the written request of such Holder, promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then-available Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of (i) the Sponsor and (ii) the Legacy REEcycle Holders, collectively.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, any Holder (a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $25 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed). Each of (i) the Sponsor and (ii) the Legacy REEcycle Holders, collectively, may demand Underwritten Shelf Takedowns pursuant to this Section 2.1.4 (x) not more than two (2) times in any 12-month period (the “Yearly Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form S-3, that is then available for such offering. Furthermore, notwithstanding the foregoing, Cohen and Clear Street may not exercise its demand registration rights after five (5) years from the commencement of sales in the Company’s initial public offering, and may not exercise its demand rights on more than one occasion.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by the Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata, as nearly as possible, based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders (if any) have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 10 Registrable Securities.

2.1.6 Underwritten Shelf Takedown Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority in interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any other Demanding Holder(s) may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Demanding Holder(s). If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4 and shall count toward the Yearly Limit and the Total Limit, unless either (i) the Demanding Holder(s) making the withdrawal has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Demanding Holder(s) making the withdrawal reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if any other Demanding Holder(s) elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Demanding Holder(s) for purposes of Section 2.1.4 and shall count toward the Yearly Limit and the Total Limit. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Requesting Holders. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Following the expiration of the Lock-Up Period, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into equity securities of the Company, or (v) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than seven days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within two (2) business days after transmission of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company or the Demanding Holders desire to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which Registration has been requested pursuant to this Section 2.2, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that such Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or registered offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of such Persons other than the Holder of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as an Underwritten Shelf Takedown under Section 2.1.4 and shall not count toward the Yearly Limit or the Total Limit. Notwithstanding the foregoing, Cohen and Clear Street may not exercise its “piggyback” registration rights after seven (7) years from the effective date of the Company’s initial public offering.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company, if requested by the managing Underwriter, each Holder that is an executive officer or director of the Company or a Holder in excess of 5.0% of the then-outstanding Common Stock agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering (the “Underwritten Lock-Up Period”), except (i) to Permitted Transferees, (ii) as expressly permitted in writing by the Company or (iii) in the event the Underwriters managing the offering otherwise consent in writing. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all other Holders). The Company will not be obligated to undertake an Underwritten Shelf Takedown during any Underwritten Lock-Up Period binding on the Holders, nor will the Company be obligated to include in any Piggyback Registration any Registrable Securities that are then subject to a “lock-up” agreement.

2.4 Legends. In connection with any sale or other disposition of the Registrable Securities by a Holder pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) and upon compliance by the Holder with the requirements of this Section 2.4, if requested by the Holder, the Company shall use its commercially reasonable efforts to cause the transfer agent for the Registrable Securities (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Registrable Securities (if the requirements of Rule 144 have been met) and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends promptly after any such request therefor from the Holder; provided that the Company and the Transfer Agent have timely received from the Holder customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Holder by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Holder may request that the Company remove any legend from the book entry position evidencing its Registrable Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts cause an opinion of the Company’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) are subject to or have been or are about to be sold pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission). If restrictive legends are no longer required for such Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this section promptly after any request therefor from the Holder accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

ARTICLE 3

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission, as soon as reasonably practicable, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus as may be (a) necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4, furnish a copy thereof to each seller of such Registrable Securities and by means of one counsel on behalf of all such sellers (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the selling Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 in the event of an Underwritten Offering, or sale by a broker, placement agent or sales agent that is registered pursuant to a Registration Statement, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders collectively, Underwriters or other financial institutions to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representative, Underwriters or financial institutions agree to confidentiality arrangements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 use commercially reasonable efforts to obtain a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, or a sale by a broker, placement agent or sales agent pursuant to a Registration Statement (subject to such Underwriter or other financial institution facilitating such offering providing such certification or representation as reasonably requested by the Company’s independent registered public accountings and the Company’s counsel), to the extent customary, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request;

3.1.12 use commercially reasonable efforts to obtain, in the event of an Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, to the extent customary, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, provided, in each case, that such participating Holders provide such information to such counsel as is customarily required for, or is reasonably requested by such counsel for purposes of, such opinion or negative assurance letter;

3.1.13 in the event of any Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, purchase agreement, sales agreement or placement agreement in usual and customary form, with the managing Underwriter or broker, sales agent or placement agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested (in light of the circumstances of the Company at the time) by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders participating in such Registration, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to ARTICLE 2 and in connection with the Company’s obligation to comply with federal and applicable state securities Laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company, and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, if (i) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (ii) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, then, in each case, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than 90 consecutive calendar days or more 120 total calendar days in each case, during any 12-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether is has complied with such requirements.

ARTICLE 4

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed pursuant to this Agreement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement filed pursuant to this Agreement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

4.2 Waiver of Medallion Guaranty. The Company agrees to use commercially reasonable efforts to enter into an indemnification agreement in customary form, in favor of Continental Stock Transfer & Trust Company (or any successor transfer agent or warrant agent of the Company) in connection with the waiver of any requirement to provide a medallion guarantee in connection with any Transfer of any equity securities of the Company by the Sponsor, Cohen, Clear Street or any of their Permitted Transferees.

ARTICLE 5

MISCELLANEOUS

5.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email or other electronic means (including email), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice). Any notice or communication under this Agreement must be addressed, if to the Company, to: [REEcycle, Inc.], Attention: [●], with a copy (which shall not constitute notice) to [●], Attention: [●], Email: [●]; and if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 This Agreement and the rights, duties and obligations of the Holders hereunder may not be assigned or delegated by the Holders in whole or in part; provided, however, that, subject to Section 5.2.5, a Holder may assign the rights and obligations of such Holder hereunder relating to particular Registrable Securities in connection with the transfer of such Registrable Securities to a Permitted Transferee of such Holder (it being understood that no such Transfer shall reduce any rights of the Holder with respect to Registrable Securities still held by such Holder). A Permitted Transferee receiving Registrable Securities from the Sponsor shall become a Sponsor Holder, a Permitted Transferee receiving Registrable Securities from a Legacy REEcycle Holder shall become a Lecacy REEcycle Holder and a Permitted Transferee receiving Registrable Securities from an Other Holder shall become an Other Holder.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless such assignment is permitted under Section 5.2.2 unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.4 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

5.5 Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 5.5.

5.6 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8 Other Registration Rights. The Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9 Term. This Agreement shall terminate upon the earlier of (i) the fifth anniversary of the date of this Agreement and (ii) with respect to any Holder, the date that such Holder no longer holds any Registrable Securities. The provisions of ARTICLE 4 shall survive any termination.

5.10 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.11 Additional Holders; Joinder. In addition to Persons who may become Holders pursuant to Section 5.2, subject to the prior written consent of at least a majority in interest of the aggregate Registrable Securities at the time in question, the Company may make any Person who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such Person, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein, and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

5.13 Entire Agreement; Restatement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties with respect to the subject matter contained herein. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

[REEcycle, Inc.], a Delaware corporation

By:
Name:
Title:

LEGACY REECYCLE HOLDERS:

Hall Chadwick (Asia) Pte Ltd.

HALL CHADWICK EQUITIES LTD (BVI

[●]

SPONSOR:

Hall Chadwick Capital LLC, a Cayman Islands limited liability company

By:
Name:
Title:

COHEN & COMPANY CAPITAL MARKETS,
A DIVISION OF COHEN & COMPANY SECURITIES, LLC

By:
Name:
Title:

CLEAR STREET LLC

By:
Name:
Title:

Exhibit A

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [____], 2026 (as the same may hereafter be amended, the “Registration Rights Agreement”), among [REEcycle, Inc.], a Delaware corporation (the “Company”), and the other Persons named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement as a Holder, and the undersigned’s [shares of Common Stock] shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) [shares of Common Stock] shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [ ].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
____________, 20__

[●]

By:
Name:
Its:

Exhibit E

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) between Hall Chadwick Acquisition Corp, a Cayman Islands exempted company limited by shares, with registration number 421976 (which shall transfer by way of continuation and domesticate as a Delaware corporation before Closing) (“Hall Chadwick”), Hall Chadwick Capital LLC, a Cayman Islands limited liability company (“Sponsor”), the equityholders of Hall Chadwick listed on Schedule 1 hereto (each a “Lock-Up Party” and collectively with Sponsor, the “Lock-Up Parties”), and REEcycle Holdings, Inc., a Delaware corporation (the “Company”) is dated [●], 2026. Capitalized terms used but not otherwise defined shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

BACKGROUND

A. On [●], Hall Chadwick, HCAC Star Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Hall Chadwick (“Merger Sub”), and the Company, entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the merger as a wholly-owned subsidiary of Hall Chadwick upon the terms and subject to the conditions set forth in the Business Combination Agreement;

B. Each Lock-Up Party agrees to enter into this Agreement with respect to all Lock-Up Securities (as defined below) that such Lock-Up Party now or later Beneficially Owns or owns of record;

C. Each of Hall Chadwick, the Company and each Lock-Up Party has determined that it is in their best interests to enter into this Agreement; and

D. Each Lock-Up Party understands and acknowledges that Hall Chadwick and the Company are entering into the Business Combination Agreement in reliance upon such Lock-Up Party’s execution and delivery of this Agreement.

E. In consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Definitions. When used in this Agreement, the following terms in all their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of a specified person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (provided that if a Lock-Up Party is a venture capital, private equity or angel fund, no portfolio company of such Lock-Up Party will be deemed an Affiliate of such Lock-Up Party).

“Beneficially Own” means, with regard to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act. Similar terms such as “Beneficial Ownership” and “Beneficial Owner” have the corresponding meanings.

“Expiration Time” shall mean the earliest to occur of (a) the Closing Date, (b) such date as the Business Combination Agreement shall be validly terminated in accordance with Article VIII, and (c) the effective date of a written agreement of the parties terminating this Agreement.

“Family Member” means with respect to any individual, a spouse, domestic partner, lineal descendant (whether natural or adopted), father, mother, brother or sister.

“Hall Chadwick Common Stock” means, following the Domestication, Hall Chadwick’s common stock, par value $0.0001 per share.

“Hall Chadwick Preferred Stock” means, following the Domestication, Hall Chadwick’s preferred stock, par value $0.0001 per share.

“Hall Chadwick Securities” means, following the Domestication, (a) any shares of Hall Chadwick Preferred Stock, (b) any shares of Hall Chadwick Common Stock, (c) any shares of Hall Chadwick Common Stock issued or issuable upon the exercise of any warrant or other right to acquire shares of such Hall Chadwick Common Stock and (d) any equity securities of Hall Chadwick that may be issued or distributed or be issuable with respect to the securities referred to in clauses (b) or (c) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization, or reclassification or similar transaction.

“Governmental Authority” means any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Law” means any applicable federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, common law, ordinance, code, decree, order, judgment, rule, binding regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lock-Up Securities” means any Hall Chadwick Securities Beneficially Owned by a Lock-Up Party as of immediately following the Closing Date and any other equity securities convertible into or exercisable or exchangeable for or representing the rights to receive Hall Chadwick Securities, other than any Hall Chadwick Securities acquired in open market transactions following the Closing.

“Permitted Transferee” means with respect to any Person, (a) in the case of an individual: (i) any Family Member of such Person by bona fide gift, (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of such Person or a Family Member of such Person, or to a charitable organization, (iii) a Person by virtue of the laws of descent and distribution upon death of such Person, (iv) a Person pursuant to a qualified domestic relations order, and (b) in the case of an entity, (i) any Affiliate of such Person or to any investment fund or other entity controlled or managed by such Person, (ii) if the undersigned is a corporation, partnership, limited liability company or other business entity, its stockholders, partners, members or other equityholders, and (c) the Company or Hall Chadwick in connection with the repurchase of shares of Hall Chadwick Common Stock issued pursuant to equity awards granted under a stock incentive plan or other equity award plan.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Transfer” means, excluding entry into this Agreement and the Business Combination Agreement and the consummation of the contemplated transactions, any (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the promulgated rules and regulations with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (c) any Short Sales, (d) taking any action in furtherance of any of the matters described in clause (a), (b), or (c),or (e) the public announcement of any intention to effect any transaction specified in clause (a), (b), (c), or (d).

2. Lock-Up.

a. Lock-Up. Each Lock-Up Party severally, and not jointly, agrees with Hall Chadwick and the Company not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Securities Beneficially Owned or otherwise held by such Lock-Up Party during the Lock-Up Period (as defined below); provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 2.b. The “Lock-Up Period” shall be the period commencing on the Closing Date and ending on the earlier of (a) six (6) months following the Closing Date, and (b) subsequent to the Closing, the date on which Hall Chadwick completes a liquidation, merger, stock exchange or other similar transaction that results in all of Hall Chadwick’s stockholders having the right to exchange their Hall Chadwick Securities for cash, securities or other property. For the avoidance of any doubt, each Lock-Up Party shall retain all his, her or its rights as a stockholder of Hall Chadwick during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-Up Securities.

b. Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, each Lock-Up Party may Transfer, without the consent of Hall Chadwick, any of such Lock-Up Party’s Lock-Up Securities (a) to any of such Lock-Up Party’s Permitted Transferees, upon written notice to Hall Chadwick or (b) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of Hall Chadwick’s stockholders having the right to exchange their Hall Chadwick Securities for cash, securities or other property subsequent to the Merger; provided, that in connection with any Transfer of such Lock-Up Securities, the restrictions and obligations contained in Section 2.a and this Section 2.b will continue to apply to such Lock-Up Securities after any Transfer of such Lock-Up Securities and such transferee shall execute a lock-up agreement substantially in the form of this Agreement for the balance of the Lock-Up Period. Notwithstanding the foregoing provisions of this Section 2.b, a Lock-Up Party may (i) not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the Lock-Up Securities, or (B) followed by a change in the relationship between the Lock-Up Party and the Permitted Transferee (or a change of control of such Lock-Up Party or Permitted Transferee) after the Transfer with the result and effect that the Lock-Up Party has indirectly made a Transfer of Lock-Up Securities by using a Permitted Transferee, which Transfer would not have been directly permitted under this Section 2 had such change in such relationship occurred before such Transfer), or (ii) enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act after the date of this Agreement relating to the sale of the undersigned’s Lock-Up Securities, provided that (A) the securities subject to such plan may not be sold until after the expiration of the Lock-Up Period and (B) Hall Chadwick shall not be required to effect, and the undersigned shall not effect or cause to be effected, any public filing, report or other public announcement regarding the establishment of the trading plan.

3. Confidentiality. Until the Expiration Time, each Lock-Up Party will and will direct his, her or its Affiliates to keep confidential and not disclose any non-public information relating to Hall Chadwick or the Company and their respective subsidiaries, including the existence or terms of, or transactions contemplated by, this Agreement, the Business Combination Agreement or the other Transaction Documents, except to the extent that such information (i) was, is or becomes generally available to the public after the date of this Agreement other than as a result of a disclosure by such Lock-Up Party in breach of this Section 3, (ii) is, was or becomes available to such Lock-Up Party on a non-confidential basis from a source other than Hall Chadwick or the Company, or (iii) is or was independently developed by such Lock-Up Party after the date of this Agreement. Notwithstanding the foregoing, such information may be disclosed to the extent required to be disclosed in a judicial or administrative proceeding, or otherwise required to be disclosed by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such disclosing party is subject), provided that such Lock-Up Party gives Hall Chadwick or the Company, as applicable, prompt notice of such request(s) or requirement(s), to the extent practicable (and not prohibited by Law), so that Hall Chadwick or the Company may seek, at its expense, an appropriate protective order or similar relief (and such Lock-Up Party shall reasonably cooperate with such efforts it being understood that such obligation to reasonably cooperate does not require a Lock-Up Party to himself, herself or itself commence litigation regarding such protective order or similar relief).

4. Representations and Warranties of the Lock-Up Parties. Each Lock-Up Party represents and warrants, severally and not jointly, to the Company and Hall Chadwick as follows:

a. Due Authority. Such Lock-Up Party has the full power and authority to execute and deliver this Agreement and perform his, her or its obligations. If such Lock-Up Party is an individual, the signature to this agreement is genuine and such Lock-Up Party has legal competence and capacity to execute the same. This Agreement has been duly and validly executed and delivered by such Lock-Up Party and, assuming due execution and delivery by the other parties, constitutes a legal, valid and binding obligation of such Lock-Up Party, enforceable against such Lock-Up Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by general equitable principles.

b. No Conflict; Consents.

i. The execution and delivery of this Agreement by such Lock-Up Party does not, and the performance by such Lock-Up Party of the obligations under this Agreement and the compliance by such Lock-Up Party with any provisions of this Agreement do not and will not: (i) conflict with or violate any Law applicable to such Lock-Up Party, (ii) if such Lock-Up Party is an entity, conflict with or violate the certificate of incorporation or bylaws or any equivalent Organizational Documents of such Lock-Up Party, or (iii) result in any breach of, or constitute a default (or an event, which with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the securities of the Company owned by such Lock-Up Party pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Lock-Up Party is a party or by which such Lock-Up Party is otherwise bound, except, in the case of clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to materially impair the ability of such Lock-Up Party to perform his, her or its obligations or to consummate the contemplated transactions.

ii. The execution and delivery of this Agreement by such Lock-Up Party does not, and the performance of this Agreement by such Lock-Up Party will not, require any consent, approval, authorization or permit of, or filing or notification to, or expiration of any waiting period by any Governmental Authority, other than those set forth as conditions to closing in the Business Combination Agreement.

c. Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending against, or, to the knowledge of such Lock-Up Party, threatened against such Lock-Up Party that would reasonably be expected to materially impair the ability of such Lock-Up Party to perform his, her or its obligations or to consummate the contemplated transactions.

d. Absence of Conflicting Agreements. Such Lock-Up Party has not entered into any agreement, arrangement or understanding that is otherwise materially inconsistent with, or would materially interfere with, or prohibit or prevent him, her or it from satisfying, his, her or its obligations pursuant to this Agreement.

5. Fiduciary Duties. The covenants and agreements set forth in this Agreement shall not prevent any designee of any Lock-Up Party from serving on the Board of Directors or as an officer of the Company or from taking any action, subject to the provisions of the Business Combination Agreement, while acting in such designee’s capacity as a director or officer of the Company. Each Lock-Up Party is entering into this Agreement solely in his, her or its capacity as the anticipated owner of Hall Chadwick Securities following the consummation of the Merger.

6. Termination. This Agreement shall terminate upon the earlier of: (i) termination of the Business Combination Agreement in accordance with its terms; or (ii) completion of the Lock-Up as specified in Section 2.a of this Agreement. Upon termination of this Agreement, none of the parties shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 6 shall relieve any party of liability for any willful material breach of this Agreement before its termination.

7. Miscellaneous.

a. Severability. If any term, provision, covenant or restriction of this Agreement, or its application, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms of such illegal, invalid, or unenforceable provision as may be possible.

b. Non-survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Expiration Time.

c. Assignment. Neither party may assign, directly or indirectly, including, through any merger, acquisition, sale of all or substantially all shares/assets or by operation of Law, either this Agreement or any of his, her or its rights, interests or obligations without the prior written approval of the other parties, except with respect to a Transfer completed in accordance with Section 2.b. Subject to the first sentence of this Section 7.c, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 7.c shall be void ab initio.

d. Amendments and Modifications. This Agreement may be amended by the parties at any time by execution of an instrument in writing signed by (a) Hall Chadwick, (b) the Company and (c) (i) by Lock-Up Parties holding at least fifty percent (50%) of the Lock-Up Securities (assuming the hypothetical exercise of all then-outstanding warrants and options that are Lock-Up Securities) that are then subject to this Agreement, and any such amendment shall be binding on all the Lock-Up Parties; provided, however, that in no event shall the obligation of any Lock-Up Party be materially increased without the prior written consent of such Lock-Up Party, unless such amendment applies to all Lock-Up Parties in the same fashion; provided, further, however, that (A) if this Agreement, or any other lock-up agreement signed by a stockholder of the Company in connection with the contemplated transactions or under the Business Combination Agreement, is amended, modified or waived in a manner favorable to any Lock-Up Party or such shareholder, and such amendment, modification or waiver would be favorable to any other Lock-Up Party, this Agreement shall be automatically amended in the same manner with respect to such other Lock-Up Party (and Hall Chadwick shall provide prompt notice to all Lock-Up Parties), and (B) if any Lock-Up Party or such shareholder is released from any or all of the lock-up restrictions under this Lock-Up Agreement or such other lock-up agreement, each other Lock-Up Party shall automatically be contemporaneously and proportionately released from the lock-up restrictions (which, for the avoidance of doubt, will include a release of the same percentage of such Lock-Up Party’s Lock-Up Securities) and Hall Chadwick shall provide prompt notice to each Lock-Up Party.

e. Governing Law; Waiver of Jury Trial; Specific Performance.

i. This Agreement and all Actions based upon, arising out of or relating to this Agreement or the contemplated transactions shall be governed by, and construed in accordance with, the Laws of the State of Delaware.

ii. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties (x) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party, and (y) agree not to commence any Action except in the courts described above in Delaware, other than with respect to any appellate court and other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Each of the parties further agrees that notice as provided in this Agreement shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the contemplated transactions, (i) any claim that he, she or it is not personally subject to the jurisdiction of the courts in Delaware as described in this Agreement for any reason, (ii) that he, she or it or his, her or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

iii. Each of the parties waives to the fullest extent permitted by applicable Law any right he, she or it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the contemplated transactions. Each of the parties (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that he, she, it and the others have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

iv. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

f. Notices. All notices, requests, claims, demands and other communications shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this section:

if to Hall Chadwick before the Effective Time, to:

Hall Chadwick Acquisition Corp.

1 North Bridge Road

#18-06 High Street Centre

Singapore

Attention: Alex Bono

Email: Abono@hallchadwick.com

with a copy to:

Duane Morris LLP

901 New York Avenue N.W., Suite 700 East

Washington, DC 20001

Attn:  Andy Tucker

Email: ATucker@duanemorris.com

if to the Company before the Effective Time, to:

REEcycle Holdings,, Inc.

[●]

with a copy to:

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor

New York, NY 10036

Attn: Elliott Smith; Eitan Hoenig

Email: elliottsmith@perkinscoie.com;

ehoenig@perkinscoie.com

if to the Company or Hall Chadwick following the Effective Time, to:

REEcycle Holdings,, Inc.

[●]

with a copy to:

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor

New York, NY 10036

Attn: Elliott Smith; Eitan Hoenig

Email: elliottsmith@perkinscoie.com;

ehoenig@perkinscoie.com

with a copy to:

Duane Morris LLP

901 New York Avenue N.W., Suite 700 East

Washington, DC 20001

Attn:  Andy Tucker

Email: ATucker@duanemorris.com

if to a Lock-Up Party, to the address for notice set forth on such Lock-Up Party’s signature page to this Agreement.

g. Entire Agreement; Third-Party Beneficiaries. This Agreement, together with the Business Combination Agreement and Transaction Documents, constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement. This right Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any benefit or remedy of any nature whatsoever under or by reason of this Agreement.

h. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

i. Effect of Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

j. Legal Representation. Each of the parties agrees that he, she or it has been represented by independent counsel of his, her or its choice during the negotiation and execution of this Agreement and each party and his, her or its counsel cooperated in the drafting and preparation of this Agreement and the documents and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Each Lock-Up Party acknowledges that Duane Morris LLP is acting as counsel to Hall Chadwick and Perkins Coie LLP is acting as counsel to the Company in connection with the Business Combination Agreement and the contemplated transactions, and that neither of such firms is acting as counsel to any Lock-Up Party.

k. Expenses. Except as provided in the Business Combination Agreement, all expenses incurred in connection with this Agreement and the contemplated transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated.

l.  Further Assurances. At the request of Hall Chadwick or the Company, in the case of any Lock-Up Party, or at the request of the Lock-Up Parties, in the case of Hall Chadwick, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

m. Waiver. No failure or delay on the part of any party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

n. Several Liability. The liability of the Lock-Up Parties is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Lock-Up Party be liable for any other Lock-Up Party’s breach of such other Lock-Up Party’s representations, warranties, covenants, or agreements contained in this Agreement.

o. No Recourse. Notwithstanding anything to the contrary contained in this Agreement or otherwise, but without limiting any provision in the Business Combination Agreement, or the obligations of any Permitted Transferee under this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the contemplated transactions, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the contemplated transactions or in respect of any oral representations made or alleged to be made. Without limiting the rights of any party against the other parties, or the obligations of any Permitted Transferee under this Agreement, in no event shall any party or any of his, her or its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Signature pages follow.]

The parties have executed this Agreement as of the date first written above.

HALL CHADWICK ACQUISITION CORP.

By:
Name:	Alex Bono
Title:	Chief Executive Officer

Signature Page to Lock-Up Agreement

The parties have executed this Agreement as of the date first written above.

REECYCLE HOLDINGS, INC.

By:
Name:	Mick McMullen
Title:	Chairman

Signature Page to Lock-Up Agreement

The parties have executed this Agreement as of the date first written above.

LOCK-UP PARTY:

By:
Name:

Address for Notice:

Email:

Shares of Common Stock beneficially owned on the date of this Agreement:

Signature Page to Lock-Up Agreement

Schedule 1

[To come.]

Signature Page to Lock-Up Agreement

Exhibit F

BYLAWS

OF

[REEcycle Holdings, Inc.]

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

BYLAWS
OF
[REEcycle Holdings, Inc.]

ARTICLE 1
CORPORATE OFFICES

1.1	Registered Office.

The address of the registered office of the corporation in the State of Delaware will be at the location originally designated upon formation of the corporation or at a location otherwise designated by the Board of Directors. The corporation’s registered agent will be the agent originally designated upon formation of the corporation or an agent otherwise designated by the Board of Directors.

1.2	Other Offices.

The corporation may also have offices in such other places, either within or without the State of Delaware, as the Board of Directors or principal executive officer from time to time may designate or the business of the corporation may from time to time require.

ARTICLE 2
MEETINGS OF STOCKHOLDERS

2.1	Place of Meetings.

Meetings of stockholders will be held at any place within or outside the State of Delaware designated by the Board of Directors. In the absence of any such designation, stockholders’ meetings will be held at the principal executive office of the corporation. Alternatively, the Board of Directors may, in its sole discretion, determine that the meeting will not be held at any place, but will instead be held solely by means of remote communication as and to the extent permitted under Section 211 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

2.2	Annual Meeting.

The annual meeting of stockholders will be held on such date and at such time as may be designated by the Board of Directors. At the meeting, stockholders will elect directors and transact any other business as may be properly brought before the meeting.

2.3	Special Meeting.

Except as required by applicable law, special meetings of stockholders may be called only by the chairperson of the Board of Directors, the president or the secretary, or pursuant to a resolution adopted by the Board of Directors, and may not be called by any other person or persons. The only business which may be conducted at a special meeting of stockholders will be the matter or matters set forth in the notice of such meeting.

2.4	Notice of Stockholders’ Meetings.

Except as may be otherwise provided in the Certificate of Incorporation or required by law, all notices of meetings of the stockholders will be in writing and will be sent or otherwise given in accordance with Section 2.5 not fewer than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice will specify the place (if any), date and hour of the meeting, the means of remote communication (if any), by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.5	Manner of Giving Notice; Affidavit of Notice.

Written notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at the address of such stockholder as it appears on the records of the corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders under the DGCL, the Certificate of Incorporation, these Bylaws or otherwise may be given by a form of electronic transmission that satisfies the requirements of Section 232 of the DGCL.

An affidavit of the secretary, an assistant secretary, the transfer agent or other agent of the corporation that the notice has been given will, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.6	Validation of Meetings; Waiver of Notice; Consent.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver thereof signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, will be deemed equivalent to notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting and does object, at the beginning of the meeting or upon arrival of such person, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission, unless so required by the Certificate of Incorporation.

2.7	Quorum.

The holders of a majority in voting power of the shares of the corporation entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business, except as otherwise provided by the DGCL or by the Certificate of Incorporation, provided, however, that where a separate vote by a class or series or classes or series is required, holders of a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, will constitute a quorum with respect to that vote on that matter. If, however, such quorum is not present or represented at any meeting of the stockholders, then the stockholders entitled to vote thereat, present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. Once a share is represented for any purpose at a meeting other than solely to object to holding the meeting or transacting business, it will be deemed present for the remainder of the meeting and any adjournment (unless a new record date is or must be set for the adjourned meeting), notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

2.8	Adjourned Meeting; Notice.

The chairperson of the meeting or the holders of a majority of the voting power of the shares present at such meeting, in person or by proxy, may in their discretion adjourn the meeting from time to time, whether or not there is such a quorum. When a meeting is adjourned (including due to a technical failure to convene or continue the meeting by remote communication), notice need not be given of the adjourned meeting if the time and place (if any) thereof, and the means of remote communications (if any), by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken, displayed during the time scheduled for the meeting on the electronic network used for the meeting held by remote communication, or set forth in the notice of the meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting.

2.9	Voting.

The stockholders entitled to vote at any meeting of stockholders will be determined in accordance with the provisions of Section 2.11, subject to the provisions of Sections 217 and 218 of the DGCL (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).

Except as may be otherwise provided in the Certificate of Incorporation or by the DGCL, (a) each stockholder present in person or by proxy at the meeting will be entitled to one vote for each share of capital stock held by such stockholder, (b) directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, and (c) every matter other than the election of directors will be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock entitled to vote on the matter that are present in person or represented by proxy at the meeting.

2.10	Stockholder Action by Written Consent Without a Meeting.

Unless otherwise provided in the Certificate of Incorporation, any action required by the DGCL to be taken at any annual or special meeting of stockholders of a corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

No written consent will be effective to take the corporate action referred to in such consent unless written consents signed by the requisite number of stockholders required to take the action are delivered to the corporation within sixty (60) days of the earliest dated consent delivered to the corporation in the manner required by this Section 2.10. An electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, will be deemed to be written, signed and dated for purposes of this Section to the extent permitted by Section 228(d)(1) of the DGCL. Delivery to the corporation must be by delivery to its registered office in the State of Delaware, principal place of business or secretary or assistant secretary, if any, and, except for deliveries to the corporation’s registered office in the State of Delaware, may be by electronic transmission to the extent permitted by Section 228 of the DGCL, including to the extent and in the manner provided by resolution of the Board of Directors. Any such consent will be included in the minute book as if it were the minutes of a meeting of the stockholders.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent will be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take action were delivered to the corporation.

2.11	Record Date for Stockholder Notice, Voting or Giving Consents.

In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, entitled to express consent to an action in writing without a meeting, entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date. Such record date may not (a) precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, (b) be more than sixty (60) or fewer than ten (10) days before the date of such meeting, (c) be more than ten (10) days after the date upon which the resolution fixing the record date for an action by written consent in lieu of a meeting is adopted by the Board of Directors, or (d) be more than sixty (60) days prior to any other action.

If the Board of Directors does not so fix a record date:

(a) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(b) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the DGCL, will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation; or

(c) The record date for determining stockholders for any other purpose will be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders will apply to any adjournment of the meeting, provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

2.12	Proxies.

Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by a written proxy or by an electronic transmission indicating such proxy, signed by the stockholder and filed with the secretary of the corporation, but no such proxy may be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy with respect to a specific meeting will entitle the proxy holder to vote at any reconvened meeting following adjournment of such meeting, but will not be valid after the final adjournment of such meeting. A proxy will be deemed signed if the stockholder’s name is placed on the proxy or the electronic transmission indicating such proxy (whether by manual signature, typewriting, facsimile, electronic or telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. A proxy will be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

2.13	List of Stockholders Entitled to Vote.

The corporation will prepare and make, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.13 will require the corporation to include electronic mail addresses or other electronic contact information on such list. Such list will be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of ten (10) days ending on the day before the meeting date (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The stock ledger will be the only evidence as to the identity of the stockholders entitled to examine the list or to vote in person or by proxy at any meeting of stockholders.

2.14	Conduct of Meeting of Stockholders.

The chairperson of the Board of Directors, or in the chairperson’s absence, the chief executive officer, or in the absence of the chief executive officer, the secretary, or in the absence of the secretary, any executive vice president, or in the absence of an executive vice president, a chairperson chosen by a majority of the directors present, will act as chairperson of the meetings of the stockholders. The Board of Directors is entitled to make such rules or regulations for the conduct of meetings of stockholders as it may deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting will have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including establishing an agenda or order of business for the meeting; rules and procedures for maintaining order at the meeting and the safety of those present; limitations on participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies and such other persons as the chairperson may permit; restrictions on entry to the meeting after the time fixed for the commencement thereof; limitations on the time allotted to questions or comments by participants; and regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot.

ARTICLE 3
DIRECTORS

3.1	Powers.

Subject to the provisions of DGCL and any limitations in the Certificate of Incorporation or these Bylaws relating to actions required to be approved by the stockholders, the business and affairs of the corporation will be managed and all corporate powers will be exercised by or under the direction of the Board of Directors.

3.2	Number of Directors.

The authorized number of directors of the corporation will be determined from time to time by resolution of the Board of Directors.

3.3	Election and Term of Office of Directors.

Except as provided in Section 3.4 in connection with filling vacancies and newly created directorships resulting from any increase in the authorized number of directors, directors will be elected by the stockholders and will hold office until the successor of such director is elected and qualified or until the death, resignation or removal of such director.

3.4	Resignation, Removal and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation. Any such resignation will be effective upon delivery, unless the notice of resignation specifies a future effective date, and unless otherwise specified, the acceptance of such resignation will not be a precondition to its effectiveness. When one or more directors so resign and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, will have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations becomes effective, and each director so chosen will hold office as provided in Section 3.3.

Unless otherwise restricted by the DGCL, by the Certificate of Incorporation or by these Bylaws, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that if the stockholders of the corporation are entitled to cumulative voting pursuant to applicable law, if less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Board of Directors. Notwithstanding the foregoing, the stockholders may enter into voting agreements that restrict their rights to remove directors or that obligate them to vote to remove directors only as permitted by such agreement.

No reduction of the authorized number of directors will have the effect of removing any director before that director’s term of office expires.

Unless otherwise provided in the Certificate of Incorporation, these Bylaws or applicable law:

(a) Vacancies for any reason and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; or

(b) Whenever the holders of any class or series of stock are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or series may, unless otherwise set forth in the Certificate of Incorporation, be filled by a majority of the directors elected by such class or series then in office, by a sole remaining director so elected, or by the stockholders of such class or series at an annual meeting or at a special meeting called by the Board of Directors for that purpose (or by written consent of such stockholders in lieu of such a meeting).

Directors appointed to fill vacancies and newly created directorships will hold office until the successor of such director is elected and qualified or until the death, resignation or removal of such director.

3.5	Place of Meetings; Meetings by Telephone.

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee meeting, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

3.6	Regular Meetings.

Regular meetings of the Board of Directors will be held on such dates and at such times and places as the Board of Directors may determine. Such regularly scheduled meetings may be held without further notice to the directors.

3.7	Special Meetings; Notice.

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, the secretary, or any two directors. Special meetings of the Board of Directors will be held upon at least four days’ notice by mail or at least twenty-four (24) hours’ notice delivered personally, by telephone (including a voice messaging system or other system or technology designed to record and communicate messages), or by other form of electronic transmission. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. A notice, or waiver of notice, need not specify the purpose of any regular or special meeting of the Board of Directors.

3.8	Quorum; Voting.

A majority of the total authorized directors, or, if one or more vacancies exist on the Board of Directors, a majority of the directors then serving on the Board of Directors, provided, however, that such number may be not less than one-third of the total number of directors, will constitute a quorum for the transaction of business at any meeting of the Board of Directors, except as may otherwise be specifically provided by the DGCL or the Certificate of Incorporation or these Bylaws. The vote of a majority of the directors present at a meeting at which a quorum is present will be the act of the Board of Directors unless the Certificate of Incorporation or these Bylaws requires a vote of a greater number. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A director of the corporation who is present at a meeting of the Board of Directors, or at a meeting of a committee of the Board of Directors, at which any action is taken will be deemed to have assented to the action taken unless (a) the director objects at the beginning of the meeting, or promptly upon the director’s arrival, to holding the meeting or transacting any business at such meeting, (b) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting, or (c) the director delivers written notice of the director’s dissent or abstention to the presiding officer of the meeting before its adjournment. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

3.9	Waiver of Notice.

Whenever notice is required to be given to a director under any provision of the DGCL or of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, will be deemed equivalent to notice. Without limiting the manner by which such waiver may otherwise be delivered effectively, such waiver will be deemed delivered if made by electronic transmission. Attendance of a director at a meeting will constitute a waiver of notice of such meeting, except when the director attends a meeting for the express purpose of objecting and does object, at the beginning of the meeting or upon the director’s arrival, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

3.10	Board Action by Written Consent Without a Meeting.

Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing will be in paper form if the minutes are maintained in paper form and will be in electronic form if the minutes are maintained in electronic form, and such filing may take place after the action by consent is taken. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction is a complete reproduction of the entire original writing.

ARTICLE 4
COMMITTEES

4.1	Committees of Directors.

The Board of Directors may designate one or more committees, with each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In case of the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, will have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, subject to the limitations contained in Section 141(c)(2) of the DGCL.

4.2	Meetings and Action of Committees.

Each committee will keep regular minutes of its meetings and report the same to the Board of Directors when requested by the Board of Directors. Meetings and actions of committees will be governed by, and held and taken in accordance with, the provisions of Article 3, including, without limitation, Section 3.5 (Place of Meetings; Meetings by Telephone), Section 3.6 (Regular Meetings), Section 3.7 (Special Meetings; Notice), Section 3.8 (Quorum; Voting), Section 3.9 (Waiver of Notice) and Section 3.10 (Board Action by Written Consent Without a Meeting), with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members, provided, however, that the time of regular meetings of committees may also be called by resolution of the Board of Directors and that notice of special meetings of committees will also be given to all alternate members, who will have the right to attend all meetings of the committee. Unless the Board of Directors adopts rules for the governance of a committee, then each committee may adopt its own governance rules, provided that such rules are not inconsistent with the provisions of the DGCL, the Certificate of Incorporation or these Bylaws.

ARTICLE 5
OFFICERS

5.1	Officers.

The officers of the corporation consist of a president and/or chief executive officer, and a secretary. The corporation may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a chief financial officer, a chief technology officer, a treasurer, one or more vice presidents, assistant vice presidents, assistant secretaries and assistant treasurers, and any such other officers as may be appointed by the Board of Directors or in accordance with the provisions of Section 5.3. Any number of offices may be held by the same person. Each officer will hold office until such officer’s successor is elected and qualified or until such officer’s earlier resignation or removal.

5.2	Election of Officers.

The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3, will be appointed by the Board of Directors.

5.3	Subordinate Officers.

The Board of Directors may appoint, or empower the chief executive officer, the president or another officer to appoint or remove, such other officers and agents as the business of the corporation may require, each of whom will hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as the Board of Directors (or, if so empowered, the chief executive officer, the president or another officer) may from time to time determine. If at any time any subordinate officer positions described in these Bylaws (or as provided by the Board of Directors) are vacant, the duties of such officer positions will be the responsibility of the chief executive officer.

5.4	Removal and Resignation of Officers; Vacancies in Offices.

Any officer may be removed, either with or without cause, by the Board of Directors at any regular or special meeting of the Board of Directors or by any officer upon whom such power of removal may be conferred by the Board of Directors.

Any officer may resign at any time upon notice given in writing or by electronic transmission to the corporation. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in the notice, provided that the Board of Directors (or if so empowered pursuant to Section 5.3, the chief executive officer, the president or another officer) may treat a resignation given with a future effective date as an immediate resignation. Unless otherwise specified in the notice, acceptance of the resignation is not necessary to make it effective. Any resignation is without prejudice to the rights (if any) of the corporation under any contract to which the officer is a party.

Any vacancy occurring in any office of the corporation may be filled by the Board of Directors (or if so empowered pursuant to Section 5.3, the chief executive officer, the president or another officer).

5.5	Powers and Duties of Officers Generally.

The officers of the corporation will have such powers and duties in the management of the corporation as are stated in these Bylaws or in a resolution of the Board of Directors or contract of employment that are not inconsistent with these Bylaws and, to the extent not so stated, as generally pertain to their respective offices and as are necessary to conduct customary management and operation of the corporation, subject to the control of the Board of Directors. A secretary or such other officer appointed to do so by the Board of Directors will have the duty to record the proceedings of the meetings of the stockholders, the Board of Directors and any committees in a book to be kept for that purpose.

5.6	Duties of the Chairperson of the Board.

The chairperson of the Board of Directors, if one is elected, will, if present, preside at meetings of the Board of Directors and exercise and perform such other powers and duties as may from time to time be assigned by the Board of Directors or as may be prescribed by these Bylaws. The chairperson will not be considered an officer of the corporation, unless so designated by the Board of Directors. The chairperson must be a director of the corporation.

5.7	Duties of the Chief Executive Officer.

Subject to the control of the Board of Directors and such supervisory powers, if any, as may be given by the Board of Directors, the powers and duties of the chief executive officer of the corporation are:

(a) To act as the general manager and, subject to the control of the Board of Directors, to have general supervision, direction and control of the business and affairs of the corporation;

(b) To preside at all meetings of the stockholders and, in the absence or nonexistence of a chairperson of the Board of Directors or a chair otherwise designated by the Board of Directors at a meeting, at all meetings of the Board of Directors; and

(c) To affix the signature of the corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing that have been authorized by the Board of Directors; to sign certificates for shares of stock of the corporation; and, subject to the direction of the Board of Directors, to have general charge of the property of the corporation and to supervise and direct all officers, agents and employees of the corporation.

The president will be the chief executive officer of the corporation unless the Board of Directors designates another officer to be the chief executive officer. If there is no president, and the Board of Directors has not designated any other officer to be the chief executive officer, then the chairperson of the Board of Directors will be the chief executive officer.

5.8	Duties of the President.

Subject to the supervisory powers of the chief executive officer, if there is such an officer and the president is not such officer, and subject to the control of the Board of Directors, the president will have general supervision, direction and control of the business and the subordinate officers of the corporation. The president will have the general powers and duties of management usually vested in the office of president of a corporation, including signing authority similar to the chief executive officer, and will have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. If no president is appointed, the chief executive officer will have the power and authority conferred to the president under these Bylaws.

5.9	Duties of the Vice Presidents.

In the absence or disability of the president, the vice presidents (if any) in order of their rank as fixed by the Board of Directors or, if not ranked, a vice president designated by the Board of Directors, will perform all the duties of the president, and when so acting will have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents will have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors, these Bylaws, the chief executive officer or the president.

5.10	Duties of the Secretary.

The secretary will keep, or cause to be kept, a book of minutes or record of proceedings of all meetings and actions of directors, committees of directors and stockholders.

The secretary may give, or cause to be given, notice of meetings of the stockholders and of the Board of Directors required to be given by law or by these Bylaws. The secretary will keep the seal of the corporation (if any) in safe custody and will have such other powers and perform such other duties as from time to time may be prescribed by the Board of Directors, these Bylaws, the chief executive officer or the president.

5.11	Duties of the Chief Financial Officer.

The chief financial officer will be the principal financial officer, and, unless such duty is conferred to another officer by the Board of Directors, the chief accounting officer, of the corporation. The chief financial officer will have general direction of and supervision over the financial and, if applicable, accounting affairs of the corporation. The chief financial officer will render to the chief executive officer and the Board of Directors, at regular meetings of the Board of Directors, or whenever they may require it, an account of the financial condition of the corporation. The chief financial officer will have such other powers and perform such other duties as from time to time may be prescribed by the Board of Directors, these Bylaws, the chief executive officer or the president.

The chief financial officer will also be the treasurer of the corporation unless otherwise designated by the Board of Directors.

5.12	Duties of the Chief Technology Officer.

The chief technology officer will have such powers and perform such duties as from time to time may be prescribed by the Board of Directors, these Bylaws, the chief executive officer or the president.

5.13	Duties of the Treasurer.

The treasurer will have charge and custody of and be responsible for all funds and securities of the corporation, receive and give receipts for funds due and payable to the corporation from any source, and deposit funds in the name of the corporation in banks, trust companies or other depositories selected in accordance with the provisions of these Bylaws, and in general perform all duties incident to the office of treasurer and other duties as from time to time may be prescribed by the Board of Directors, these Bylaws, the chief executive officer or the president.

5.14	Duties of the Assistant Secretary.

The assistant secretary or, if there is more than one, the assistant secretaries, in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), will, in the absence of the secretary or in the event of the inability or refusal of such officer to act, perform the duties and exercise the powers of the secretary and will have such other powers and perform such other duties as from time to time may be prescribed by the Board of Directors, these Bylaws, the chief executive officer or the president.

5.15	Duties of the Assistant Treasurer.

The assistant treasurer or, if there is more than one, the assistant treasurers, in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), will, in the absence of the treasurer or in the event of the inability or refusal of such officer to act, perform the duties and exercise the powers of the treasurer and will have such other powers and perform such other duties as from time to time may be prescribed by the Board of Directors, these Bylaws, the chief executive officer or the president.

5.16	Loans to Officers and Employees.

The corporation may lend money to, guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or any of its subsidiaries, including any officer or employee who is a director of the corporation or any of its subsidiaries, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors approves, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this Section 5.16 will be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute. Notwithstanding the foregoing, any such loan made, guaranteed or arranged for by the corporation will be deemed to contain a provision requiring the borrower to repay the obligation in full if the corporation becomes subject to the restrictions of the Sarbanes-Oxley Act of 2002, as amended, or if the borrower becomes an officer or director of a parent entity that is subject to the restrictions of the Sarbanes-Oxley Act of 2002, as amended.

ARTICLE 6
INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

6.1	Indemnification of Directors and Officers.

The corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. For purposes of this Article 6, “officers” only includes officers appointed by the Board of Directors.

6.2	Successful Defense.

To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any Proceeding described in Section 6.1, or in defense of any claim, issue or matter therein, such Indemnified Person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

6.3	Advancement of Expenses of Directors and Officers.

The corporation will pay the reasonable expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding will be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article 6 or otherwise; provided further, that, the corporation is not required to advance any expenses to a person against whom the corporation directly brings a claim alleging that such person has (a) breached such person’s fiduciary duties to the corporation, or (b) committed an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, or (c) derived an improper personal benefit from a transaction.

6.4	Indemnification of Employees and Agents.

The corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the corporation or, while an employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents will be made in such manner as is determined by the Board of Directors in its sole discretion.

6.5	Advancement of Expenses of Employees and Agents.

The corporation may pay the reasonable expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6.6	Limitation on Indemnification and Advancement of Expenses.

Subject to the requirements in Section 6.2 and the DGCL, the corporation will not be required to provide indemnification or, with respect to clauses (a), (c) and (d) below, advance expenses to any person pursuant to this Article 6:

(a) in connection with any Proceeding (or part thereof) initiated by such person except (i) as otherwise required by law or (ii) in specific cases if the Proceeding was authorized by the Board of Directors;

(b) in connection with any Proceeding (or part thereof) against such person providing for an accounting or disgorgement of profits pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state or local statutory law or common law;

(c) for amounts for which payment has actually been made to or on behalf of such person under any statute, insurance policy or indemnity provision, except with respect to any excess beyond the amount paid; or

(d) if prohibited by applicable law.

6.7	Non-Exclusivity of Rights; Conflicts.

The rights conferred on any person by this Article 6 will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, the Certificate of Incorporation or any agreement, or pursuant to any vote of stockholders or disinterested directors or otherwise. No indemnification or advance will be made under this Article 6, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears: (a) that it would be inconsistent with a provision of the Certificate of Incorporation, these Bylaws, a resolution of the stockholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the Proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or (b) that it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

6.8	Insurance.

The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the corporation’s expense insurance: (a) to indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article 6; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the corporation under the provisions of this Article 6.

6.9	Amendment or Repeal.

Any repeal or modification of the foregoing provisions of this Article 6 will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder will inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ARTICLE 7
RECORDS AND REPORTS

7.1	Maintenance and Inspection of Share Register and Other Books and Records.

The corporation will keep a record of its stockholders, listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books, minute books and other records. The books and records of the corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the corporation. Any records administered by or on behalf of the corporation may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the DGCL. The corporation will so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Stockholders will have the right to inspect the corporation’s stock ledger and its other books and records only to the extent required, and in accordance with, the DGCL and this Section 7.1. Any stockholder of record, in person or by attorney or other agent, seeking to inspect the corporation’s stock ledger and its other books and records or make copies or extracts therefrom must provide written demand to the corporation at its registered office in Delaware or at its principal place of business. Such demand must be under oath stating the purpose thereof, which purpose must be reasonably related to such person’s interest as a stockholder. The demand must further be accompanied by documentary evidence of the stockholder’s beneficial ownership of shares of the corporation’s stock and state that such documentary evidence is a true and correct copy of what it purports to be. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath must be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder.

ARTICLE 8
STOCK AND STOCK CERTIFICATES

8.1	Stock Certificates; Transfer Agents and Registrars.

No shares of the corporation will be issued unless authorized by the Board of Directors.

The shares of the corporation will be uncertificated unless the Board of Directors provides by resolution that some or all of any or all classes or series of its stock will be represented by certificates. If shares are represented by certificates, such certificates will be in the form, other than bearer form, approved by the Board of Directors or the President, Chief Executive Officer or Secretary of the corporation. The certificates representing shares of stock, if any, will be signed by, or in the name of, the corporation by any two authorized officers of the corporation (it being understood that the chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the corporation will be authorized officers for such purpose). The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents or registrars of the stock of the corporation from time to time. Any or all of the signatures on stock certificates may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

8.2	Special Designation on Certificates.

The corporation may restrict the transfer, the registration of transfer and the ownership of its securities. The corporation may place legends or notations on stock certificates or deliver notices to uncertificated stockholders indicating the restrictions, which will be binding to the fullest extent permitted by the DGCL.

8.3	Lost Certificates.

Except as provided in this Section 8.3, no new certificate for shares will be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it that is alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or the legal representative of such owner, to give the corporation a bond or an indemnity sufficient to protect it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

8.4	Transfer of Stock.

(a) Subject to the other provisions of this Article 8, including those relating to uncertificated shares and restrictions on transfer, upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the corporation will issue a new certificate, or, in the case of uncertificated shares, a notice of issuance of shares, to the person entitled thereto, cancel the old certificate (if any) and record the transaction in its books. For clarity, in the case of a transfer of certificated shares that have been designated by resolution of the Board of Directors to be uncertificated shares, both the transferred shares issued to the transferee and any balance shares issued to the transferor will be uncertificated. Also, the corporation may require the stockholder to pay a reasonable transfer processing fee for any proposed transfer in an amount to be determined by the corporation.

(b) Certificates representing, and in the case of uncertificated securities, notices of issuance with respect to, shares of stock of the corporation will have impressed on, printed on, written on or otherwise affixed to them such legends as may be required by applicable law, including without limitation the following (or substantially similar) legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT EFFECTIVE REGISTRATIONS THEREUNDER OR AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATIONS ARE NOT REQUIRED.”

The corporation will take all such actions as are practicable to cause the certificates representing, and notices of issuance with respect to, shares that are subject to the restrictions on transfer set forth in this Section 8.4 to contain the foregoing legends.

8.5	Stock Transfer Agreements.

The corporation will have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

8.6	Registered Stockholders.

The corporation will be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, will be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it receives express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

ARTICLE 9
GENERAL MATTERS

9.1	Checks; Drafts; Evidences of Indebtedness.

From time to time, the Board of Directors may determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized may sign or endorse those instruments. The Board of Directors may delegate to an officer the authority to make such determinations and authorizations.

9.2	Corporate Contracts and Instruments; How Executed.

The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless such power is so authorized or ratified by the Board of Directors, provided in these Bylaws, or within the agency power of an officer, no officer, agent or employee will have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.3	Fiscal Year.

The fiscal year of the corporation will be the same as the calendar year unless otherwise fixed by resolution of the Board of Directors.

9.4	Seal.

The Board of Directors may, but is not required to, adopt and alter a corporate seal, and may use the same by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.5	Representation of Shares of Other Corporations.

The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the corporation, or any other person authorized by the Board of Directors or the president or a vice president, is authorized to vote, represent and exercise on behalf of the corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

9.6	Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL will govern the construction of these Bylaws. Without limiting the generality of the foregoing, the singular number includes the plural, the plural number includes the singular, the term “including” means “including but not limited to,” and the term “person” includes a corporation, limited liability company, trust partnership or other entity and a natural person.

9.7	Facsimile or Electronic Signature.

In addition to the provisions for use of facsimile or electronic signatures elsewhere specifically authorized in these Bylaws, any document, including, without limitation, any consent, agreement, certificate or instrument, required by the DGCL, the Certificate of Incorporation or these Bylaws to be executed by any officer, director, stockholder, employee or agent of the corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. All other contracts, agreements, certificates or instruments to be executed on behalf of the corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. The terms ‘electronic mail,’ ‘electronic mail address,’ ‘electronic signature’ and ‘electronic transmission’ as used herein shall have the meanings ascribed thereto in the DGCL.

9.8	Annual Report.

The corporation will cause an annual report to be sent to the stockholders of the corporation to the extent required by applicable law. If and so long as there are fewer than one hundred (100) holders of record of the corporation’s shares, the requirement of sending an annual report to the stockholders of the corporation is hereby expressly waived (to the extent permitted under applicable law).

ARTICLE 10
AMENDMENTS

10.1	Amendments.

Subject to any voting requirements set forth in the corporation’s Certificate of Incorporation, these Bylaws or other bylaws of the corporation may be adopted, amended or repealed by the Board of Directors. The stockholders may make additional Bylaws and may adopt, amend or repeal any bylaws whether such bylaws were originally adopted by them or otherwise.

CERTIFICATE OF ADOPTION OF BYLAWS
OF
[REEcycle Holdings, Inc.]

The undersigned hereby certifies that the undersigned is the duly elected, qualified and acting Secretary of [REEcycle Holdings, Inc.], a Delaware corporation (the “Corporation”), and that the foregoing Bylaws constitute the bylaws of the Corporation as duly adopted by the Corporation’s Board of Directors on _______________, 2026.

Executed as of _______________, 2026.

By:
Name:
Title:

Exhibit G

Closing Date: [__]

Ogden Service Center

P.O. Box 409101

Ogden, UT 84409

Re:	Notice Required Under Treasury Regulation Section 1.897-2(h)(2)

Dear Sir or Madam:

This notice is provided pursuant to the requirements of Treasury Regulation Section 1.897-2(h)(2).

1.	The name, address and taxpayer identification number of REEcycle Holdings, Inc. (the “Company”) are as follows:

REEcycle Holdings, Inc.

8310 Castleford St. Ste 320

Houston, TX 77040
Federal Taxpayer Identification Number: 88-4113592

2.	A foreign interest holder did not request the attached statement. The Company voluntarily provided the attached statement in response to a request from [●] (the “Acquirer”), in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). The name, address and taxpayer identification number of the Acquirer are as follows:

[●]

[●]

[●]

Federal Taxpayer Identification Number: [●]

3.	The Company has determined that the Company is not as of the date of this notice, and has not been, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), at any time during the five-year period ending on the date hereof. Accordingly, no interest in the Company is a “United States real property interest” as defined in Section 897(c)(1) of the Code.

Under penalties of perjury, the undersigned declares that the above notice (including the attachment hereto) is correct to his or her knowledge and belief and that the undersigned has the authority to sign this notice on behalf of the Company.

Sincerely,

REEcycle Holdings, Inc.

By:	Mick McMullen
Its:	Chairman

G-1

Closing Date: [__]

[●]

[●]

[●]

Ladies and Gentlemen:

In connection with the acquisition by [●] (the “Acquirer”) of REEcycle Holdings, Inc., a Delaware corporation (the “Company”), pursuant to that certain Business Combination Agreement (the “BCA”), dated May [●], 2026, by and among the Acquirer; HCAC Star Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Acquirer; and the Company, the Company is voluntarily providing this letter in response to your request in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i) and Treasury Regulation Section 1.897-2(h).

The undersigned hereby certifies the following on behalf of the Company:

1.	As of the date of this letter, the Company is not a “United States real property holding corporation” (a “USRPHC”) as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.897-2(b), and the Company has not been a USRPHC at any time during the five-year period ending on the date of this letter.

2.	As of the date of this letter, no interest in the Company constitutes a “United States real property interest,” as defined in Section 897(c)(1) of the Code and Treasury Regulation Section 1.897-1(c), and accordingly no withholding is required pursuant to Section 1445 of the Code.

This letter constitutes authorization for the Acquirer to deliver a copy of this letter, along with the appropriate notification, to the Internal Revenue Service on behalf of the Company. The Company acknowledges that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that the above information is correct to the best of his or her knowledge and belief and that the undersigned has the authority to sign this letter on behalf of the Company.

Sincerely,

REEcycle Holdings, Inc.

By:	Mick McMullen
Its:	Chairman

G-2